As filed with the Securities and Exchange Commission on March 3, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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CHINA BAICAOTANG MEDICINE LIMITED
(Exact name of registrant as specified in its charter)

Delaware	5912	20-8067060
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

No. 102, Chengzhan Road
Liuzhou City, Guangxi Province, P.R.C. 545007
Tel.: (86) 772-363-8318
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Corporation Service Company
2711 Centerville Road Suite 400
Wilmington, Delaware 19808
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Mitch Nussbaum, Esq.
Loeb & Loeb, LLP.
345 Park Avenue
New York, New York 10154
Tel No.: (212) 407-4159
Fax No.: (212) 504-3013

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❑

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ❑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	❑	Accelerated filer	❑
Non-accelerated filer	☒	Smaller reporting company	❑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	3,519,340(1)	$2.54(2)	$8,939,124	$637.36

Common Stock, $0.001 par value per share, issuable upon exercise of investor warrants	1,759,301	$3.81(3)	$6,702,937	$477.92

Common Stock, $0.001 par value per share, issuable upon exercise of co-placement agent warrants	351,934(4)	$3.05(5)	$1,073,399	$76.53

Total	5,630,575(6)		$16,715,460	$1,191.81

(1)           Represents the total number of common shares issued to 135 investors in the registrant’s private placement of 893.91 units. Each unit consists of (i) 3,937 shares of common stock, and (ii) a warrant (the “Investor Warrant”) to purchase 1,968 shares of common stock at an exercise price of $3.81 per share.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Although there is an established public trading market for our common stock on the Over-the-Counter Bulletin Board (the “OTCBB”), the trading has been limited. The proposed maximum offering price is determined by the offering price of the common shares in the private placement completed on February 1, 2010.

(3)           Represents the number of common shares issuable upon exercise of the Investor Warrants at an exercise price of $3.81 per share.

(4)           Calculated pursuant to Rule 457(g).

(5)           Represents the number of common shares issuable upon exercise of the co-placement agent warrants (the “Agent Warrants”) at an exercise price of $3.05 per share.

(6)           In the event that the total number of common shares registered herein (the “Registrable Securities”) exceeds the limitation set forth pursuant to Rule 415, the number of Registrable Securities to be registered herein will be reduced first by the Registrable Securities owned by the co-placement agents and second, on a pro rata basis, among the investors based on the total number of unregistered common shares underlying the Investor Warrants on a fully-diluted basis.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated March 3, 2010

CHINA BAICAOTANG MEDICINE LIMITED

5,630,575 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 5,630,575 shares (the “Shares”) of our common stock, par value $0.001 per share, including (i) 3,519,340 shares of our common stock currently issued and outstanding, (ii) 1,759,301 shares of Common Stock issuable upon exercise of Investor Warrants, and (iii) 351,934 shares of our common stock issuable upon exercise of the Agent Warrants (collectively the “Warrants”). The Shares were issued to the selling stockholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

The selling stockholders may offer all or part of their Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the Shares by the selling stockholders, but we will receive funds from the exercise of the Warrants if and when those Warrants are exercised on a cash exercise basis. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the OTCBB under the symbol “CNBI” and is not traded. No public market currently exists for our Common Stock and there can be no assurance that an active trading market will develop, or if an active market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:          , 2010

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

References in this prospectus to the “PRC” or “China” are to the People’s Republic of China. Except as otherwise specifically stated or unless the context otherwise requires, the terms “Company,” “we,” “us” and “our” refer to collectively (i) China Baicaotang Medicine Limited, a corporation incorporated in the State of Delaware; (ii) Ingenious Paragon Global Limited (“Ingenious”), a British Virgin Islands company which is a wholly-owned subsidiary; (iii) Forever Well Asia Pacific Limited (“Forever Well”), a Hong Kong company which is a wholly-owned subsidiary of Ingenious; (iv) Guangxi Liuzhou Baicaotang Medicine Limited (“Liuzhou BCT”), a PRC wholly foreign-owned enterprise (“WFOE”) which is a wholly-owned subsidiary of Forever Well; (v) Hefeng Pharmaceutical Co. Limited (“Hefeng Pharmaceutical”), a PRC company which is a wholly-owned subsidiary of Liuzhou BCT; and (vi) Guangxi Liuzhou Baicaotang Medicine Retail Limited (“BCT Retail”), a PRC company of which 49% of its registered capital was contributed by Liuzhou BCT and 51% of its registered capital was contributed by Baicaotang Property Management Limited (“Property Management”), an affiliated company.

References to BCT Retail’s “registered capital” are to the equity of BCT Retail, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been or will be contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital”.

Business Overview

We are engaged in pharmaceutical distribution, retail pharmacy and manufacture of pharmaceuticals and medical-related products through our three subsidiaries Liuzhou BCT, Hefeng Pharmaceutical, and BCT Retail, each of which is located in Guangxi Province, China.

We have integrated operations in the following business segments:

▪	Pharmaceutical distribution.

Pharmaceutical distribution is our principal business. We conduct our wholesale business through Liuzhou BCT by purchasing from pharmaceutical product suppliers and then distributing the products to our wholesale customers, including hospitals, retail drug stores, other pharmaceutical wholesalers, clinics, medical centers, and individuals. Our pharmaceutical distribution business is focused on the market of Guangxi province, which includes major cities such as Nanning, Liuzhou and Guilin, and which has approximately 50 million people.  According to a Report from the Guanxi Tax Bureau there is an annual market demand for pharmaceutical distributors in Guangxi province of approximately $4 billion per year.  We believe that we operate one of the largest regional wholesale networks in Guangxi province supported by strategically placed warehouse facilities.

We distribute over 8,000 products from nearly 4,000 suppliers through our wholesale distribution in compliance with applicable PRC regulations.   Hefeng Pharmaceutical, which is one of our wholly owned subsidiaries, is also one of our suppliers.

PRC rules and regulations require most public hospitals and healthcare institutions to purchase medicines from pharmaceutical distributors through a centralized tendering process, which includes the implementation of government-mandated price controls. The manufacturers of provincial catalog medicines that are on the hospitals’ formularies are invited to bid and participate in the centralized tendering process, which they must do so directly. The bidding process covers multiple categories of medicines used by the hospitals. A duly organized committee of pharmaceutical and clinical medical experts is responsible for bid evaluations. Selection is based on a number of factors, including bid price, quality, clinical effectiveness, and manufacturer’s reputation and service. The supply of a particular type of medicine is generally made on a non-exclusive basis by multiple manufacturers and distributors. We typically advise and assist pharmaceutical manufacturers in the hospital tendering process and distribute products of pharmaceutical manufacturers upon purchase orders being made by the hospitals after the bidding process.

The Guangxi centralized-online tendering system was started in 2006, and in 2009 the tendering started to be applied also under the New Rural Co-operation Health Insurance Plan. At the first tendering in 2009 we were awarded distribution rights for six cities and towns under the New Rural Co-operation Health Insurance Plan, including Liuzhou, Yizhou, Lipu, Gongchen, Luzhai Laibin and Heshan, and were selected as one of two exclusive distributors for these six cities.

▪	Retail pharmacy.

Established in 2001, BCT Retail operates what we believe to be the largest regional retail network in Guangxi province, consisting of 66 directly owned retail stores in Guangxi province under the registered name “Baicaotang 百草堂.” Our retail stores provide convenient, high quality and professional pharmaceutical services and supply a wide variety of medicines, including western medicine, traditional Chinese medicine (“TCM”), dried Chinese herbal medicine, roughly processed Chinese herbal medicine, family planning products, and seasonal medicine. Among the 66 stores, there are 16 stores that are medi-care qualified stores, where customers are able to make their purchases either by cash or by using their medi-care insurance card for payment.

▪	Hefeng Pharmaceutical

Hefeng Pharmaceutical has a manufacturing facility on approximately 40,000 square meters of land and manufactures four products units:

▪	A Chinese herbal medicine abstraction unit for raw material and medicine paste with 100 tons of annual abstraction capacity;

▪	A granular formulation unit with an annual production capacity of 2 billion packages;

▪	A pill formulation unit with an annual production capacity of 3 billion pills, and

▪	A liquid formulation unit with an annual production capacity of 0.1 billion injections.

Hefeng Pharmaceutical produces and sells pharmaceutical products under the registered name “Asio (亚太)” including: traditional anti-inflammatory and antibacterial drugs, cancer treatment drugs, cardio-vascular disease drugs and hepatitis drugs. Hefeng Pharmaceutical’s best-selling products include:

▪	Tabellae Sarcandrae, a TCM drug that has similar anti-inflammatory and antibacterial effects as anti-biotics in Western medicine;

▪	Corydalis Saxicola Bunting (Yanhuanglian), an important component in various prescriptions in TCM;

▪	Hydroxycamptotbecine Injection, which is used to treat cancers such as carcinoma ventricui, carcinoma hepatitis and colon cancer;

▪	Ethacridine Lactate Injection which is used for seoncd trimester pregancy termination from week 12-26; and

▪	Levodopa, a TCM drug that is used to treat stiffness, tremors, spasms and poor muscle control related to Parkinson’s disease.

In addition, Hefeng Pharmaceutical operates a raw material plantation base, collaborating with several renowned medical research universities in China to continuously improve its raw material abstraction efficiency and production process, and to develop alternative formulas for existing drugs.

Corporate Structure and History

We were originally incorporated in the State of Delaware on November 30, 2006 under the name Purden Lake Resource Corp. to engage in the acquisition, exploration and development of natural resource properties. Prior to December 23, 2009 we were a blank check company with nominal assets.  We changed our name to China Baicaotang Medicine Limited on December 24, 2009.

Corporate Structure

Our wholly-owned subsidiary, Ingenious is a British Virgin Islands corporation that owns 100% of the issued and outstanding capital stock of Forever Well, a Hong Kong company.  Forever Well is the sole shareholder of Liuzhou BCT, a PRC wholly foreign-owned enterprise.  Liuzhou BCT contributed 100% of the registered capital of Hefeng Pharmaceutical and 49% of the registered capital of BCT Retail. The remaining 51% of the registered capital of BCT Retail was contributed by Property Management, an affiliate of Liuzhou BCT.

We do not have direct 100% ownership interest in BCT Retail due to the restriction of foreign investment in pharmacy chains with 30 or more drugstores.  We have entered into contractual arrangements with Property Management pursuant to which we loaned money equal to 51% of the registered capital of BCT Retail to the shareholders of Property Management and such Property Management pledged their 51% equity interests in BCT Retail.

The chart below illustrates the current structure of the Company:

Reorganization

In 2008, the shareholders of Liuzhou BCT (the “Liuzhou BCT Shareholders”) and Xiaoyan Zhang, our CFO, developed a restructuring plan (the “Restructuring”).  At that time, Ms. Zhang, who is a citizen of Hong Kong, was the sole shareholder of Ingenious, which was the parent company of Forever Well.  The first step was for Forever Well to acquire 100% of the equity interests of Liuzhou BCT and its subsidiaries (the “PRC Operating Companies”).  Liuzhou BCT was owned at that time by certain former and current employees and directors of Liuzhou BCT.  After the acquisition of the PRC Operating Companies by Forever Well was consummated, the second step was for Ingenious to enter into and complete a transaction with a U.S. public reporting company whereby that company would acquire Ingenious.

The acquisition of Liuzhou BCT was structured to comply with the PRC M&A Laws.  Under the PRC M&A Laws, the acquisition of PRC companies by foreign companies that are controlled by PRC citizens who are affiliated with the PRC companies is strictly regulated and requires approval from the Ministry of Commerce, which approval is burdensome to obtain.  Such restrictions however, do not apply to foreign entities which are controlled by foreign persons.  So as not to violate the PRC M&A Laws, in August 2008 Forever Well acquired 100% of the equity interest of Liuzhou BCT from the Liuzhou BCT Shareholders.  Since PRC M&A Laws would have prohibited Liuzhou BCT Shareholders who were PRC citizens from immediately receiving a controlling interest in Ingenious in a share exchange as consideration for the sale of their interest in Liuzhou BCT, Liuzhou BCT Shareholders holding a majority of the equity interest in Liuzhou BCT and Ms. Zhang instead agreed that they would enter into an Earn-In Agreement to grant those Liuzhou BCT Shareholders a call right to acquire Ms. Zhang’s interest in Ingenious (or its public parent company as the case may be) after the acquisition of Liuzhou BCT was consummated in compliance with PRC law.  The Earn-In Agreement was entered into by Ms. Zhang and certain Liuzhou BCT Shareholders on December 30, 2009 and enables those Liuzhou BCT Shareholders to purchase shares of Ingenious (or its public parent company) from Ms. Zhang for a nominal amount per share provided that we meet certain performance targets for fiscal 2010 and 2011.  The number of shares which can be purchased by the Liuzhou BCT Shareholders from Ms. Zhang is in proportion to their former relative ownership interest in Liuzhou BCT.

On December 30, 2009, the goal of the Restructuring was realized when we entered into a share exchange agreement with Ingenious, pursuant to which we acquired 100% of the equity of Ingenious in exchange for the issuance of an aggregate of 32,000,000 shares of our common stock to Ms. Zhang and to certain former Liuzhou BCT Shareholders.  As of the date of this prospectus, Ms. Zhang owns 58.9% of our common stock.  As a result of this transaction, we are a holding company which, through our direct and indirect ownership of Ingenious, Forever Well, Liuzhou BCT, Hefeng Pharmaceutical, and BCT Retail, now has operations based in the PRC.

Private Placement

On October 23, 2009, we entered into a subscription agreement (the “Subscription Agreement”) with certain investors (the “Investors”) for the sale of up to an aggregate of 1,147 units (the “Units”) in a private placement (the “Private Placement”).  Each Unit consists of (i) 3,937 shares of our common stock, and (ii) a warrant to purchase 1,968 shares of our common stock at an exercise price of $3.81 per share (the “Investor Warrant”).  Simultaneously with the closing of the Share Exchange, we completed the initial closing of the Private Placement of $6,323,002 or 632.3 Units, (the “Initial Closing”).  Upon the Initial Closing, we issued an aggregate of 2,489,370 shares of our common stock and warrants exercisable for up to 1,244,368 shares of our common stock at an exercise price of $3.81 per share. In addition, in connection with the initial closing of the Private Placement, we issued Agent Warrants to the placement agents (the “Co-Placement Agents”) that are exercisable for 248,937 shares of our common stock at an exercise price of $3.05 per share.

On February 1, 2010, we completed the second closing of the Private Placement of $2,616,108 (the “Second Closing”) of 261.61 Units, consisting of an aggregate of 1,029,970 shares of our common stock and warrants exercisable for 514,933 shares of our common stock at an exercise price of $3.81.  In connection with Second Closing, we issued Placement Agent Warrants to the Co-Placement Agents that are exercisable for 102,997 shares of our common stock at an exercise price of $3.05 per share on a cash or cashles basis.

Where You Can Find Us

Our principal executive office is located at No. 102 Chengzhan Road, Liuzhou City, Guangxi province, China and our telephone number is (86) 772-363-8318. Our corporate website is www.china-bct.com. Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

The Offering

Common stock offered by selling security holders
5,630,575 shares of common stock. This includes (i) 3,519,340 shares of our issued and outstanding common stock; (ii) 1,759,301 shares of common stock issuable upon exercise of outstanding Investor Warrants; and (iii) 351,934 shares of common stock issuable upon exercise of outstanding Agent Warrants.

Common stock outstanding before the offering	38,154,340 common shares as of March 1, 2010.

Common stock outstanding after the offering (assuming full exercise of all of the Warrants)	40,265,575 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash. To the extent that the selling stockholders exercise in cash all of the Warrants, we would receive $7,776,336 in the aggregate from such exercise.  The proceeds from the cash exercise of such warrants, if any, will be used by us for working capital and other general corporate purposes.

OTCBB Trading Symbol	CNBI. OB

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

RISK FACTORS

Risks Relating to Our Business

OUR OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

Our operating history may not provide a meaningful basis on which to evaluate our business. We cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAIN NEW AND EXISTING COMPETITORS.

The major market of our products and business operations is the cities, villages and towns of Guangxi province. We may face increasing competition in the future as we expand our business in Guangxi province and our adjacent provinces. As we expand our operations in wholesale and retail distribution and manufacture of pharmaceutical products, we will encounter competition from other companies existing in our target markets and may face future completion from new foreign and domestic competitors entering the pharmaceutical promotion and distribution market in China. Our current and future competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional and distribution activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. Competition could reduce our market share or force us to lower our prices to unprofitable levels.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

Our business strategy is based on the assumption that we will acquire additional retail and wholesale distribution channels in the future and that the number of our customers and the extent of our operations will grow. Our ability to compete effectively and to manage our future growth, if any, requires us to:

▪
continue to improve our financial and management controls and reporting systems and procedures to support the proposed expansion of our business operations of the acquisition of any additional retail and wholesale distribution channels in the future; and

▪	locate or hire, at reasonable compensation rates, qualified personnel and other employees necessary to expand our capacity in order to accommodate the proposed expansion of our business operations.

If we are unable to accomplish any of these objectives, we will be unsuccessful in effectively managing our growth, which could harm our business, operating results, and financial condition.

OUR CURRENT BUSINESS OPEARTIONS RELY HEAVILY UPON MR. HUI TIAN TANG, OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN.

We have been heavily dependent upon the expertise and management of Mr. Hui Tian Tang, our Chairman and Chief Executive Officer, and his continued services. The loss of Mr. Tang’s’ services could seriously interrupt our business operations. Although we have entered into an employment contract with Mr. Tang, pursuant to which Mr. Tang agrees to serve as our full time Chief Executive Officer, and Mr. Tang has not indicated any intention of leaving us, the loss of his service for any reason could have a very negative impact on our ability to fulfill our business plan.

THE LIMITED PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team has limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had sole responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

WE MAY BE UNSUCCESSFUL IN ATTRACTING OR RETAINING KEY SALES, MARKETING AND OTHER PERSONNEL.

The success of our business is dependent on our ability to attract and retain highly skilled managers and sales and marketing personnel. Our sales personnel carry out our critical promotional and sales activities. There is intense competition for qualified sales and marketing personnel, and we may be unable to attract, assimilate or retain additional qualified sales and marketing personnel on a timely basis. Our inability to retain key personnel or the failure to attract additional qualified personnel could harm our development and results of operations. In addition, as we plan to expand in China, we will need to attract additional qualified managerial staff and other personnel. We may have difficulty in hiring and retaining a sufficient number of qualified personnel to work in China. This may impede the development of our distribution business and the expansion of our business in China.

IF WE CANNOT SUCCEED IN IMPLEMENTING OUR GROWTH STRATEGY, OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW MAY BE ADVERSELY.

We plan to grow in Guangxi province through increasing the distribution and sales of our products by penetrating the existing markets and then expand our business operations to enter into new geographic markets in our neighbor provinces. However, many obstacles to entering such new markets exist, including, but not limited to, shipping and delivery costs and costs associated with marketing efforts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

IF WE FAIL TO INCREASE OUR BRAND RECOGNITION, WE MAY FACE DIFFICULTY IN OBTAINING NEW CUSTOMERS AND BUSINESS PARTNERS.

We believe that establishing, maintaining and enhancing our brand in a cost-effective manner is critical to achieving widespread acceptance of our current and future services and is an important element in our effort to increase our customer base and obtain new business partners. We believe that the importance of brand recognition will increase as competition in our market develops. Some of our potential competitors already have well-established brands in the pharmaceutical promotion and distribution industry. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts and our ability to provide reliable and useful services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition would be materially adversely affected.

AS A DISTRIBUTOR AND MANUFACTURER OF PHARMACEUTICAL PRODUCTS, WE ARE EXPOSED TO INHERENT RISKS RELATING TO PRODUCT LIABILITY AND PERSONAL INJURY CLAIMS.

Pharmacies are exposed to risks inherent in the manufacturing and distribution of pharmaceutical and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs. In addition, product liability claims may be asserted against us with respect to any of the products we sell and as a retailer, we are required to pay for damages for any successful product liability claim against us, although we may have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer for compensation we paid to our customers in connection with a product liability claim. We may also be obligated to recall affected products. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We, like many other similar companies in China, do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

THE RETAIL PRICES OF SOME OF OUR PRODUCTS ARE SUBJECT TO CONTROL, INCLUDING PERIODIC DOWNWARD ADJUSTMENT, BY PRC GOVERNMENTAL AUTHORITIES.

A number of our pharmaceutical products, primarily those included in the national and provincial medical insurance catalogs, are subject to price controls in the form of fixed retail prices or retail price ceilings. In addition, the retail prices of these products are also subject to periodic downward adjustments as the PRC governmental authorities seek to make pharmaceutical products more affordable to the general public. Since May 1998, the relevant PRC governmental authorities have ordered price reductions of thousands of pharmaceutical products. The latest price reduction occurred in October 2008 and affected 1,357 different pharmaceutical products. Any future price controls or government mandated price reductions may have a material adverse affect on our financial condition and results of operations, including significantly reducing our revenue and profitability.

OUR OPERATING RESULTS MAY FLUCTUATE AS A RESULT OF FACTORS BEYOND OUR CONTROL.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

▪	the costs of pharmaceutical products and development;

▪	the relative speed and success with which we can obtain and maintain customers, merchants and vendors for our services and manufacturers and suppliers of products to market to our customers;

▪	capital expenditures for equipment;

▪	marketing and promotional activities and other costs;

▪	changes in our pricing policies, suppliers and competitors;

▪	the ability of our suppliers to provide products in a timely manner to our customers;

▪	changes in operating expenses;

▪	increased competition in our markets; and

▪	other general economic and seasonal factors.

WE MAY BE SUBJECT TO FINES AND PENALTIES IF WE FAIL TO COMPLY WITH THE APPLICABLE PRC LAWS AND REGULATIONS GOVERNING SALES OF MEDICINES UNDER THE PRC NATIONAL MEDICAL INSURANCE PROGRAM.

Eligible participants in the PRC national medical insurance program, mainly consisting of urban residents in China, are entitled to buy medicines using their medical insurance cards in an authorized pharmacy, provided that the medicines they purchase have been included in the national or provincial medical insurance catalogs. The pharmacy, in turn, obtains reimbursement from the relevant government social security bureaus. Moreover, the applicable PRC laws, rules and regulations prohibit pharmacies from selling goods other than pre-approved medicines when purchases are made with medical insurance cards, as well as providing cash to the customer for the medical insurance card. We have established procedures to prohibit our drugstores from selling unauthorized goods to customers who make purchases with medical insurance cards. However, we cannot assure you that those procedures will be strictly followed by all of our employees in all of our stores.  If we fail to observe the above laws, rules and regulations with respect to purchases made with medical insurance cards, we may be fined and our qualification for selling medicines included in the national or provincial medical insurance catalogs may be withdrawn by competent authorities.

OUR RETAIL OPERATIONS REQUIRE A NUMBER OF PERMITS AND LICENSES IN ORDER TO CARRY ON THEIR BUSINESS.

Drugstores in China are required to obtain certain permits and licenses from various PRC governmental authorities, including GSP certification. We are also required to obtain food hygiene certificates for the distribution of nutritional supplements and food products other than medicine. We cannot assure you that we can maintain all required licenses, permits and certifications to carry on our business at all times, and from time to time we may have not been in compliance with all such required licenses, permits and certifications. Moreover, these licenses, permits and certifications are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for the renewal of these licenses, permits and certifications when required by then applicable laws and regulations. Any failure by us to obtain and maintain all licenses, permits and certifications necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew these licenses, permits and certifications could severely disrupt our business, and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, permits and certifications, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs and materially reduce our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot assure you that we may successfully obtain such licenses, permits or certifications.

WE MAY HAVE DIFFICULTY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT RESULTING IN LAWSUITS REQUIRING US TO DEVOTE FINANCIAL AND MANAGEMENT RESOURCES THAT WOULD HAVE A NEGATIVE IMPACT ON OUR OPERATING RESULTS.

We regard our trademarks and other similar intellectual properties as critical to our success. We rely on trademark and other similar intellectual properties, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. We have received trademark registration for certain of our products in the PRC. No assurance can be given that our licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

Presently, we sell our products mainly in PRC. To date, no trademark or patent filings have been made other than in PRC. To the extent that we market our products in other countries, we may have to take additional action to protect our intellectual property. The measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

WE MAY BE ADVERSELY AFFECTED BY COMPLEXITY, UNCERTAINTIES AND CHANGES IN CHINESE REGULATION OF DRUGSTORES AND THE PRACTICE OF MEDICINE.

The Chinese government regulates drugstores, including foreign ownership, and the licensing and permit requirements. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to Chinese government regulation of the industry include the following:

▪
We only have 49% ownership interest in BCT Retail. We are not able to own 100% interest in BCT Retail due to the restriction of foreign investment in pharmacy chains with 30 or more drugstores and foreign ownership of medical practices; and

▪
uncertainties relating to the regulation of drugstores, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing Chinese laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, pharmaceutical businesses in China, including our business.

THERE IS NO ASSURANCE THAT WE WILL PAY DIVIDENDS TO SHAREHOLDERS IN THE FUTURE.

Although Liuzhou BCT, our wholly owned subsidiary, declared and paid to its then existing shareholders cash dividends in the amount of $6,940,000 and $2,044,056 for the years ended December 31, 2008 and 2007, respectively, our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to the People’s Republic of China

THE SALES PRICES OF SOME MEDICINES ARE CURRENTLY CONTROLLED BY THE CHINESE GOVERNMENT AND THAT MAY ADVERSELY AFFECT OUR BUSINESS.

Prices paid by end consumers for many of our medicines are regulated by PRC’s State Development and Reform Commission. PRC justifies its need to control the drug prices on the basis that, at present, only employees at state or private companies have health insurance. About 900 million rural Chinese people and 35 million urban unemployed Chinese people lack insurance coverage and cannot afford expensive drugs. Our future profitability might suffer if a significant portion of our revenues were to be derived from products whose final selling prices were state-controlled and if those prices were held at levels close to or below our cost of sales.

SALES OF OUR PRODUCTS COULD BE HARMED BY THE WIDESPREAD PRESENCE OF COUNTERFEIT MEDICATION IN PRC NEGATIVELY IMPACTING OUR PROFITABILITY.

Chinese counterfeiting of pharmaceuticals and other products affecting public health has grown in tandem with counterfeiting and piracy of goods such as brand-name clothing, compact discs and computer software. This situation negatively affects China Baicaotang and other major domestic and foreign drug manufacturers in PRC, especially for products marketed through the over the counter rather than hospital channel. With the expansion of our business and increased recognition of our brand name, such risks may increase.  Currently, active pharmaceutical ingredients are governed only by chemical regulations. Our ability to increase sales as rapidly as we would like, and our profitability, could be affected if this problem persists or worsens.

SUBSTANTIALLY ALL OF OUR OPERATING ASSETS ARE LOCATED IN CHINA AND SUBSTANTIALLY ALL OF OUR REVENUE WILL BE DERIVED FROM OUR OPERATIONS IN CHINA SO OUR BUSINESS, RESULTS OF OPERATIONS AND PROSPECTS ARE SUBJECT TO THE ECONOMIC, POLITICAL AND LEGAL POLICIES, DEVELOPMENTS AND CONDITIONS IN CHINA.

The PRC’s economic, political and social conditions, as well as government policies, could impair our business.  The PRC economy differs from the economies of most developed countries in many respects.  China’s GDP has grown consistently since 1978 (National Bureau of Statistics of China).  However, we cannot assure you that such growth will be sustained in the future. If, in the future, China’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could impair our ability to remain profitable.  The PRC’s economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us.  For example, our financial condition and results of operations may be hindered by PRC government control over capital investments or changes in tax regulations.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

IF THE MINISTRY OF COMMERCE, OR MOFCOM, CHINA SECURITIES REGULATORY COMMISSION, OR CSRC, OR ANOTHER PRC REGULATORY AGENCY, DETERMINES THAT MOFCOM AND CSRC APPROVAL OF OUR MERGER WAS REQUIRED OR IF OTHER REGULATORY OBLIGATIONS ARE IMPOSED UPON US, WE MAY INCUR SANCTIONS, PENALTIES OR ADDITIONAL COSTS WHICH WOULD DAMAGE OUR BUSINESS.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM and the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, a new regulation with respect to the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006.  Article 11 of the New M&A Rules requires when a domestic company, enterprise or natural person uses an offshore company legally established or controlled by the domestic company, enterprise or natural person to engage in the merger and acquisition of a related domestic company, the application must be submitted to MOFCOM for approval.  Article 40 of the New M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals should obtain the approval of the CSRC prior to the listing and trading of such offshore special purpose vehicle’s securities on an overseas stock exchange, especially in the event that the offshore special purpose vehicle acquires shares of or equity interests in the PRC companies in exchange for the shares of offshore companies.  Article 39 of the New M&A Rules defines an offshore special purpose vehicle as an offshore company directly or indirectly controlled by a PRC domestic company or natural person for the purpose of the offshore listing of their equity interests in the domestic company.  On September 21, 2006, the CSRC published on its official website procedures and filing requirements for offshore special purpose vehicles seeking CSRC approval of their overseas listings.

We believe, based on the opinion of our PRC legal counsel, Broad & Bright Law Firm, that MOFCOM and CSRC approvals were not required for our merger transaction or for the listing and trading of our securities on a trading market because we are not an offshore special purpose vehicle that is directly or indirectly controlled by PRC companies or individuals.  Although the merger and acquisition regulations provide specific requirements and procedures, there are still many ambiguities in the meaning of many provisions.  Further regulations are anticipated in the future, but until there has been clarification either by pronouncements, regulation or practice, there is some uncertainty in the scope of the regulations and the regulators have wide latitude in the enforcement of the regulations and approval of transactions.  If the MOFCOM, CSRC or another PRC regulatory agency subsequently determines that the MOFCOM and CSRC approvals were required, we may face sanctions by the MOFCOM, CSRC or another PRC regulatory agency.  If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit payment or remittance of dividends paid by Liuzhou BCT, or take other actions that could damage our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

THE NEW M&A REGULATIONS ESTABLISH MORE COMPLEX PROCEDURES FOR SOME ACQUISITIONS OF CHINESE COMPANIES BY FOREIGN INVESTORS, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO PURSUE GROWTH THROUGH ACQUISITION IN CHINA.

The New M&A Rules establish additional procedures and requirements that could make some acquisitions of PRC companies by foreign investors, such as ours, more time-consuming and complex, including requirements in some instances that the approval of the Ministry of Commerce shall be required for transactions involving the shares of an offshore listed company being used as the acquisition consideration by foreign investors.  In the future, we may grow our business in part by acquiring complementary businesses.  Complying with the requirements of the New M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

IF THE PRC IMPOSES RESTRICTIONS DESIGNED TO REDUCE INFLATION, FUTURE ECONOMIC GROWTH IN THE PRC COULD BE SEVERELY CURTAILED WHICH COULD HURT OUR BUSINESS AND PROFITABILITY.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth often can lead to growth in the supply of money and rising inflation.  In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  Imposition of similar restrictions may lead to a slowing of economic growth, a decrease in demand for our steel products and generally damage our business and profitability.

FLUCTUATIONS IN EXCHANGE RATES COULD HARM OUR BUSINESS AND THE VALUE OF OUR SECURITIES.

The value of our ordinary shares will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB and the net proceeds from this offering will be denominated and our financial results are reported in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering.  In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.  Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.  Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

EXCHANGE CONTROLS THAT EXIST IN THE PRC MAY LIMIT OUR ABILITY TO UTILIZE OUR CASH FLOW EFFECTIVELY.

We are subject to the PRC’s rules and regulations on currency conversion.  In the PRC, the State Administration for Foreign Exchange, or SAFE, regulates the conversion between Renminbi and foreign currencies. Currently, foreign investment enterprises, or FIEs, are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” As a result of our ownership of Liuzhou BCT, Liuzhou BCT is a FIE.  With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “current account” and “capital account.” Currency conversion within the scope of the “current account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE.  However, conversion of currency in the “capital account,” including capital items such as direct foreign investment, loans and securities, still require approval of the SAFE. Further, any capital contributions to Liuzhou BCT by its offshore shareholder must be approved by the Ministry of Commerce in China or its local counterpart. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations it may have outside of the PRC.

In August 2008, SAFE promulgated Circular 142, a notice regulating the conversion by FIEs of foreign currency into Renminbi by restricting how the converted Renminbi may be used.  Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise.  In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE.  The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used.  Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

PRC REGULATIONS RELATING TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT SHAREHOLDERS TO PERSONAL LIABILITY AND LIMIT OUR ABILITY TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US, OR OTHERWISE ADVERSELY AFFECT US.

SAFE issued a public notice in October 2005, or the SAFE notice, requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006.The failure of our beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company or otherwise adversely affect our business.

BECAUSE CHINESE LAW GOVERNS MANY OF OUR MATERIAL AGREEMENTS, WE MAY NOT BE ABLE TO ENFORCE OUR RIGHTS WITHIN THE PRC OR ELSEWHERE, WHICH COULD RESULT IN A SIGNIFICANT LOSS OF BUSINESS, BUSINESS OPPORTUNITIES OR CAPITAL.

Chinese law governs many of our material agreements, some of which may be with Chinese governmental agencies. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC.  The system of laws and the enforcement of existing laws and contracts in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

BECAUSE OUR FUNDS ARE HELD IN BANKS IN UNINSURED PRC BANK ACCOUNTS, THE FAILURE OF ANY BANK IN WHICH WE DEPOSIT OUR FUNDS COULD AFFECT OUR ABILITY TO CONTINUE IN BUSINESS.

Funds on deposit at banks and other financial institutions in the PRC are often uninsured.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

OUR BUSINESS COULD BE SEVERELY HARMED IF THE CHINESE GOVERNMENT CHANGES ITS POLICIES, LAWS, REGULATIONS, TAX STRUCTURE OR ITS CURRENT INTERPRETATIONS OF ITS LAWS, RULES AND REGULATIONS RELATING TO OUR OPERATIONS IN CHINA.

Our business is located in Guangxi province, China and virtually all of our assets are located in China.  We generate our sales revenue only from customers located in China.  Our results of operations, financial state of affairs and future growth are, to a significant degree, subject to China’s economic, political and legal development and related uncertainties. Our operations and results could be materially affected by a number of factors, including, but not limited to

▪	Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations,

▪	changes in taxation,

▪	changes in employment restrictions,

▪	import duties, and

▪	currency revaluation.

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then our business could be harmed.  Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection.  It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by us.  Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications.  In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.

THE CHINESE LAWS AND REGULATIONS WHICH GOVERN OUR CURRENT BUSINESS OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN AND MAY BE CHANGED IN A WAY THAT HURTS OUR BUSINESS.

China’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings.  The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.   We are considered an FIE under Chinese laws, and as a result, we must comply with Chinese laws and regulations.  We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on our business.  If the relevant authorities find us to be in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation: levying fines; revoking our business and other licenses; requiring that we restructure our ownership or operations; and requiring that we discontinue any portion or all of our business.

A SLOWDOWN OR OTHER ADVERSE DEVELOPMENTS IN THE CHINESE ECONOMY MAY MATERIALLY AND ADVERSELY AFFECT OUR CUSTOMERS’ DEMAND FOR OUR SERVICES AND OUR BUSINESS.

All of our operations are conducted in China and all of our revenues are generated from sales to businesses operating in China.  Although the Chinese economy has grown significantly in recent years, such growth may not continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in Chinese economy which may affect demand for precision steel products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our services and in turn reduce our results of operations.

FAILURE TO COMPLY WITH THE U.S. FOREIGN CORRUPT PRACTICES ACT AND CHINESE ANTI-CORRUPTION LAWS COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls.  Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials.  However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.

While we intend to implement measures to ensure compliance with the FCPA and Chinese anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.  In addition, our brand and reputation, our sales activities or the price of our ordinary shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

THE IMPLEMENTATION OF THE NEW PRC EMPLOYMENT CONTRACT LAW AND INCREASES IN THE LABOR COSTS IN CHINA MAY HURT OUR BUSINESS AND PROFITABILITY.

A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results.

UNDER THE NEW EIT LAW, CHINA BAICAOTANG AND LIUZHOU BCT MAY BE CLASSIFIED AS “RESIDENT ENTERPRISES” OF CHINA, WHICH MAY SUBJECT CHINA BAICAOTANG AND LIYZHOU BAICAOTANG TO PRC INCOME TAX ON THEIR TAXABLE GLOBAL INCOME.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementation regulations, both of which became effective on January 1, 2008.  Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation with respect to non-Chinese enterprises or group controlled offshore entities.  Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China.  A resident enterprise would be generally subject to the uniform 25% enterprise income tax rate as to its worldwide income.  Although the Notice is directly applicable to enterprises registered in an offshore jurisdiction and controlled by Chinese domestic enterprises or groups, it is uncertain whether the PRC tax authorities will make reference to the Notice when determining the resident status of other offshore companies, such as Liuyzhou Baicaotang. Since substantially all of our management is currently based in China, it is likely we may be treated as a Chinese resident enterprise for enterprise income tax purposes.  The tax consequences of such treatment are currently unclear, as they will depend on how local tax authorities apply or enforce the New EIT Law or the implementation regulations.

In addition, under the New EIT Law and implementation regulations, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises” (and that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) to the extent that such dividends have their source within the PRC unless there is an applicable tax treaty between the PRC and the jurisdiction in which an overseas holder resides which reduces or exempts the relevant tax.  Similarly, any gain realized on the transfer of shares by such investors is also subject to the 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

If we are considered a PRC “resident enterprise”, it is unclear whether the dividends we pay with respect to our shares, or the gain you may realize from the transfer of our shares, would be treated as income derived from sources within the PRC and be subject to PRC tax.  If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders, or if you are required to pay PRC income tax on the transfer of your shares, the value of your investment in our shares may be materially and adversely affected.

IT MAY BE DIFFICULT TO AFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are presently based in PRC and a majority of our directors and all of our officers reside in PRC, service of process on our company and such directors and officers may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

Risks Associated with this Offering and our Common Stock in General

OUR SHARES OF COMMON STOCK HAVE NO TRADING AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE AN ACTIVE MARKET FOR OUR SHARES OF COMMON STOCK EITHER NOW OR IN THE FUTURE.

Our shares of Common Stock have no trading, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of Common Stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of Common Stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our Common Stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of Common Stock as collateral for any loans.

WE MAY BE SUBJECT TO THE PENNY STOCK RULES WHICH WILL MAKE THE SHARES OF OUR COMMON STOCK MORE DIFFICULT TO SELL.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of Common Stock sell below $5.00 per share.  Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.   The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our Common Stock. As long as our shares of Common Stock are subject to the penny stock rules, the holders of such shares of Common Stock may find it more difficult to sell their securities.

OUR SHAREHOLDERS WILL EXPERIENCE DILUTION AS A RESULT OF THE CONVERSION OF OUR CLASS A WARRANTS OR ISSUANCE OF SECURITIES IN FUTURE FINANCINGS.

As of the date hereof, we have Investor Warrants and Agent Warrants outstanding which are exercisable for 2,111,235 shares of common stock. To the extent such warrants are exercised and converted, there will be further dilution. In addition, in the event that any future financing should be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

There are additional authorized but unissued shares of our Common Stock that may be later issued by our management for any purpose without the consent or vote of the stockholders. Our current shareholders may be further diluted in their percentage ownership in the event additional shares are issued by us in the future.

OUR COMMON STOCK IS SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

OUR CHIEF FINANCIAL OFFICER OWNS A SUBSTANTIAL PORTION OF OUR OUTSTANDING COMMON STOCK, WHICH WILL ENABLE HER TO INFLUENCE MANY SIGNIFICANT CORPORATE ACTIONS AND IN CERTAIN CIRCUMSTANCES MAY PREVENT A CHANGE IN CONTROL THAT WOULD OTHERWISE BE BENEFICIAL TO OUR SHAREHOLDERS.

As of the date hereof, our Chief Financial Officer, Ms. Zhang, controls approximately 58.9%of our outstanding shares of common stock that are entitled to vote on all corporate actions. These stockholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD.

Since we operated as a private enterprise without public reporting obligations prior to the Share Exchange, we have committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. If our financial reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

▪	our expectations regarding the market for our products and services;

▪	our expectations regarding the continued growth of the healthcare industry in PRC;

▪	our beliefs regarding the competitiveness of our products;

▪	our expectations regarding the expansion of our manufacturing operations;

▪	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

▪	our future business development, results of operations and financial condition; and

▪	competition from other companies engages in manufacturing and distribution of pharmaceutical products.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Proceeds

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. The selling shareholders will receive all of the net proceeds from the sales of common shares offered by them under this prospectus. To the extent that the selling shareholders exercise in cash all of the warrants covering the 2,111,235 shares of common stock registered for resale under this prospectus, we would receive $7,776,336 in the aggregate from such exercises. We intend to use such proceeds for working capital and other general corporate purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

Determination of Offering Price

Although our shares of common stock are quoted in the OTC Bulletin Board, there has been no trading. The offering price was determined by the price of the common stock that was sold to our security holders in the Private Placement pursuant to an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Selling Security Holders

We are registering for resale shares of our Common Stock that are issued and outstanding held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 38,154,340 shares of common stock issued and outstanding.

The following table sets forth:

●	the name of the Selling Stockholders,

●	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

●
the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

None of the Selling Stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any Selling Stockholder had a material relationship with the Company.

Except for May Davis Partners, LLC, ("May Davis") and American Capital Partners, LLC, ("American Capital") who were our placement agent in the private placement, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer.  None of the Selling Stockholders had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

We entered into a placement agency agreement (the "Placement Agent Agreement") with May Davis and American Capital on October 21, 2009 whereby May Davis and American Capital received as compensation for acting as placement agent in the private placement (i) a total cash fee and  a non-accountable marketing allowance in the amount of approximately $0.86 million; and (ii) warrants to purchase up to 302,521 shares of Common Stock (the “Placement Agent Warrant”).  Pursuant to participating agent agreements by and among Charles Vista, LLC, May Davis and American Capital Charles Vista, LLC received as compensation for acting as a sub-agent in the private placement (i) a cash fee in the amount of approximately $0.22 million; and (ii) warrants to purchase up to 49,413 shares of Common Stock at an exercise price of $3.65 per share.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maxim Number of Shares of Common Stock to be Offered (2)	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering (3)
Common Stock and Investor Warrants
Renald Anelle (4)	5,905	5,905	0	0%
Stratos Antoniadis (5)	5,982	5,982	0	0%
Steven Benkovsky (6)	36,963	36,963	0	0%
Warren Boyer (7)	5,905	5,905	0	0%
Vincent Caracci (8)	14,999	14,999	0	0%
Steve Carver (9)	14,999	14,999	0	0%
Vincent Cicero (10)	5,905	5,905	0	0%
Joseph Denora (11)	8,859	8,859	0	0%
Daniel Faubion (12)	5,905	5,905	0	0%
Mark Feingold (13)	14,882	14,882	0	0%
Vito Gargano (14)	15,000	15,000	0	0%
Gary Gatto (15)	14,999	14,999	0	0%
Albert Gentile (16)	5,905	5,905	0	0%
David Gibbs (17)	29,997	29,997	0	0%
Vishal Goolcharan (18)	17,998	17,998	0	0%
Viveka Goolcharan (19)	5,905	5,905	0	0%
Reshma Goolcharan (20)	5,905	5,905	0	0%
Thomas Gormley (21)	150,000	150,000	0	0%
Gary House (22)	36,906	36,906	0	0%
Larry Imamshah (23)	17,998	17,998	0	0%
Larry Juette (24)	5,905	5,905	0	0%
David Kass (25)	149,987	149,987	0	0%
Brian Keller and Debbie Keller *(26)	5,905	5,905	0	0%
James Lorenzo (27)	14,999	14,999	0	0%
Carmelo Luppino (28)	59,050	59,050	0	0%
Frank Mazza (29)	449,991	449,991	0	0%
Duane Meyer (30)	50,432	50,432	0	0%
Robert Mezzatesta and Maria Messztesta *(31)	15,000	15,000	0	0%
Jim Moon (32)	5,905	5,905	0	0%
Roslyn Parmasa (33)	12,000	12,000	0	0%
Arlene Phillips (34)	5,905	5,905	0	0%
David Roberts (35)	14,763	14,763	0	0%
Marc Rotter (36)	8,858	8,858	0	0%
Dan Ruda (37)	59,055	59,055	0	0%
Andrew Savage (38)	59,050	59,050	0	0%
Bryan Schiff (39)	5,905	5,905	0	0%
Richard Smee (40)	5,905	5,905	0	0%
Aart Snijders (41)	7,499	7,499	0	0%
Eugene Spiegal and Frances Spiegal *(42)	5,905	5,905	0	0%
Alex Stanyek and Carolyn Stanyek *(43)	37,500	37,500	0	0%
Weijia Su (44)	37,500	37,500	0	0%
Elliot Tuckel (45)	8,859	8,859	0	0%
Michael Van den Driessche (46)	5,905	5,905	0	0%

	Shares of Common Stock Beneficially Owned prior to Offering 1	Maxim Number of Shares of Common Stock to be Offered 2	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering 3
Pieter Visser (47)	5,905	5,905	0	0%
Steven Wallitt (48)	17,717	17,717	0	0%
Wade Walter (49)	5,905	5,905	0	0%
Kevin Bedassie (50)	5,905	5,905	0	0%
Nikita Zdanow (51)	17,717	17,717	0	0%
David J. Beyer (52)	5,905	5,905	0	0%
Lewis, David and Inez (53)	88,583	88,583	0	0%
Thomas M. DePuy (54)	58,900	58,900	0	0%
Thomas H. Burke (55)	59,055	59,055	0	0%
Steven and Donna Cortese (56)	29,528	29,528	0	0%
Bruce R. Shafer (57)	11,810	11,810	0	0%
Richard W. Lewis (58)	5,905	5,905	0	0%
Stephen Bushansky (59)	5,905	5,905	0	0%
Dennis Deromedi PSP (60)	17,715	17,715	0	0%
Neil T. Gutekunst (61)	59,055	59,055	0	0%
LJW Limited Partnership (62)	159,449	159,449	0	0%
Hermes Payne (63)	29,526	29,526	0	0%
Wade and Tracy Harris (64)	147,639	147,639	0	0%
Randy Ackman (65)	5,905	5,905	0	0%
Ruthmarie Zimmerman (66)	11,810	11,810	0	0%
Roy C Neuman (67)	5,905	5,905	0	0%
Craig E. Harrison (68)	5,905	5,905	0	0%
Andrew & Janet Pace (69)	5,905	5,905	0	0%
Donald H. Gregory (70)	29,528	29,528	0	0%
Gregory M. Chubon (71)	206,693	206,693	0	0%
Jeffrey T. Webster (72)	29,528	29,528	0	0%
Randall Toig (73)	59,055	59,055	0	0%
Warren Zimmerman (74)	11,810	11,810	0	0%
Victor W. and Lynn B. Gumper* (75)	14,763	14,763	0	0%
Howard Reinsch (76)	11,811	11,811	0	0%
Larry V. Coleman (77)	5,905	5,905	0	0%
Dean N. Browning (78)	5,905	5,905	0	0%
John M. Gentry (79)	17,715	17,715	0	0%
George C. Eilers, Jr. (80)	17,715	17,715	0	0%
Scott Duffney (81)	5,905	5,905	0	0%
Tom J. Atkinson (82)	5,905	5,905	0	0%
Dale Cripps (83)	17,717	17,717	0	0%
Harry O. Unger, Jr. (84)	5,905	5,905	0	0%
Robert L. Van Horn (85)	5,905	5,905	0	0%
Daniel & Deborah Gibson (86)	29,528	29,528	0	0%
Stubbs, Steven & Renee (87)	88,583	88,583	0	0%
John Trone (88)	59,055	59,055	0	0%
Lee Polster (89)	11,811	11,811	0	0%
Christine D. Whelan (90)	11,811	11,811	0	0%
Gregory T. and Anne A. Jones* (91)	23,622	23,622	0	0%

	Shares of Common Stock Beneficially Owned prior to Offering 1	Maxim Number of Shares of Common Stock to be Offered 2	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering 3
Linda Mae Alexander (92)	17,717	17,717	0	0%
Anton Kimball (93)	11,811	11,811	0	0%
Kevin Bell (94)	5,905	5,905	0	0%
Edward P Aguilar (95)	5,905	5,905	0	0%
John J. Hubbard (96)	29,525	29,525	0	0%
Lisa Ehlers (97)	5,905	5,905	0	0%
John J. DiLorenzo (98)	5,905	5,905	0	0%
Robert L. Oetter (99)	11,810	11,810	0	0%
Troy Stubbs (100)	159,449	159,449	0	0%
Pam & Cliff Halbert (101)	11,811	11,811	0	0%
Hans Apel (102)	82,677	82,677	0	0%
Marco A. Aguilar (103)	5,905	5,905	0	0%
Daybreak Special Situations Master Fund, Ltd. (104)	177,165	177,165	0	0%
Paragon Capital, LP (105)	118,100	118,100	0	0%
Jayhawk Private Equity Fund II, LP (106)	885,750	885,750	0	0%
Chestnut Ridge Partners, LP (107)	295,275	295,275	0	0%
Stephen Grant (108)	5,905	5,905	0	0%
Arthur Mitchell (109)	11,810	11,810	0	0%
Paul Sipple (110)	5,905	5,905	0	0%
Akita Capital LLC (111)	15,000	15,000	0	0%
Steven Benkovsky (112)	22,091	22,091	0	0%
Warren Boyer (113)	5,905	5,905	0	0%
Buyers Advantage Inc. (114)	7,500	7,500	0	0%
Andrew Cimmino & Carla Cimino* (115)	5,905	5,905	0	0%
Steve Furer (116)	5,905	5,905	0	0%
Albert & Heidi Gentile * (117)	31,968	31,968	0	0%
Mark Goodridge (118)	11,811	11,811	0	0%
Gary House (119)	19,902	19,902	0	0%
Larry Juette (120)	5,905	5,905	0	0%
Kevin C. Kopp Trust (121)	15,000	15,000	0	0%
Terrance Lalchan (122)	5,905	5,905	0	0%
James S. & Patricia M. Lorenzo* (123)	75,000	75,000	0	0%
Claude Kerry McCan, Jr. (124)	44,291	44,291	0	0%
Hansraji Nandlal and Siew Nandlal* (125)	12,000	12,000	0	0%
Darryl Persad (126)	5,964	5,964	0	0%
Daniel C. Ruda Irr. Tr. (127)	88,433	88,433	0	0%
Andrew J. & Kim M. Savage * (128)	150,000	150,000	0	0%

	Shares of Common Stock Beneficially Owned prior to Offering 1	Maxim Number of Shares of Common Stock to be Offered 2	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering 3
Bryan M. Schiff (129)	23,622	23,622	0	0%
Aart Snijders (130)	10,217	10,217	0	0%
Cary A. Williams & Suzanne Marie Williams* (131)	5,905	5,905	0	0%
Paulette Zdanow (132)	5,905	5,905	0	0%
Bradley Siegel (133)	5,905	5,905	0	0%
Robert Bagshaw (134)	5,905	5,905	0	0%
Ralph Arch (135)	5,905	5,905	0	0%
Richmond Capital LP (136)	150,000	150,000	0	0%
Placement Agent Warrants
May Davis Partners, LLC (137)	111,940	111,940	0	0%
Charles Vista, LLC (138)	49,413	49,413	0	0%
American Capital Partners, LLC (139)	190,581	190,581	0	0%
Total	5,630,575	5,630,575	0

* The shares are owned by respective holders as joint tenants with right of survivorship.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 38,154,340 shares of Common Stock outstanding as of March 3, 2010.

(2)	Includes the number of shares set forth opposite each Selling Stockholders’ name, and the number of shares that may be issued pursuant to the Warrants.

(3)
Pursuant to the terms of the Warrants, the number of shares of our Common Stock that may be acquired by the warrant holder upon any exercise of the Investor Warrant (or otherwise in respect hereof) will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended does not exceed 4.9% of the total number of issued and outstanding shares of our Common Stock.

(4)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(5)
Consists of 3988 shares of our Common Stock and 1994 shares of our Common Stock underlying the Warrants to purchase up to 1994 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(6)
Consists of 24,672 shares of our Common Stock and 12,321 shares of our Common Stock underlying the Warrants to purchase up to 12,321 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(7)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(8)
Consists of 10,000 shares of our Common Stock and 4999 shares of our Common Stock underlying the Warrants to purchase up to 4999 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(9)
Consists of 10,000 shares of our Common Stock and 4999 shares of our Common Stock underlying the Warrants to purchase up to 4999 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(10)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(11)
Consists of 5906 shares of our Common Stock and 2953 shares of our Common Stock underlying the Warrants to purchase up to 2953 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(12)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(13)
Consists of 9921 shares of our Common Stock and 4961 shares of our Common Stock underlying the Warrants to purchase up to 4961 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(14)
Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying the Warrants to purchase up to 5,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(15)
Consists of 9,999 shares of our Common Stock and 5,000 shares of our Common Stock underlying the Warrants to purchase up to 5,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(16)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(17)
Consists of 20,000 shares of our Common Stock and 9997 shares of our Common Stock underlying the Warrants to purchase up to 9997 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(18)
Consists of 12,000 shares of our Common Stock and 5,998 shares of our Common Stock underlying  the  Warrants to purchase up to 5,998 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(19)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(20)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(21)	Consists of 100,000 shares of our Common Stock and 50,000 shares of our Common Stock underlying the Warrants to purchase up to 150,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(22)
Consists of 24,604 shares of our Common Stock and 12,302 shares of our Common Stock underlying the Warrants to purchase up to 12,302 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(23)
Consists of 11,999 shares of our Common Stock and 5,999 shares of our Common Stock underlying the Warrants to purchase up to 5,999 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(24)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(25)
Consists of 99991 shares of our Common Stock and 49996 shares of our Common Stock underlying the Warrants to purchase up to 49996shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above

(26)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(27)
Consists of 9,999 shares of our Common Stock and 5,000 shares of our Common Stock underlying the Warrants to purchase up to 5,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(28)
Consists of 39,367 shares of our Common Stock and 19,683 shares of our Common Stock underlying the Warrants to purchase up to 19,683 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(29)
Consists of 299,999 shares of our Common Stock and 149,992 shares of our Common Stock underlying the Warrants to purchase up to 149,992 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(30)
Consists of 33,622 shares of our Common Stock and 16,810 shares of our Common Stock underlying the Warrants to purchase up to 16,810 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(31)
Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying the Warrants to purchase up to 5,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(32)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(33)
Consists of 8,000 shares of our Common Stock and 4,000shares of our Common Stock underlying the Warrants to purchase up to 4,000shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(34)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(35)
Consists of 9843 shares of our Common Stock and 4920 shares of our Common Stock underlying the Warrants to purchase up to 4920 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(36)
Consists of 5906 shares of our Common Stock and 2952 shares of our Common Stock underlying the Warrants to purchase up to 2952 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(37)
Consists of 39370 shares of our Common Stock and 19685 shares of our Common Stock underlying the Warrants to purchase up to 19685 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(38)
Consists of 39367 shares of our Common Stock and 19683 shares of our Common Stock underlying the Warrants to purchase up to 19683 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(39)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(40)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(41)
Consists of 5,000 shares of our Common Stock and 2,499 shares of our Common Stock underlying the Warrants to purchase up to 2,499 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(42)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(43)
Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying the Warrants to purchase up to 12,500 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(44)
Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying the Warrants to purchase up to 12,500 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(45)
Consists of 5906 shares of our Common Stock and 2953 shares of our Common Stock underlying the Warrants to purchase up to 2953 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(46)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(47)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(48)
Consists of 11811 shares of our Common Stock and 5906 shares of our Common Stock underlying the Warrants to purchase up to 5906 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(49)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(50)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(51)
Consists of 11811 shares of our Common Stock and 5906 shares of our Common Stock underlying the Warrants to purchase up to 5906 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(52)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(53)
Consists of 59055 shares of our Common Stock and 29528 shares of our Common Stock underlying the Warrants to purchase up to 29528 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(54)
Consists of 39300 shares of our Common Stock and 19600 shares of our Common Stock underlying the Warrants to purchase up to 19600 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(55)
Consists of 39370 shares of our Common Stock and 19680 shares of our Common Stock underlying the Warrants to purchase up to 19680 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(56)
Consists of 19685 shares of our Common Stock and 9840 shares of our Common Stock underlying the Warrants to purchase up to 9840 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(57)
Consists of 7874 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(58)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(59)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(60)
Consists of 11811 shares of our Common Stock and 5904 shares of our Common Stock underlying the Warrants to purchase up to 5906 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(61)
Consists of 39370 shares of our Common Stock and 19685 shares of our Common Stock underlying the Warrants to purchase up to 19685 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(62)
Consists of 106,299 shares of our Common Stock and 53,150 shares of our Common Stock underlying  the  Warrants to purchase up to 53,150 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. [NAME OF CONTROL PERSON], [TITLE] of [SELLING STOCKHOLDER] and has voting and dispositive power over the shares held by [SELLING STOCKHOLDER].  [NAME OF CONTROL PERSON] may be deemed to beneficially own the shares of Common Stock held by [SELLING STOCKHOLDER]. [NAME OF CONTROL PERSON] disclaims beneficial ownership of such shares. The address for this selling stockholder is 7409 Russet Dr., Sioux Fall, IA 511065.

(63)
Consists of 19685 shares of our Common Stock and 9841 shares of our Common Stock underlying the Warrants to purchase up to 9841 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(64)
Consists of 98425 shares of our Common Stock and 49200 shares of our Common Stock underlying the Warrants to purchase up to 49200 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(65)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(66)
Consists of 7874 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(67)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(68)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(69)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(70)
Consists of 19685 shares of our Common Stock and 9843 shares of our Common Stock underlying the Warrants to purchase up to 9843 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(71)
Consists of 137795 shares of our Common Stock and 68898 shares of our Common Stock underlying the Warrants to purchase up to 68898 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(72)
Consists of 19685 shares of our Common Stock and 9843 shares of our Common Stock underlying the Warrants to purchase up to 9843 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(73)
Consists of 39370 shares of our Common Stock and 19685 shares of our Common Stock underlying the Warrants to purchase up to 19685 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(74)
Consists of 7874 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(75)
Consists of 9842 shares of our Common Stock and 4921 shares of our Common Stock underlying the Warrants to purchase up to 4921 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(76)
Consists of 7874 shares of our Common Stock and 3937 shares of our Common Stock underlying the Warrants to purchase up to 4921 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(77)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(78)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(79)
Consists of 11811 shares of our Common Stock and 5906 shares of our Common Stock underlying the Warrants to purchase up to 5906 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(80)
Consists of 11810 shares of our Common Stock and 5904 shares of our Common Stock underlying the Warrants to purchase up to 5904 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(81)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(82)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(83)
Consists of 11811 shares of our Common Stock and 5904 shares of our Common Stock underlying the Warrants to purchase up to 5904 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(84)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(85)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(86)
Consists of 19685 shares of our Common Stock and 9843 shares of our Common Stock underlying the Warrants to purchase up to 9843 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(87)
Consists of 59055 shares of our Common Stock and 29528 shares of our Common Stock underlying the Warrants to purchase up to 29528 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(88)
Consists of 39370 shares of our Common Stock and 19680 shares of our Common Stock underlying the Warrants to purchase up to 19680 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(89)
Consists of 7874 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(90)
Consists of 7874 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(91)
Consists of 15748 shares of our Common Stock and 7872 shares of our Common Stock underlying the Warrants to purchase up to 7872 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(92)
Consists of 11811 shares of our Common Stock and 5904 shares of our Common Stock underlying the Warrants to purchase up to 5904 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(93)
Consists of 7874 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(94)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(95)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(96)
Consists of 19633 shares of our Common Stock and 9842 shares of our Common Stock underlying the Warrants to purchase up to 9842 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(97)
Consists of 9843 shares of our Common Stock and 4922 shares of our Common Stock underlying the Warrants to purchase up to 4922 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(98)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(99)
Consists of 7873 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(100)
Consists of 106299 shares of our Common Stock and 53150 shares of our Common Stock underlying the Warrants to purchase up to 53150 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(101)
Consists of 7874 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(102)
Consists of 55118 shares of our Common Stock and 27552 shares of our Common Stock underlying the Warrants to purchase up to 27552 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(103)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(104)
Consists of 118,110 shares of our Common Stock and 59,055 shares of our Common Stock underlying the Warrants to purchase up to 59,055 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Larry Butz and John Prinz, managing partners of this selling stockholder share voting and dispositive power over the shares held by this selling stockholder.  Larry Butz and John Prinz may be deemed to beneficially own the shares of Common Stock held by this selling stockholder. Larry Butz and John Prinz disclaim beneficial ownership of such shares. The address for this selling stockholder is 100 E. Cook Ave, Suite 100, Libertyville, IL 60048.

(105)	Consists of 78,740 shares of our Common Stock and 39,370 shares of our Common Stock underlying the Warrants to purchase up to 39,370 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Alan Donenfeld, managing member of this selling stockholder and has voting and dispositive power over the shares held by this selling stockholder. Mr. Donenfeld may be deemed to beneficially own the shares of Common Stock held by this selling stockholder. Mr. Donenfeld disclaims beneficial ownership of such shares. The address for this selling stockholder is 110 East 59th St. 29th Fl., New York, NY 10022.

(106)
Consists of 590,500 shares of our Common Stock and 295,250 shares of our Common Stock underlying the Warrants to purchase up to 295,250 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. [NAME OF CONTROL PERSON], [TITLE] of [SELLING STOCKHOLDER] and has voting and dispositive power over the shares held by [SELLING STOCKHOLDER].  [NAME OF CONTROL PERSON] may be deemed to beneficially own the shares of Common Stock held by [SELLING STOCKHOLDER]. [NAME OF CONTROL PERSON] disclaims beneficial ownership of such shares. The address for this selling stockholder is 930 Tahoe Blvd 802-281, Incline Village, NV 89451.

(107)
Consists of 196,850 shares of our Common Stock and 98,425 shares of our Common Stock underlying the Warrants to purchase up to 98,425 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. [NAME OF CONTROL PERSON], [TITLE] of [SELLING STOCKHOLDER] and has voting and dispositive power over the shares held by [SELLING STOCKHOLDER].  [NAME OF CONTROL PERSON] may be deemed to beneficially own the shares of Common Stock held by [SELLING STOCKHOLDER]. [NAME OF CONTROL PERSON] disclaims beneficial ownership of such shares. The address for this selling stockholder is 10 Forest Avenue, Ste 220, Paramus, NJ 7652.

(108)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(109)
Consists of 7874 shares of our Common Stock and 3936 shares of our Common Stock underlying the Warrants to purchase up to 3936 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(110)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(111)
Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying the Warrants to purchase up to 5,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. [NAME OF CONTROL PERSON], [TITLE] of [SELLING STOCKHOLDER] and has voting and dispositive power over the shares held by [SELLING STOCKHOLDER].  [NAME OF CONTROL PERSON] may be deemed to beneficially own the shares of Common Stock held by [SELLING STOCKHOLDER]. [NAME OF CONTROL PERSON] disclaims beneficial ownership of such shares. The address for this selling stockholder is 3101 N. Central Ave #1400, Phoenix, AZ 85012.

(112)
Consists of 14727 shares of our Common Stock and 7364 shares of our Common Stock underlying the Warrants to purchase up to 7364 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(113)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(114)
Consists of 5,000 shares of our Common Stock and 2,500 shares of our Common Stock underlying the Warrants to purchase up to 2,500 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. [NAME OF CONTROL PERSON], [TITLE] of [SELLING STOCKHOLDER] and has voting and dispositive power over the shares held by [SELLING STOCKHOLDER].  [NAME OF CONTROL PERSON] may be deemed to beneficially own the shares of Common Stock held by [SELLING STOCKHOLDER]. [NAME OF CONTROL PERSON] disclaims beneficial ownership of such shares. The address for this selling stockholder] is 123 Riviera Drive, Brick, NJ 8724.

(115)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(116)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(117)
Consists of 20,000 shares of our Common Stock and 11968 shares of our Common Stock underlying the Warrants to purchase up to 11968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(118)
Consists of 7874 shares of our Common Stock and 3937 shares of our Common Stock underlying the Warrants to purchase up to 3937 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(119)
Consists of 13268 shares of our Common Stock and 6634 shares of our Common Stock underlying the Warrants to purchase up to 6634 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(120)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(121)
Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying the Warrants to purchase up to 5,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. [NAME OF CONTROL PERSON], [TITLE] of [SELLING STOCKHOLDER] and has voting and dispositive power over the shares held by [SELLING STOCKHOLDER].  [NAME OF CONTROL PERSON] may be deemed to beneficially own the shares of Common Stock held by [SELLING STOCKHOLDER]. [NAME OF CONTROL PERSON] disclaims beneficial ownership of such shares. The address for this selling stockholder is 480 81st Street, Burr Ridge, IL 60527.

(122)
Consists of 3937 shares of our Common Stock and 1968 shares of our Common Stock underlying the Warrants to purchase up to 1968 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(123)
Consists of 50,000 shares of our Common Stock and 25,000 shares of our Common Stock underlying the Warrants to purchase up to 25,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(124)
Consists of 29527 shares of our Common Stock and 14764 shares of our Common Stock underlying the Warrants to purchase up to 14764 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(125)
Consists of 8,000 shares of our Common Stock and 4,000 shares of our Common Stock underlying the Warrants to purchase up to 4,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(126)
Consists of 3976 shares of our Common Stock and 1988 shares of our Common Stock underlying the Warrants to purchase up to 1988 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(127)
Consists of 58,955 shares of our Common Stock and 29,478 shares of our Common Stock underlying the Warrants to purchase up to 29,478 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. [NAME OF CONTROL PERSON], [TITLE] of [SELLING STOCKHOLDER] and has voting and dispositive power over the shares held by [SELLING STOCKHOLDER].  [NAME OF CONTROL PERSON] may be deemed to beneficially own the shares of Common Stock held by [SELLING STOCKHOLDER]. [NAME OF CONTROL PERSON] disclaims beneficial ownership of such shares. The address for [NAME OF SELLING STOCKHOLDER] is [INSERT ADDRESS].

(128)	Consists of 100,000 shares of our Common Stock and 50,000 shares of our Common Stock underlying the Warrants to purchase up to 50,000 shares of our Common Stock, subject to a

(129)
Consists of 15748 shares of our Common Stock and 7874 shares of our Common Stock underlying the Warrants to purchase up to 7874 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(130)
Consists of 6811 shares of our Common Stock and 3406 shares of our Common Stock underlying the Warrants to purchase up to 3406 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(131)
Consists of 3976 shares of our Common Stock and 1988 shares of our Common Stock underlying the Warrants to purchase up to 1988 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(132)
Consists of 3976 shares of our Common Stock and 1988 shares of our Common Stock underlying the Warrants to purchase up to 1988 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(133)
Consists of 3976 shares of our Common Stock and 1988 shares of our Common Stock underlying the Warrants to purchase up to 1988 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(134)
Consists of 5906 shares of our Common Stock and 2953shares of our Common Stock underlying the Warrants to purchase up to 2953 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(135)
Consists of 3976 shares of our Common Stock and 1988 shares of our Common Stock underlying the Warrants to purchase up to 1988 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(136)
Consists of 100,000 shares of our Common Stock and 50,000 shares of our Common Stock underlying the Warrants to purchase up to 50,000 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. David B. Kass, managing member of the selling stockholder has voting and dispositive power over the shares held by the selling stockholder.  Mr. Kass may be deemed to beneficially own the shares of Common Stock held by the selling stockholder. Mr. Kass disclaims beneficial ownership of such shares. The address for the selling stockholder is One Hawthorne Lane, Westport, CT 06880.

(137)
Consists of 111,940 shares of our Common Stock underlying the Warrants to purchase up to 111,940 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Owen May has voting and dispositive power over the shares held by the selling stockholder.  Mr. May may be deemed to beneficially own the shares of Common Stock held by the selling stockholder. Mr. May disclaims beneficial ownership of such shares. The address for the selling stockholder is 825 Third Avenue, 2nd Floor, Suite 231, New York, NY 10022.

(138)
Consists of 49,413 shares of our Common Stock underlying the Warrants to purchase up to 49,413 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.    [NAME OF CONTROL PERSON]      has voting and dispositive power over the shares held by the selling stockholder.  [NAME OF CONTROL PERSON] may be deemed to beneficially own the shares of Common Stock held by the selling stockholder. [NAME OF CONTROL PERSON] disclaims beneficial ownership of such shares. The address for the selling stockholder is 100 William Street 18th Floor, New York, NY 10038.

(139)
Consists of 190,581 shares of our Common Stock underlying the Warrants to purchase up to 190,581 shares of our Common Stock, subject to a 4.9% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Anthony M. Gardini has voting and dispositive power over the shares held by the selling stockholder.  Mr. Gardini may be deemed to beneficially own the shares of Common Stock held by the selling stockholder. Mr. Gardini disclaims beneficial ownership of such shares. The address for the selling stockholder is 205 Oser Avenue, Hauppauge, NY 11788.

Plan of Distribution

This prospectus relates to the resale of up to 5,630,575 shares (i) issued or (ii) to be issued upon the exercise of certain outstanding warrants, each held by certain Selling Stockholders.

May Davis and American Capital are registered broker dealers and FINRA member firm and listed as a selling stockholder in this prospectus.

Neither May Davis or American Capital have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through May Davis and American Capital. Further, other than any existing brokerage relationship as customers with May Davis and American Capital, no Selling Stockholders has any pre-arranged agreement, written or otherwise, with May Davis or ACP to sell their securities through May Davis or American Capital.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	Sales pursuant to Rule 144;
●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001. The holders of shares of our common stock currently (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors of the company; (ii) are entitled to share ratably in all of the assets of the company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. Please refer to the Articles of Incorporation,

Please refer to our By-Laws which have been filed with the SEC on August 22, 2007 as an exhibit to our Registration Statement on Form SB-2, and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of the company’s securities.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the company’s directors.

Preferred Shares

Currently, we do not have any shares of preferred stock authorized.  In the event we wanted to issue preferred stock, we would be required to obtain shareholder consent to designate a class of preferred stock.

Holders

As of the date hereof, we have 177 shareholders holding 38,154,340 shares of our issued and outstanding common stock.

Warrants

Investor Warrants

Currently we have outstanding Investor Warrants which are exercisable for 1,759,301 shares of our common stock at an exercise price of $3.81 per share and outstanding Agent Warrants which are exercisable for 351,934 shares of our common stock at an exercise price of $3.05 per share.  The Investor Warrants at the option of the holder, may be exercised by cash payment of the exercise price or, commencing six months following the original issuance date, if a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the Investor Warrants is not then declared effective by the SEC, in lieu of exercising the Investor Warrants by payment of cash, a holder may exercise the Investor Warrant by a cashless exercise by surrender of the Investor Warrant, in which event we will issue to the holder a number of shares of our Common Stock computed using the following formula:

	X = Y -	(A)(Y)
B

Where	X =	the number of shares of Common Stock to be issued to the Holder.
	Y =	the number of shares of Common Stock issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.
	A =	the Exercise Price.
	B =	the Per Share Market Value of one share of Common Stock on the Business Day immediately preceding the date of such election.

We will not receive any additional proceeds to the extent that Investor Warrants are exercised by cashless exercise.

The exercise price and number of shares of our Common Stock issuable upon exercise of the Investor Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock.

In the event we issue any additional stock at a price per share less than $2.54 or without consideration, then the exercise price then in effect upon each such trigger issuance shall be changed to a price equal to 150% of the consideration per share received by us in respect of the shares issued in such trigger issuance.  Such adjustment shall be made successively whenever such an issuance is made.

Pursuant to the terms of the Investor Warrants, the number of shares of Common Stock that may be acquired by the warrant holder upon any exercise of the Investor Warrant (or otherwise in respect hereof) will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended does not exceed 4.9% of the total number of issued and outstanding shares of our Common Stock.

Placement Agent Warrants

Similarly, the Placement Agent Warrants at the option of the holder, may be exercised by cash payment of the exercise price or, commencing six months following the original issuance date, if a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the Placement Agent Warrants is not then declared effective by the SEC, in lieu of exercising the Placement Agent Warrants by payment of cash, a holder may exercise the Placement Agent Warrant by a cashless exercise by surrender of the Placement Agent Warrant, in which event we will issue to the holder a number of shares of our Common Stock computed using the following formula:

	X = Y -	(A)(Y)
B

Where	X =	the number of shares of Common Stock to be issued to the Holder.
	Y =	the number of shares of Common Stock issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.
	A =	the Exercise Price.
	B =	the Per Share Market Value of one share of Common Stock on the Business Day immediately preceding the date of such election.

We will not receive any additional proceeds to the extent that Placement Agent Warrants are exercised by cashless exercise.

The exercise price and number of shares of our Common Stock issuable upon exercise of the Placement Agent Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock.

Pursuant to the terms of the Placement Agent Warrants, the number of shares of Common Stock that may be acquired by the warrant holder upon any exercise of the Placement Agent Warrant (or otherwise in respect hereof) will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended does not exceed 4.9% of the total number of issued and outstanding shares of our Common Stock.

Options

As of the date hereof, we do not have any options issued and outstanding.

Dividend

During the fiscal years ended December 31, 2008 and 2007, Liuzhou BCT declared and paid to its original shareholders cash dividends in the aggregate amount of $6,940,000 and $2,044,056 respectively.

The declaration or payment of any future cash dividend will be at the discretion of the Board and will depend upon the earnings (if any), capital requirements and financial position of the company, general economic conditions, and other pertinent factors. It is our present intention not to declare or pay any cash dividends in the foreseeable future, but rather to reinvest earnings (if any), in our business operations.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by PKF, Certified Public Accountants, Hong Kong, China, a member firm of PKF International Limited network of legally independent firms,  to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

BUSINESS

We are engaged in pharmaceutical distribution, retail pharmacy and manufacture of pharmaceuticals and medical-related products through our two wholly-owned subsidiaries Liuzhou BCT and Hefeng Pharmaceutical, and BCT Retail, a retail company that we control through a series of contractual arrangements, each of which is located in Guangxi province, China.

▪	Pharmaceutical distribution

Pharmaceutical distribution is our principal business.  We conduct our wholesale business through Liuzhou BCT by purchasing pharmaceutical products from suppliers and then distributing them to our wholesale customers, including hospitals, retail drug stores, other pharmaceutical wholesalers, clinics, medical centers, and individuals. Our pharmaceutical distribution business is focused on the market of Guangxi province, which includes major cities such as Nanning, Liuzhou and Guilin and which has a population of approximately 50 million people.  According to a Reprt from the Guanxi Tax Bureau there is an annual market demand for pharmaceutical distributors in Guangxi province of approximately $4 billion per year.  We believe that we operate one of the largest regional wholesale networks in Guanxi Province supported by strategically placed warehouse facilities.

We distribute over 8,000 products from nearly 4,000 suppliers through our wholesale distribution in compliance with PRC regulations.  Hefeng Pharmaceutical which is one of our wholly-owned subsidiaries is also one of our suppliers. Liuzhou BCT’s GSP Certificate, which is a certification that drugstores in China are required to obtain was issued on September 18, 2009 and will expire on September 17, 2013, subject to renewal of an additional five-year term.

▪	Retail Business

Established in 2001, BCT Retail operates the largest regional retail network in Guangxi province, consisting of 66 directly owned retail stores in Guangxi province under the registered name “Baicaotang 百草堂.”  BCT Retail’s GSP Certificate was issued on February 18, 2009 and will expire on February 17, 2010, subject to renewal of additional five-year term. Our retail stores provide convenient, high quality and professional pharmaceutical services, and supply a wide variety of medicines, including western medicine, TCM, dried Chinese herbal medicine, roughly processed Chinese herbal medicine, family planning products, and seasonal medicine.  Among the 66 stores, there are 16 stores that are medi-care qualified stores, where customers are able to make their purchase either by cash or by using their medi-care insurance card for payment.

▪	Hefeng Pharmaceutical

Hefeng Pharmaceutical has a manufacturing facility located on approximately 40,000 square meters of land, and manufactures four products units:

▪	A Chinese herbal medicine abstraction unit for raw material and medicine paste with 100 tons of annual abstraction capacity;

▪	A granular formulation unit with an annual production capacity of 2 billion packages;

▪	A pill formulation unit with an annual production capacity of 3 billion pills; and

▪	A liquid formulation unit with an annual production capacity of 0.1 billion injections.

Hefeng Pharmaceutical produces and sells pharmaceutical products under the registered name “Asio (亚太)” including: traditional anti-inflammatory and antibacterial drugs, cancer treatment drugs, cardio-vascular disease drugs and hepatitis drugs.

Hefeng Pharmaceutical’s best-selling products include:

▪	Tabellae Sarcandrae, a TCM drug that has similar anti-inflammatory and antibacterial effects as anti-biotics in Western medicine;

▪	Corydalis Saxicola Bunting (Yanhuanglian), an important component in various prescriptions in TCM;

▪	Hydroxycamptotbecine Injection; which is used to treat cancers such as esophagus cancer, carcinoma ventriculi, carcinoma hepatis and colon cancer.

▪	Yinge Tongmai Tea, which is made of gingko biloba, kudzu rot and Chinese tea and is used to clear up blood vessels and treat cardio-vascular diseases.; and

▪	Levodopa, a TCM drug that is used to treat stiffness, tremors, spasms and poor muscle control related to Parkinson’s disease.

In addition, Hefeng Pharmaceutical operates a raw material plantation base, collaborating with several renowned medical research universities in China to continuously improve its raw material abstraction efficiency and production process, and to develop alternative formula for existing drugs.

Hefeng Pharmaceutical’s GMP Certificate was issued on July 14, 2009 and will expire on July 13, 2010, and its GMP Certificate for Small Volume Parental Solution was issued on July 10, 2006 and will expire on July 9, 2011, both of which will be subject to renewal of additional five-year term.

Our Products

Products Offered by Hefeng Pharmaceutical

Manufacturing both Chinese medicine and Western medicine, Hefeng Pharmaceutical maintains valid production licenses for 76 drugs. Below is the description of the five (5) best-selling drugs.

▪	Corydalis Saxicola Bunting (Yanhuanglian)

Corydalis Saxicola Bunting is an important component in various prescriptions in TCM. Yanhuanglian has been demonstrated to possess many pharmacological activities, including antibacterial, antiviral and anticancer activities. The active fractions are dehydrocavidine, coptisine, dehydroapocavidine and tetradehydroscoulerine. Systemic clearance of the four active alkaloids in plasma was over 93% of hepatic blood flow, indicating they may be quickly eliminated via hepatic clearance. Less than 10% of the drug was excreted via urine following intravenous and oral administration, suggesting that these four alkaloids may undergo significant metabolism in the body or the drug may be excreted via other routes other than urine. Intravenous administration of Yanhuanglian is the most common clinical practice, because it can improve absorption of the four active alkaloids into systemic circulation.

We are the sole licensed producer for this drug in China, and the market demand for this drug has been extremely strong due to the effectiveness of the drug to treat hepatic diseases.

▪	Tabellae Sarcandrae

Tabellae Sarcandrae, a TCM protected drug, has similar anti-inflammatory and antibacterial effects as anti-biotics in Western medicine. Tabellae Sarcandrae possessed marked inhibition effect to auricular inflammation in mice caused by croton oil, footpad inflammation in rats caused by carragheenin and granuloma in mice by cotton ball. It could also relieve obviously abdominal pain caused by acetic acid and inhibit bacterial growth. The TCM protection is valid from December 19, 2006 to August 1, 2012 and is renwable.

▪	Hydroxycamptotbecine Injection

Hydroxycamptotbecine Injection is used to treat cancers such as esophagus cancer, carcinoma ventriculi, carcinoma hepatis and colon cancer. We are one of three licensed producers of this drug in China.

▪	Levodopa

Levodopa is used to treat the stiffness, tremors, spasms, and poor muscle control of Parkinson’s disease. Levodopa is also used to treat these same muscular conditions when they are caused by drugs such as chlorpromazine (Thorazine), fluphenazine (Prolixin), perphenazine (Trilafon), and others. As traditional Chinese medicine has become more and more popular worldwide, especially in South-east Asian countries whose cultures are similar to that of the Chinese, we have exported roughly processed Levodopa raw material to Japan and Thailand.

         Ethacridine Lactate Injection

This family planning drug very popular in China; it’s used for second trimester pregnancy termination from week 12-26 at hospitals. We are one of three licensed producers in China.

Products and services offered by Retail Chain

Retail Chain provides our customers with high-quality, professional and convenient pharmaceutical services and supplies of a wide variety of medicines, including Western medicine, TCM, raw materials of dried herbal products, roughly processed herbal medicine, family planning products, as well as convenient seasonal and promotional items.  A typical retail drug store of Retail Chain carries approximately 2,800 to 3,200 different products. Management regularly reviews and refines the product selection in order to respond to change in demographics, lifestyles, shopping habits and product preferences of our customers.

Our product selection is designed to offer choices and convenience to our customers and to achieve high gross margins for us. We offer our customers a broader range of choices in two respects. First, we offer a wide range of complementary products in each therapeutic category so that customers have more choices to suit their needs. For example, a customer looking for a cough remedy will be able to find a wide variety of choices including different OTC drugs, nutritional supplements and herbal products. Second, for products with the same therapeutic purpose, we offer choices in each of the high, medium and low price ranges to suit the needs of customers with different spending power.

▪
Packaged Western and TCM. We offer approximately 2,750 packaged drugs including prescription and OTC drugs. We accept prescriptions only from licensed healthcare providers and do not prescribe medications or otherwise practice medicine. Our in-store pharmacists verify the validity, accuracy and completeness of all prescription drug orders. We ask all prescription drug customers to provide us with information regarding drug allergies, current medical conditions and current medications.

▪
Chinese Herbal Medicine. We offer approximately 450 types of various drinkable herbal remedies and packages of assorted herbs for making soup, which are used by consumers as health supplements. Herbal products typically have higher margins than prescription and OTC drugs.

▪
Family Planning Products. We offer approximately 40 family planning products, which include family care products such as portable medical devices for family use, birth control and early pregnancy test products and convenience products. Our family planning products also include seasonal and promotional items tailored to local consumer demand for convenience and quality. We believe offering these products increases customer visits by increasing the shopping convenience for our customers.

Products offered by our wholesaler

Our wholesale business provides Retail Chain with the majority of the pharmaceutical products sold in retail drugstores. Approximately 95% of the packaged Western medicine and TCM, 100% of the Chinese Herbal Medicine and 100% of the family planning products are supplied by our wholesale business.

Besides providing procurement to our retail business, the majority of the sales revenue of our wholesale business arises from supplying pharmaceutical products to hospitals, clinics and healthcare centers at provincial, city, county and district levels. In addition, our wholesale business also exchanges our products with other wholesale networks to obtain products that we do not produce. Further, our wholesale business also distributes our products to other retail networks.

Increasing coverage of social medical insurance in China

The National Medical Insurance Program (“National Program”), which was introduced in 1999, is the largest medical insurance program in China. The National Program is funded with varying levels of contributions from the PRC Government, individual program participants and their employers. In 1999, the National Program was originally launched as the Urban Worker Basic Medical Insurance Program (“Urban Worker Program”), a mandatory scheme covering urban workers and their minor children. In 2007, a voluntary component called the Urban Resident Basic Medical Insurance Program (“Urban Resident Program”) was further implemented as part of the National Program, to cover the rest of the urban residents that are not covered by the Urban Workers Program. The National Program provides guidance on which prescription and over-the-counter medicines are included in the program and to what extent the purchases of these medicines are reimbursable.

We believe that only a small percentage of the Chinese population can afford commercial insurance plans. Therefore, the National Program coverage is expected to expand in the future. According to the PRC National Bureau of Statistics, the percentage of PRC urban residents grew from approximately 37.7% of the total population to 44.9% from 2001 to 2007. The number of people covered by the National Program increased from approximately 37.9 million in 2000 to 180.2 million in 2007, representing an CAGR of 25%. This trend is anticipated to continue as the Eleventh Five-Year Plan projects that the PRC urban population will increase from 45% to 47% of China’s total population between 2007 and 2010. Furthermore, the provincial and municipal authorities who are responsible for administering social medical insurance funds to cover such reimbursements have been gradually increasing funding in recent years. According to the PRC Ministry of Labor and Social Security, total funding under the national insurance program reached RMB225.7 billion, or $28.9 billion, in 2008, representing an increase of 29.2% from 2007. The availability of funding is expected to increase significantly in the near future, primarily as a result of increased financial and policy support from various levels of the PRC Government.

Increasing access to healthcare in rural areas

At the fifth meeting of the tenth National People’s Congress held in March 2007, the PRC Government announced its goal to accelerate the reform and development of healthcare services in the PRC and focus on building a basic healthcare system that covers both rural and urban areas. The PRC Government’s plans include providing expanded healthcare services for its rural citizens and establishing comprehensive community healthcare service centers that would provide basic medical treatment and pharmaceutical services, as well as upgrading existing class-two hospitals and state owned medical facilities. The public health service centers would be allocated based on demand and population. In addition, the PRC Government has actively promoted the implementation of the New Rural Cooperative Medical Insurance Scheme (“New Rural Insurance Scheme”), which seeks to provide healthcare services to the vast rural areas of China. The program extends to cover approximately 2,729 counties in the PRC, which account for 95.4% of the total number of counties in the PRC. In addition, the program covers approximately 814 million rural residents, which accounts for approximately 91.5% of the total population engaged in the agricultural industry in China as of December 31, 2008.

PRC Healthcare Reform Plan

In September 2008, the State Council published a draft plan to ease the difficulties and minimize the costs for PRC citizens to obtain proper healthcare treatment. On 17 March 2009, the PRC Government issued the Opinion on Deepening the Healthcare System Reform (the “Opinion”). The State Council subsequently released the Notice on Important Implementing Plans for the Healthcare System Reform 2009-2011 (the “Implementing Plan”). The goal of the healthcare reform plan is to establish a basic, universal healthcare framework to provide Chinese citizens with safe, efficient, convenient and affordable healthcare. The Opinion calls for healthcare reform to be carried out in two steps:

▪
Step One, which will be completed by 2011, aims to increase the accessibility while reducing the cost of healthcare. During this phase, the PRC Government will build up a network of basic healthcare facilities, expand coverage of the public medical insurance system to cover 90% or more of the population, and reform the drug supply and public hospital system.

▪
Step Two, which will take place between 2011 and 2020, envisions the establishment of a universal healthcare system. The entire population should be covered by public medical insurance; drugs and medical services should be accessible and affordable to citizens in all public healthcare facilities.

While the PRC Government has neither provided a concrete timetable nor steps to implement certain tasks, such as the public hospital reform, it has released execution guidance for other tasks. Most notably, the PRC Government has announced it will spend an additional approximately RMB 850 billion, or $125 billion from 2009 to 2011 on the healthcare industry. A significant portion will be expended to establish a basic healthcare medical insurance regime, which aims to cover over 90% of the national population by 2011, mainly through the Urban Worker Program, Urban Resident Program and the New Rural Insurance Scheme. The PRC Government further announced that the annual subsidy for each participant will be increased from approximately RMB 40, or $5.90 to approximately  RMB120, or $17.60 for Urban Resident Program participants, and from approximately RMB 80, or $11.76 to approximately RMB120 RMB, or $17.60 for New Rural Insurance Scheme participants, starting from 2010. The reform plan will also raise the cap on claim payments from four times the local average annual income to six times such income. Another significant part of the spending plan focuses on healthcare facilities. The PRC Government plans to build 29,000 rural clinics in 2009. In the next three years, the PRC government plans to build an additional 5,000 rural clinics, 2,000 county-level hospitals and 2,400 urban community clinics in under-developed areas. This substantial increase in healthcare spending is expected to expedite the growth of the healthcare industry in China.

Under the healthcare reform plan, the additional funding for the healthcare industry will primarily target four fundamental healthcare systems in China:

▪
The public health services system. This system focuses on preventing disease and promoting health as a complementary alternative to medical treatment. The public health services system will provide services such as immunizations, regular physical check-ups (for senior citizens over 65 years of age and children under three years of age), pre-natal and post-natal check-ups for women, prevention of infectious or chronic diseases and other preventative and fitness activities.

▪
The public medical insurance system. This system covers drugs and medical treatments for the majority of the population. The healthcare reform plan will retain the framework of the current public medical insurance schemes under the National Program, but will expand them to cover more of the population and increase the scope of treatments, raise the cap on claim payments and cover more claims at higher percentages.

▪
The public healthcare delivery system. One of the primary goals of the Implementing Plan is to build more healthcare facilities and to improve the training of healthcare professionals. Beyond additional public wellness centers, the reform plan aims to place a medical clinic in every village and a hospital in every county by 2011. In addition, the PRC Government will encourage private investors to establish public non-profit hospitals.

▪
The drug supply system. This system regulates pricing and how drugs will be procured prescribed and dispensed in healthcare facilities. The healthcare reform plan will focus on pricing, procurement, prescription and dispensing of essential drugs.

The Opinion and the Implementing Plan direct relevant governmental authorities, including the Ministry of Health, SFDA and the National Development Reform Commission, or NDRC, to adopt implementing regulations for the reforms outlined in the healthcare reform plan. Although the healthcare reform plan is expected to benefit our pharmaceutical distribution, retail pharmacy and other business operations and improve our competitive position, the full effect of the healthcare reform plan on our operations is as yet unclear.

Industry Overview

We operate in the large and growing pharmaceutical wholesale and retail industry in China, which we believe offers compelling industry fundamentals and benefits from favorable demographics. With approximately one-fifth of the world’s population and one of the world’s fastest growing economies, China presents significant potential for the retail drugstore industry. According to the PRC State Information Center and Bejing Duhuida Consulting’s Research Report, total expenditure on pharmaceutical products in China increased from RMB175.6 billion, or $23.1 billion in 2002 to RMB360.3 billion, or $47.3 billion in 2006, representing a compound annual growth rate of 19.7% in that period. Beijing Duhuida Consulting, an independent market research and consulting firm, expects expenditure on pharmaceutical products in China to grow at 23.5% annually between 2007 and 2011, and to reach RMB965.2 billion, or $126.8 billion, in 2011. The following chart sets forth the historical and projected expenditure on pharmaceutical products in China by category of pharmaceutical products for the periods indicated:

	(In RMB billions)
	2007	2008	2009 E	2010 E	2011 E
OTC drugs
Western medicine	10.6	12.1	13.5	14.9	16
Traditional Chinese medicine	42.3	48.5	53.8	59.7	64.2
Subtotal	52.9	60.6	67.3	74.6	80.2
Prescription drugs
Western medicine	230.7	293	365.2	479	626.7
Traditional Chinese medicine	57.7	73.3	91.3	119.7	156.7
Subtotal	288.4	366.3	456.5	598.7	783.4
Nutritional supplements	52.4	54.8	59	63.4	68.9
Herbal products	21.1	23.4	26.8	30.8	32.8
Total expenditure on pharmaceutical products	414.8	505.1	609.6	767.5	965.3

(Source: PRC State Information Center and Beijing Duhuida Consulting’s Research Report)

The growth potential of the pharmaceutical wholesale and drugstore industry in China is further demonstrated by the rapid growing expenditure on pharmaceutical products per capita. According to the PRC National Bureau of Statistics, expenditure on pharmaceutical products per capita in China was $42.6 in 2006,  which lags far behind many developed countries such as the United States, Germany, France, Australia and Japan. However, it is projected that expenditure on pharmaceutical products per capita in China is to grow at 18.0% annually between 2007 and 2011 and reach $99.2 by 2011. This growth rate is significantly higher than in many developed countries such as the United States, Germany, France, Australia and Japan, where the growth rate of the expenditure on pharmaceutical products is projected to be between 4.8% and 13.7% from 2007 to 2011. The following charts set forth expenditure on pharmaceutical products per capita of various countries in 20061 and the projected growth rate of expenditure on pharmaceutical products per capita of various countries from 2007 to 2011.

1 Shelly will provide updated information.

(Source: PRC National Bureau of Statistics and Beijing Duhuida Consulting’s Research Report)

Market Overview

In China, retail pharmaceutical and other healthcare related products could be purchased at either hospital pharmacies or non-hospital drugstores, including independent drugstores and drugstore chains. Historically, sales by hospital pharmacies accounted for a larger percentage of retail sales of pharmaceutical products in China. This is because out-patients typically purchase their prescription drugs at hospital pharmacies in accordance with doctors’ prescriptions. However, if a medical condition can be treated with OTC drugs, many Chinese people typically choose to purchase OTC drugs from non-hospital drugstores instead of consulting a doctor in a hospital for prescription medicines.

(in RMB billions)	2007	2008	2009	2010 E	2011 E
Hospital pharmacies	254.1	278.9	298.2	318.8	325.9
Non-hospital drugstores	107.3	125.8	152.4	184.5	226.4
Total retail drug sales	361.4	404.7	450.6	503.3	552.3
Non-hospital drugstore

(Source: Beijing DHD’s research report)

In recent years, the PRC government has promulgated a number of measures to regulate the pharmaceutical industry, directly or indirectly, which are expected to favor non-hospital drugstores more than hospital pharmacies. According to 2007-2008 Research on Financing and M&A Strategy of China Pharmaceutical Chain Store for Beijing Duhuida Consulting Limited sales from non-hospital drugstores are expected to constitute 41.0% of total drug sales in 2011, compared to 28.4% in 2006. The above table sets forth historical and projected retail drug sales by hospital pharmacies and non-hospital drugstores, which include independent drugstores and drugstore chains, for the periods indicated:

Fragmentation of the Pharmaceutical Chain Store Industry and the Trend for Consolidation

The drugstore industry in China is highly fragmented. Retail pharmacies in China include chain drugstores, individual stores, and OTC counters in retail chain stores and supermarkets. While pharmacy chain stores and retail chain stores with OTC counters are expanding quickly, neither format has developed a nationwide presence in China. The NDRC reported that as of December 31, 2004, 7,445 pharmaceutical product wholesalers, 1,410 pharmacy chain stores and 58,065 individual pharmaceutical product retailers have obtained Good Supply Practices certification. According to Status Quo of Drug Supervision in China, there were more than 340,000 retail pharmaceutical stores in China in 2007. Given the level of fragmentation and increased regulatory requirements, the Company believes retailers with an effective nationwide presence and a strong reputation are most likely to thrive.

Non-Pharmaceutical Sales Opportunity at Retail Pharmacies

We believe drugstore non-pharmaceutical merchandise, combined with prescription and non-prescription drugs, provides customers with a complete wellness solution. Non-pharmaceutical merchandise includes nutrition supplements, beauty, cosmetics and fragrance products, personal care products, as well as consumable, seasonal, promotional and other non-prescription products.

Challenges for the Drugstore Industry in China and Increased Competition

While the Chinese economy in general and the drugstore industry in particular have grown significantly in the past decade, such growth may not continue in the future. The drugstore industry in China faces a number of challenges, including:

▪	Competition in the retail drugstore market in China may also intensify;

▪	Industry reforms aimed to meet China’s commitments under WTO may foster increased competition from multinational pharmacy chains at the expense of China-based pharmacy chains; and

▪
Current PRC laws and regulations limit any foreign investor’s ownership of drugstores to 49.0% if the foreign investor owns interests in more than 30 drugstores in China that sell a variety of branded pharmaceutical products sourced from different suppliers. If this restriction is relaxed or eliminated, there may be increasing competition from large foreign drugstore chains which intend to enter into the drugstore industry in China.

Production Facility

Our production plant maintains Good Manufacturing Practice (“GMP”) certification authorized by the national accreditation bodies of the PRC.  A GMP-certified facility operates under the GMP parameters prescribed by the institution granting such certification. GMP parameters are operating standards that are formed to ensure product quality, by regulating the manufacturing space, the storage warehouse for raw materials and finished products, and laboratory areas of the production facility. Hefeng Pharmaceutical operates our production line and holds a general GMP Certificate that was issued on July 14, 2009 and will expire on July 13, 2010, and also holds a GMP Certificate for Small Volume Parental Solution that was issued on July 10, 2006 and will expire on July 9, 2011. Both GMP Certificates will be subject to renewal of additional five-year term.

Target Market

Our business operations are located in Guangxi province which hosts many second- and third- tier cities with less competition in the market of manufacture and distribution of pharmaceutical products. Through our experience in operating in such a business environment, we have accumulated extensive business operating experience in developing a market in second- and three-tier cities and rural areas, and have built a strong reputation and brand name awareness in Guangxi province.  Moreover, we have not only gained valuable experience in operational management, but also built up a strong sales network in Guangxi provision. With the brand name and leading position we have established in Guangxi province, we will continue building and expanding our retail and wholesale business in the second- and third-tier cities and the rural areas in Guangxi province through our current retail stores and the new stores that we may acquire in the future.  Based upon on continued forecasted growth in Guangxi province, we may apply the business model we have establish in Guangxi province to our business expansion in the second- and third-tier cities and the rural areas of our contiguous provinces, such as Yunnan or Huainan provinces.

Competition

Retail and Wholesale

The pharmaceutical industry in China is intensely competitive, rapidly evolving and highly fragmented. In many large cities in China, we need to not only compete with other retail drugstores, but also face increasing competition pressure from discount stores, convenience stores and supermarkets. In order to maintain our competitive position in the market, we have increasingly diversified products and services by offering some non-drug products that are provided in regular convenience stores. In addition, we also increased our competitiveness through careful selection of store location, merchandise, and services.

With the continuous consolidation of the pharmaceutical industry and opening of new drugstore chains in large cities, we will face more competition in the industry. However, in many of our targeted second- and third- tier cities and rural areas, we are facing less competition because major drugstore chains have not entered into the market. We are in a good position to establish our standing and reputation in these targeted markets. In addition, the pharmaceutical industry has entrance barriers for new entrants due to the requirements for capital, brand name, management expertise, etc. Further, PRC laws and regulations limit a foreign investor’s ownership in retail drugstores to the maximum of 49.0% if such investor holds ownership interest in more than 30 drug stores that sell a variety of branded drugs sourced from different suppliers. This limitation, together with the complexity of the Chinese market, creates a barrier for foreign retail drugstore chain operators to enter into the PRC market. As a result, currently we do not face notable competition from foreign owned drugstore chains.

Because our network covers many cities and areas, and many of drugstores are regional, our competitors vary from region to region. Each region can have its own, among others, distinct demographics, local regulations and shopping style. We do not consider any individual regional drugstore as our major competitor, but we compete with them on an aggregate basis. Our main competitors in Guangxi province are Sinopharma Liuzhou Branch and Sinopharma Nanning Branch, Liuzhou Medical and Pharmaceutical Limited on wholesale side; Shenzhen Accordance Pharm. Chain Store Inc., and Hunan Laobaixing Pharmacy Chain on retail side.

Manufacturing

With respect to competition in our drug production business, we compete with other manufacturers in each specific drug category. For instance, although we are the sole authorized producer of Corydalis Saxicola Bunting (Yanhuanglian), which is the preferred drug treating chronic hepatitis A, B and C, there are drugs that have a similar medical effect for treating hepatitis.

Government Regulation

We are subject to various Chinese laws and regulations pertaining to the pharmaceutical industry. We have attained certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing of pharmaceutical products in China.

In 1998, the PRC State Food and Drug Administration (“SFDA”) introduced the GMP Certificate in order to promote quality and safety of pharmaceutical production Good Manufacturing Practices have been revised in July and October, 2004. We are required to meet GMP standards in order to continue manufacturing pharmaceutical products and health foods. For each new product, we prepare documentation of pharmacological, toxicity, pharmacokinetics and drug metabolism studies in addition to providing samples of the drug. The documentation and samples are then submitted to the provincial food and drug administration. This process typically takes approximately three months. After the documentation and samples have been approved by the provincial food and drug administration, the provincial administration submits the approved documentation and samples to the SFDA. The SFDA examines the documentation and tests the samples and presents the findings to the New Drug Examination Committee for approval. If the application is approved by the SFDA, the SFDA will issue a clinical trial license to the applicant for clinical trials. This clinical trial license approval typically takes one year, followed by approximately two years of trials, depending on the category and class of the new drug. The SFDA then examines the documentation from the trial and, if approved, issues the new drug license to the applicant. This process usually takes eight months. The entire process takes anywhere from three to four years.

The GMP certificate is valid for a term of five years, the pharmaceutical products production permits are subject to renewal every five years, and the health food production permits are valid for three-year terms, and each must be renewed before its expiration, if applicable. If our GMP certificate expires without renewal, we will not be able to continue manufacturing pharmaceutical products, which will cause our production operations to be terminated.

In addition, a distributor of pharmaceutical products in China must obtain a pharmaceutical distribution permit from the relevant provincial or local SFDA branches. The distribution permit is granted if the relevant SFDA provincial branch receives satisfactory inspection results of the distributor’s facilities, warehouse, hygiene environment, quality control systems, personnel and equipment.  A pharmaceutical distribution permit is valid for five years.

The SFDA applies Good Supply Practice (“GSP”) standards to all pharmaceutical wholesale distributers as well as our retail to ensure the quality of distribution in China. The currently applicable GSP standards require pharmaceutical distributors to implement controls on the distribution of medicine, including standards regarding staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control. A certificate for GSP standards, or GSP certificate, is valid for five years, except for a newly established pharmaceutical distribution company, for which the GSP certificate is valid for only one year. If our GSP certificate expires without renewal, we will not be able to continue distributing pharmaceutical products, which will cause our wholesale and retail distribution to be terminated.

Competitive Advantage

As the leading pharmaceutical distributor in the region, we are well-positioned to benefit from the strong growth, consolidation, and regulatory reform in the PRC pharmaceutical and healthcare industry.

The PRC healthcare market is one of the fastest-growing healthcare markets in the world, driven by China’s rapidly growing economy, rising living standards, increased health consciousness, large aging population and proactive government policies. Furthermore, the PRC Government recently announced a reform plan to spend RMB850 billion on healthcare in addition to the regular healthcare budget from 2009 to 2011, in order to increase the availability of healthcare, basic medicines and health insurance coverage for people in China. As a comparison, in 2007, the total healthcare expenditure in China was approximately RMB1.1 trillion, of which approximately RMB230 billion was government spending, according to the Ministry of Health. The healthcare reform plan is expected to accelerate growth in the PRC pharmaceutical industry not only by the increased government spending, but also by the expected increases in private healthcare spending stimulated by larger government subsidies to PRC residents, as per capita healthcare spending remains much lower than in developed countries. We are well-positioned to capture business opportunities resulting from this fast growing market.

Building up a modernized logistic center in 2010 and 2011, streamlined supply chain and increased capital entrance barrier for smaller competitors to further strengthen our leading position and differentiate in the region

In addition, China’s pharmaceutical distribution market is highly fragmented and is characterized by inefficient supply chains. The highly fragmented pharmaceutical distribution industry has recently commenced a process of consolidation, which has led to an increase in market share of the pharmaceutical distributors in the market, we expect the PRC pharmaceutical distribution market to continue to consolidate into one with larger and more efficient distributors. In addition, we expect the healthcare reform plan to promote further consolidation, as it calls for reducing the number of layers between manufacturers and consumers of medicines. We believe that we have the scale, industry standing, brand and financial strength to compete effectively during this process of consolidation. The PRC Government has also adopted measures to raise the operating standards of pharmaceutical companies and promote the quality of distribution of pharmaceutical products in China, in order to ensure a stable supply of safe, effective medicines at reasonable prices. We believe we will benefit from future regulatory reforms, which require pharmaceutical manufacturers and distributors to implement more stringent standards on the manufacturing and distribution of pharmaceutical products. Unlike smaller distributors, we have a large-scale distribution network, high quality equipment and facilities, leading management and qualified personnel, which are required to satisfy the higher standards. These attributes also provide us with a competitive edge over our competitors.

Leading Product and Brand Name in Diversified Area

Over the years, we have developed and introduced a number of pharmaceutical products under the brand name Asio (亚太), which we believe are the leading products in their respective market segments, including Levodopa, which treats the stiffness, tremors, spasms, and poor muscle control of Parkinson’s disease; Hydroxycamptotbecine Injection, which we believe is one of the best choices to fight cancers of various kinds with minimal side effects; Tabellae Sarcandrae, which is called Chinese anti-biotic and has similar anti-inflammatory and antibacterial effects as anti-biotics used in Western medicine; Corydalis Saxicola Bunting (Yanhuanglian), which treats hepatitis, liver cirrhosis, liver ascites and liver cancer; and Yinge Tongmai Tea, which improves cardio-vascular condition and blood circulation, and can be taken as a normal healthy drink on a daily basis. As a result, “Asio (亚太)” has become a widely recognized brand name for our self-developed drugs in China. Among our five best-selling drugs, we are the sole producer of Corydalis Saxicola Bunting (Yanhuanglian) and Hydroxycamptotbecine Injection.

In addition, our sales and marketing teams are specialized in promoting products in different therapeutic categories. The teams have strong relationships with healthcare executives, doctors and pharmacies in their respective target markets and possess extensive sales and marketing experience in promoting prescription and non-prescription pharmaceutical products.

Strong Research and Development Capability

Our research and development department relies upon a research institute jointly formed by us and several renowned Chinese medicine universities, including China Medicine University located in Nanjing China, which focuses on utilizing Guangxi’s natural herbal medicine resources to produce drugs that meet the demand of the Chinese domestic market.

Guangxi is a province with a wealth of natural resources for developing traditional Chinese medicine. In addition, they also used great efforts to discover advanced production process of Levodopa and Corydalis Saxicola Bunting (Yanhuanglian), to develop better understanding of the composition of Hydroxycamptotbecine and its derivatives, to develop key technology of figure print quality control, and to research the production technology of herbal medicine in limestone mountainous areas.

Extensive Wholesale and Retail Distribution Network and medi-care qualified stores

We operate wholesale and retail distribution networks covering major cities, townships, and counties of Guangxi province. Our wholesale network is the largest regional wholesale network in China, which offers more than 10,000 pharmaceutical products to our clients. Further, BCT Retail offers more than 3,200 pharmaceutical products in more than 66 retail stores, holding the leading market position in many major cities of Guangxi province. Among the 66 stores, there are 16 stores are covered by medi-care insurance plan for citizens and employees. We’ve also signed an MOU with local authorities to be authorized to open 30 retail stores under the New Rural Co-operation Health Issuance Plan.

Economic of Scope and Integration Ability

We believe we have the potential to expand our scale by acquiring more wholesale and retail networks. By acquisition of a production facility in 2008, we have established a full-integrated operation.  Established in the early 1970s, our production facility has accumulated a large reserve of production licenses, established an experienced management team, formed a strong research and development team, and developed solid relationships with local raw material providers.  This integration enables us to enjoy economies of scale and also provides us with an ability to increase our operation efficiency in order to sustain strong profit margins and favorable growth rates.

Experienced Management Team with Proven Track Record

Over the past decade, Mr. Hui Tian Tang, Chairman of our board of directors and other members of our senior management team have taken a successful leadership in our operations and increased our revenue and profit. Many members of our senior management team have worked with us since our inception or otherwise have broad experience in the retail industry, and have developed extensive expertise in operating a national chain of drugstores, which is important to our future development. The Chief Operating Officer of Liuzhou BCT, Jing Hua Li, has extensive experience in chain store retailing, gained from his four years service with Meidong Bip-technology (AOB), a publicly held multinational pharmaceutical corporation.  In addition, the majority of our mid-level managers and managers of our regional operations and stores have been with us for many years. These managers have obtained extensive experience through our internal management training system and real practice in managing retail stores and distribution centers.

Well-established Good Supply Practices (GSP) control system

Our logistics system is established in line with GSP. We also have a full-time GSP supervision body comprised of professionals with professional pharmacist qualification or pharmacist-in-charge titles. They are familiar with national laws and regulations on medicine quality, and have extensive knowledge and practical experience in the implementation of GSP in the enterprise.

Professional storage, advanced transportation equipment, comprehensive management system and detailed flow records are integrated with hardware and software of the pharmaceutical business. The medicine warehouse occupies an area of 4,800 square meters, including warehouses of room temperature (0-30°C), cool (<20°C) and cold (2-8°C), stock control and subsidiary operation area, chemical laboratory and has advanced instruments and facilities.

GSP, which can be called a total quality control system for the pharmaceutical industry, is strictly observed from purchase to sale to storage, forming a secure tunnel for the medicine transportation and guaranteeing medicine quality.

Growth Strategy

Expanding of Our Wholesale and Retail Networks targeting the Second and Third Tier Cities and Rural Markets

We believe that maintaining a large number of retail stores in desirable geographic markets is essential to our competitiveness and our ability to increase our profitability. We are attempting to significantly expand our market presence in our contiguous provinces in China by effectively leveraging our existing operating infrastructure.

Maintain and Improve Customer Loyalty with Effective Marketing and Promotional Programs

We believe that a strong brand name is critical to obtaining customers’ trust in our business, as well as building customer loyalty and increasing customer visits to our stores. As a result, we intend to continue promoting aggressively and effectively both our brand name and our private label products. Specifically, we will continue to deploy the following marketing and promotional initiatives:

1. adopting advanced category management by focusing on seasonal and cross-merchandising, and offering a wider selection of products;

2. offering services that are carefully tailored to our customers’ healthcare needs, including integrated health programs focused on health supplements, weight management, diabetes, infant care and birth control;

3. enhancing our customer loyalty by organizing community-based activities and targeted promotion programs;

4. using data mining techniques to tailor relevant promotional offers to our target customers, especially our loyalty members;

5. enlarging the number of our promotional partners and developing additional promotional campaigns with these partners; and

6. advertising our brand and private label products in selected newspapers that service our targeted cities.

Selectively Pursue Complementary Acquisitions of Chain Stores and Wholesale Networks

We currently plan to selectively acquire drugstore chains or independently operated drugstores that complement our existing store network or help us to establish a presence in new markets. In particular, we plan to grow through first acquiring similar businesses in the cities in Guangxi province and then acquiring business targets outside of the Guangxi province. We target retail chains or individual stores in prime locations and with good brand names, well-developed facilities and customer bases that are complementary to ours, and which are commercially attractive. We believe that our relationship with many industry participants and our knowledge of, and operational expertise in, the drugstore market in China will assist us in making acquisitions. We also believe that we can rapidly and successfully integrate newly acquired stores into our current distribution network and quickly realize operating and financial benefits.

Invest in a more advanced logistics and information management systems to improve cost and operating efficiencies.

We intend to invest in an advanced logistic system and taken significant steps to reengineer and integrate our logistics process and reorganize our logistic network to ensure our competitiveness as efficient logistics and information management systems are critical to our business and networks. In Liuzhou city first, we plan to establish regional and provincial logistics facilities equipped with leading technology and information systems. These improvements have provided a direct and high-speed information exchange channel that connects us to our customers and suppliers throughout China, covering each stage of our pharmaceutical distribution operations, including electronic order entry, invoice preparation, purchasing, inventory tracking, GSP-certified warehousing and logistics and delivery arrangements. As a result, we have shortened delivery lead-times, increased responsiveness to customer demands and reduced distribution and selling expenses.

Continue to build upon our integrated business platform in order to enhance the synergies between our pharmaceutical distribution, retail pharmacy and other businesses.

We will continue to build upon our integrated business platform in order to enhance the synergies that arise from our pharmaceutical operations spanning the distribution, retail and manufacturing of pharmaceutical and healthcare products and expand our reach to end-customers. We plan to leverage our existing businesses to capitalize on particular opportunities that may arise and create efficiencies and cost savings in our business operations. We also plan to utilize our extensive distribution network to provide reliable supply channels for our retail drug stores which, in turn, will sell the pharmaceutical and healthcare products supplied by our distribution network. Further, we intend to utilize our pharmaceutical manufacturing operations to produce private-label products for our retail pharmacy operations. We expect to maintain the flexibility to reallocate manufacturing capacity of our products in response to potential changes in supply and demand, as well as to control inventory in a way that enables us to meet expected demand for our products. With operations in multiple segments of the pharmaceutical industry, we are able to maintain control over the quality, supply chain management and marketing of our products. We believe that our integrated business platform maximizes the synergies between our businesses by optimizing our operational efficiency while reducing the costs of our customers, allowing us to further solidify our leadership in the PRC pharmaceutical distribution industry.

Intellectual Property

We believe our rights to our trade names and trademarks are the most important factors in implementing our marketing strategy. Our company’s name, Baicaotang (百草堂), means “Place for all kind of Chinese Herbal Medicines” in Chinese. We registered “Baicaotang (百草堂)” as the trademark for our business group, and Asio (亚太) as the trademark for the medicines that our production plant produces.

Under the PRC law, we have the exclusive right to use a trademark for products and services for which the trademark has been registered with the State Administration for Industry and Commerce. Certain things cannot be registered as trademarks including but not limited to the marks set forth in Article 10 and 11 of the Trademark Law, single color, sound, activity, odor, three-dimension trademarks only indicating the shape of the product, copy, imitation or translation of well-known trademarks not registered in China to be used on the same or similar products, copy, imitation or translation of well-known trademarks registered in China to be used on any products and geographic marks not indicating the resource of the products. Trademark registration is valid for 10 years, starting from the day the registration is approved.  For renewal of registration, an application shall be made within 6 months before the expiration of such 10 years. If no application is made within that period, an extension of 6 months may be granted.

The registration of a trademark shall undergo two steps: preliminary examination and public announcement.  If the registration application is revoked in the preliminary examination process, or is challenged by any party in the public announcement process and such challenge is accepted by the Trademark Bureau, the applicant may within 15 days apply to the Trademark Review and Adjudication Board for a re-examination and, if still not being satisfied with the result, it may also within 30 days file a lawsuit to the court against the Trademark Review and Adjudication Board.  Within 3 months after the trademark to be registered is publicly announced, if no challenge or opposition is received, the registration shall be approved with a trademark registration certificate to the applicant.

If we believe that a third party has infringed upon our exclusive rights with respect to any of our registered or licensed trademarks, we may, through appropriate administrative and/or civil procedures, institute proceedings to request the relevant authority for an injunction or to resolve the infringement through negotiation or litigation with the infringer. The relevant authority also has power to impose fines, confiscate or destroy the infringing products or equipment used to manufacture the infringing products. As our brand names and trademarks become more recognized in the pharmaceutical market in China, we are devoting additional resources to increasing and enforcing our trademark rights, which is critical to our overall branding strategy and reputation.

We also rely on trade secrets to protect our know-how and other proprietary information. Like other retailers, we generate proprietary information in connection with our operations, such as pricing, purchasing, promotional strategies, customer lists and supplier lists. We believe this proprietary information is essential to the operations of our business and the success of our competition strategies. Therefore, we strive to protect such information. For example, the key members of our management team have signed a confidentiality agreement with us pursuant to which they have committed not to disclose the confidential information acquired during their employment with us and not to compete with us for three years after their employment terminates.  If we believe that any operator has infringed upon our trade secrets, we may, through appropriate administrative and/or civil procedures, institute proceedings to request the relevant authority for an injunction or to resolve the infringement through negotiation or litigation with the infringer. The relevant authority also has power to impose certain amount of fine upon the infringer.

Employees

Currently, we have 816 full time employees.

DESCRIPTION OF PROPERTY

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right,” which we sometimes refer to informally as land ownership. There are four ways of acquiring land use rights in the PRC:

▪	Grant of the right to use land;

▪	Assignment of the right to use land;

▪	Lease of the right to use land; and

▪	Allocation of the right to use land.

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease and transfer the land within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike in western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user unless otherwise approved by the competent government authorities. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

Our land use rights are set forth below:

Liuzhou BCT

Liuzhou BCT owns a 2,753.5 square meter land use rights, the term of which is to be expired on November 14, 2053, located at No. 102, Chengzhan Road, Liuzhou City, Guangxi Province, PRC, as its corporate headquarter. In addition, Liuzhou Baicaotang also owns other properties listed below:

1	Approximately 321.7 square meter land use rights, the term of which is o be expired on March 8, 2047, located at Building 2, 197 No. 3 Middle Road, Liuzhou City, Guangxi province;

2	Approximately 10.7 square meter land use rights, the term of which is to be expired on December 28, 2044, located at No. 1-3 XingLong Building, Zhongshan Middle Rd., Liuzhou City, Guangxi province;

3	Approximately 75.2 square meter land use rights, the term of which is to be expired on August 4, 2043, located at Floor 1, 197 No. 3 Middle Road, Liuzhou City, Guangxi province;

4	Approximately 346.85 square meter land use rights, located at No. 10 Shizi Rd., Luzhai Town, Luzhai County, Guangxi province;

5	Approximately 5,655.6 square meter land use rights, the term of which is to be expired on November 14, 2053, located at No. 6 Changfeng Rd. Liuzhou City, Guangxi province;

6	Approximately 886.7 square meter land use rights, located at No. 4 Changfeng Rd., Liuzhou City, Guangxi province;

7	Approximately 1,308.5 square meter land use rights, the term of which is to be expired on August 4, 2053, located at No. 4 Changfeng Rd., Liuzhou City, Guangxi province;

8	Approximately 1,084.5 square meter land use rights, the term of which is to be expired on November 14, 2053, located at No. 4 Changfeng Rd., Liuzhou City, Guangxi province;

9	Approximately 1,558.05 square meter land use rights, the term of which is to be expired on May 28, 2057, located at Desheng Village, Litang Town Bingyang County, Guangxi province;

10	Approximately 380.6 square meter land use rights, the term of which is to be expired on August 4, 2043, located at No. 15 May First Rd,, Liuzhou City, Guangxi province; and

9	Approximately 2,048 square meter land use rights, the term of which is to be expired on January 16, 2074, located at 9 District, Liupai Zhen, Tian’e County, Guangxi province.

Hefeng Pharmaceutical

Hefeng Pharmaceutical owns a 44,982.18 square meter business facility located at 3 Development District, Donglan County, which is used as its principal executive offices and plant.

BCT Retail

The principal executive offices of BCT Retail are located at No. 102, Chengzhan Road, Liuzhou City, Guangxi Province, PRC. Such office space that Baicaotang Retail is using is owned by Liuzhou BCT.  Baicaotang Retail has used the office space free of charge and without any lease agreement.    Baicaotang Retail currently operates 66 retail chain stores. Most of the chain stores managed by Baicaotang Retail are located in  the following towns, counties and municipal cities: Liuzhou City, Ronghui County, Sangjiang County, Liujiang County, Nandan County, Yongfu County, Bama County, Binyang County, Yongan County, Laibin City, and Rongan County.

The space of the retail chain stores ranges in size from 85 square meters to 168 square meters. Except for two retail stores  which are owned by Liuzhou BCT and used by Baicaotang Retail free of charge and without any lease agreement, all other chain stores are  lease. The monthly rents of the chain stores range from approximately $140.00 to $250.00, and most of the leases have a three year term.

All the lease agreements have similar terms and provisions.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. To our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or any of our companies or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

CORPORATE STRUCTURE AND HISTORY

We were originally incorporated in the State of Delaware on November 30, 2006 under the name Purden Lake Resource Corp. to engage in the acquisition, exploration and development of natural resource properties.   We ceased our operations because we had not commenced any exploration activities, and as a result prior to December 30, 2009 we were a “blank check company with nominal assets. On December 24, 2009 we changed our name to China Baicaotang Medicine Limited.

Our wholly-owned subsidiary, Ingenious, was incorporated under the laws of the British Virgin Islands on May 29, 2008.   Ingenious owns 100% of the issued and outstanding capital stock of Forever Well, a Hong Kong company incorporated on January 10, 2008.  Forever Well is the sole shareholder of Liuzhou BCT a PRC limited company established on April 3, 1986.  Liuzhou BCT contributed 100% of the registered capital Hefeng Pharmaceutical, a PRC company established on September 18, 2000 and 49% of the registered capital of BCT Retail, a PRC company established on October 30, 2001. The remaining 51% of the registered capital of BCT Retail was contributed by Property Management, an affiliate of Liuzhou BCT.

The chart below illustrates the current structure of the Company:

The Reorganization

In 2008, the shareholders of Liuzhou BCT (the “Liuzhou BCT Shareholders”) and Xiaoyan Zhang, our CFO, developed a restructuring plan (the “Restructuring”). At that time, Ms. Zhang, who is a citizen of Hong Kong, was the sole shareholder of Ingenious, which was the parent company of Forever Well. The first step was for Forever Well to acquire 100% of the equity interests of Liuzhou BCT and its subsidiaries (the “PRC Operating Companies”). Liuzhou BCT was owned at that time by certain former and current employees and directors of Liuzhou BCT. After the acquisition of the PRC Operating Companies by Forever Well was consummated, the second step was for Ingenious to enter into and complete a transaction with a U.S. public reporting company whereby that company would acquire Ingenious.

The acquisition of Liuzhou BCT was structured to comply with the PRC M&A Laws.  Under the PRC M&A Laws, the acquisition of PRC companies by foreign companies that are controlled by PRC citizens who are affiliated with the PRC companies is strictly regulated and requires approval from the Ministry of Commerce, which approval is burdensome to obtain.  Such restrictions however, do not apply to foreign entities which are controlled by foreign persons.  These restrictions apply only at a “snapshot in time” that occurs at the time PRC companies are acquired by a foreign entity.  In our case this was in August 2008 when Forever Well acquired 100% of the equity interest of Liuzhou BCT from the Liuzhou BCT Shareholders for aggregate consideration of RMB10,000,000 (approximately $1,470,588) which was the registered and fully paid up capital of Liuzhou BCT.  At that time Forever Well was owned by Ingenious, and a majority of Ingenious’ equity was owned by Ms. Zhu, a Hong Kong citizen.

Since PRC M&A Laws would have prohibited Liuzhou BCT Shareholders who were PRC citizens from immediately receiving a controlling interest in Ingenious in a share exchange as consideration for the sale of their interest in Liuzhou BCT, Liuzhou BCT Shareholders holding a majority of the equity interest in Liuzhou BCT and Ms. Zhang instead agreed that they would enter into an Earn-In Agreement to grant those Liuzhou BCT Shareholders a call right to acquire up to all of Ms. Zhang’s interest in Ingenious (or a public parent company of Ingenious, as the case may be) after the acquisition of Liuzhou BCT was consummated in compliance with PRC law.  The Earn-In Agreement was entered into by Ms. Zhang and certain Liuzhou BCT Shareholders on December 30, 2009 and enables those Liuzhou BCT Shareholders to purchase shares of Ingenious (or its public parent company) from Ms. Zhang for a nominal amount per share provided that the Company meets certain performance targets for fiscal 2010 and 2011.  For the 2010 and 2011 fiscal years the performance targets for the Company are $26 million and $28 million after tax audited net income, respectively.  If the 2010 performance target is met, the Liuzhou BCT Shareholders have the right to acquire 50% of shares held by Ms. Zhang over which they have a call right.  If the 2011 performance target is met, the Liuzhou BCT Shareholders have the right to acquire the other 50% of the shares held by Ms. Zhang over which they have a call right.  The number of shares which can be acquired by the Liuzhou BCT Shareholders under the Earn-In Agreement is in proportion to their former relative ownership interest in Liuzhou BCT.

On December 30, 2009, the goal of the Restructuring was realized when we entered into a share exchange agreement with Ingenious, pursuant to which we acquired 100% of the equity of Ingenious in exchange for the issuance of an aggregate of 32, 000,000 shares of our common stock to Ms. Zhang and to certain Liuzhou BCT Shareholders.  As of the date of this prospectus, Ms. Zhang owns 58.9% of our common stock.  As a result of this transaction, we are a holding company which, through our direct and indirect ownership of Ingenious, Forever Well, Liuzhou BCT, Hefeng Pharmaceutical and BCT Retail, now has operations based in the PRC.

Private Placement

Simultaneously with the closing of the Share Exchange, we completed the initial closing the Private Placement of $6,323,002 or 632.3 units. Each unit consists of (i) 3,937 shares of common stock, and (ii) a warrant (the “Warrant”) to purchase 1,968 shares of common stock at an exercise price of $3.81 per share.  Upon the initial closing of the Private Placement, we issued an aggregate of 2,489,370 shares of our common stock and warrants exercisable for 1,224,368 shares of our common stock at an exercise price of $3.81 per share. In addition,  in connection with the initial closing of the Private Placement, we issued Agent Warrants to the Co-Placement Agents that are exercisable for 248,937 shares of common stock at an exercise price of $3.05 per share, on a cash or cashless basis.

On February 1, 2010, we completed the Second Closing of the Private Placement of $2,616,108 or 261.61 units with the issuance of a total of 1,029,970 shares of our common stock and Investor Warrants exercisable for 514,933 shares of our common stock at an exercise price of $3.81.  In connection with the Second Closing of the Private Placement, we issued Agent Warrants to the Co-Placement Agents that are exercisable for 102,997 shares of common stock at an exercise price of $3.05 per share, on a cash or cashless basis.

Contractual Arrangements with Property Management

We do not 100% ownership interest in BCT Retail due to the restriction of foreign investment in pharmacy chains with 30 or more drugstores.  We have entered into contractual arrangements with Property Management pursuant to which the shareholders of Property Management pledged to us their equity interests in BCT Retail and provide us with the ability to effectively control BCT Retail.

The contractual agreements entered into by us and the shareholders of Property Management include:

Share Transfer Agreement. Under this agreement dated April 1, 2008 by and between Liuzhou BCT, which held 100% equity interests of BCT Retail, and Property Management, Property Management acquired from Liuzhou BCT 51% equity interests in BCT Retail.  The total amount of transfer price was RMB153,000.  Within twenty (20) business days from the date when Property Management paid the transfer price, all the parties were to amend the articles of association of BCT Retail and register such equity transfer with the competent Authority of Industry and Commerce.

Shares Pledge Agreement. Under this agreement dated May 3, 2008 among Liuzhou BCT and the shareholders of Property Management, the shareholders of Property Management pledged all of their equity interests in BCT Retail to Liuzhou BCT to guarantee their obligations to repay a loan in the amount of RMB153,000 made from Liuzhou BCT to them.

Share Repurchase Agreement. Under this agreement dated July 31, 2008 by and between Liuzhou BCT and Property Management, Liuzhou BCT was granted a preemption right to repurchase the 51% equity interests in BCT Retail held by Property Management.

Shares Pledge Agreement. Under this agreement dated March 31, 2009 among Liuzhou BCT and the shareholders of Property Management, the shareholders of Property Management pledged all of their equity interests in BCT Retail to Liuzhou BCT to guarantee their obligations under a loan in the amount of RMB 1.377 million made from Liuzhou BCT to them.

Agreements relating to the Private Placement

Registration Rights

Pursuant to the Subscription Agreement, on or prior to March 3, 2010 (the “Registration Statement Filing Date”), we shall file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), (i) registering for resale by the Investors (a) the shares of common stock issued to the Investors in the Private Placement and (b) the shares of common stock underlying the Investor Warrants; and (ii) registering for resale for the Co-Placement Agents of the Private Placement and other agents, the shares of common stock underlying the Agent Warrants (all of the foregoing securities being collectively referred herein as the “Registrable Securities”). We shall use our best efforts to have the Registration Statement declared effective prior to the 150th day following the Second Closing, provided, however, that in the event of a “full review” by the SEC, we shall be afforded an additional 30 days and shall have the Registration Statement declared effective prior to the 180th day following the Closing (the “Registration Effective Date”).

In the event that (i) the Registration Statement has not been (x) filed on or prior to the Registration Filing Date or (y) declared effective by the SEC on or before the Registration Effective Date; and (ii) the Registrable Securities included in such Registration Statement are not saleable under Rule 144, we shall pay to each Investor as liquidated damages, a cash payment equal to 1% of the aggregated amount invested by such Investor in the Private Placement for the first 30 days and 1% of the aggregated amount vested by such Investors in the Private Placement for every 30-day period thereafter until the Registration Statement has been filed and/or declared effective, or such proportionate percentage for any period less than 30 days.

Make Good Escrow

In addition, pursuant to the Subscription Agreement, at the closing of the Private Placement, Xiaoyan Zhang, our CFO placed 4,000,000 shares of our common stock owned by her (the “Make Good Shares”) in an escrow account administrated by an escrow (the “Make Good Escrow Agent”). In the event we fail to achieve a performance target of $26,000,000 recurring operating net income under the U.S. GAAP before any extra-ordinary gain and excluding any non-cash expenses for our fiscal year ending December 31, 2010 (the “Performance Target”), the Make Good Escrow Agent shall distribute 1,000,000 Make Good Shares to all Investors on a pro rata basis for every $1,000,000 shortfall under the Performance Target.  If the Performance Target is met, the Make Good Shares shall be returned to Ms. Zhang.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND OTHER SHAREHOLDER MATTERS

Our common stock is currently quoted on the OTCBB under the trading symbol “CNBI” and is not traded. No public market currently exists for shares of our common stock, and there can be no assurance that an active market will develop.

As of March 3, 2010, there were 177 holders of record of our Common Stock.

During the fiscal years ended December 31, 2008 and 2007, Liuzhou BCT declared and paid to its original shareholders cash dividends in the aggregate amount of $6,940,000 and $2,044,056 respectively.

The declaration or payment of any future cash dividend will be at the discretion of the Board and will depend upon the earnings (if any), capital requirements and financial position of the company, general economic conditions, and other pertinent factors. It is our present intention not to declare or pay any cash dividends in the foreseeable future, but rather to reinvest earnings (if any), in our business operations.

SELECTED FINANCIAL DATA

The following selected consolidated statement of income and comprehensive income data for the fiscal years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008, 2007 and 2006 are derived from the audited consolidated financial statements of Ingenious included elsewhere in this prospectus. Ingenious conducts all our business operations and became our wholly-owned subsidiary on December 30, 2009.  The audited consolidated financial statements have been prepared in accordance with U.S. GAAP and have been audited by PKF, Certified Public Accountants, Hong Kong, China, a member firm of PKF International Limited network of legally independent  firms.  The results of operations and financial condition for those periods do not reflect China Baicaotang Medicine Limited on an as-consolidated basis. We derived our consolidated financial data as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 from our unaudited consolidated financial statements included in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future periods.

Income Statement Data	Nine months ended September 30, (Unaudited)		Year ended December 31
	2009	2008	2008	2007	2006
Sales revenue	$99,473,445	$85,515,029	$108,991,329	$66,359,554	$32,020,449
Cost of sales	72,944,350	63,331,372	79,361,987	53,307,827	25,212,469
Gross profit	26,529,095	22,183,657	29,629,342	13,051,727	6,807,953
Operating expenses
Administrative expenses	2,807,799	2,125,503	3,341,605	1,954,536	1,673,242
Research and development expenses	52,969	-	763,995	-	-
Selling expenses	2,577,153	1,458,392	2,122,153	1,209,891	1,170,458
	5,437,921	3,583,895	6,227,753	3,164,427	2,843,700
Income from operations	21,091,174	18,599,762	23,401,589	9,887,300	3,964,253
Interest income	65,902	28,813	29,315	30,186	21,436
Other income	70,754	69,087	143,426	78,966	83,821
Other expenses	(11,990)	(103,545)
Finance costs	(1,090,930)	(988,436)	(1,260,290)	(658,912)	(512,329)
Income before income taxes	20,124,910	17,605,681	22,314,040	9,337,540	3,557,181
Income taxes	(4,748,741)	(4,018,843)	(5,656,878)	(3,161,419)	1,235,124
Net income	$15,376,169	$13,586,838	$16,657,162	$6,176,121	$2,322,057
Other comprehensive income
Foreign currency translation
adjustments	25,143	1,046,791	1,142,614	675,125	235,209
Total comprehensive income	$15,401,312	$14,633,629	$17,799,776	$6,851,246	$2,557,266

Earnings per share: basic and diluted	$307.50	$271.90	$333.10	$149.60	$56.30
Weighted average number of shares outstanding	50,000	49,968	50,000	41,280	41,280

	As of September 30	As of December 31,
	2009 (unaudited)	2008	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$12,572,912	$1,265,184	$519,736	$142,899
Total assets	88,857,132	65,814,348	44,090,891	31,934,271
Total liabilities	44,872,754	37,231,282	31,367,393	24,017,963
Stockholders equity	43,984,378	28,583,066	12,723,498	7,916,308
Total liabilities and stockholders’ equity	88,857,132	65,814,348	44,090,891	31,934,271

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Business Overview

We are engaged in the wholesale and retail distribution and manufacture of pharmaceuticals and medical-related products through our two wholly-owned subsidiaries Liuzhou BCT and Hefeng Pharmaceutical, and through BCT Retail, a retail company that we control through a series of contractual arrangements, each of which is located in Gugamgxi province, China.

▪	Wholesale Business

We conduct our wholesale business through Liuzhou BCT by purchasing from suppliers of pharmaceutical products and then distributing them to our wholesale customers, including hospitals, retail drug stores, other pharmaceutical wholesalers, clinics, medical centers, and individuals. Focused on the market of Guangxi province, such as the major cities including Nanning, Liuzhou and Wuzhou, our wholesale activity occurs within a geographical zone encompassing a population of approximately 50 million people.  We operate one of the largest regional wholesale networks supported by strategically placed warehouse facilities. Over 8,000 products are distributed through our wholesale distribution in compliance with PRC regulations.    Products are procured from nearly 4,000 suppliers, including Hefeng Pharmaceutical which is one of our wholly owned subsidiaries. Liuzhou BCT’s GSP Certificate was issued on September 18, 2009 and will expire on September 17, 2013, subject to renewal of additional five-year term.

▪	Retail Business

Established in 2001, BCT Retail operates the largest regional retail network in Guangxi province, consisting of 66 directly owned retail stores in Guangxi province under the registered name “Baicaotang 百草堂.”  BCT Retail’s GSP Certificate was issued on February 18, 2009 and will expire on February 17, 2010, subject to renewal of additional five-year term. Our retail stores provide convenient and professional pharmaceutical services with high quality, and supply a wide variety of medicines, including western medicine, traditional Chinese medicine, dried Chinese herbal medicine, roughly processed Chinese herbal medicine, family planning products, and seasonal medicine.

▪	Hefeng Pharmaceutical

With a manufacture facility located on approximately 40,000 square meters of land, Hefeng Pharmaceutical manufactures four products units: (1) Chinese herbal medicine abstraction unit for raw material and medicine paste with 100 tons of annual abstraction capacity; (2) granular formulation unit with an annual production capacity of 2 billion packages; (3) pill formulation unit with an annual production capacity of 3 billion pills, and (4) liquid formulation unit with an annual production capacity of 0.1 billion injections.

Hefeng Pharmaceutical produces and sells pharmaceutical products under the registered name “Asio (亚太)” in traditional anti-inflammatory and antibacterial drugs, cancer treatment drugs, cardio-vascular disease drugs and hepatitis drugs. Hefeng Pharmaceutical’s best-selling products include Tabellae Sarcandrae, Corydalis Saxicola Bunting (Yanhuanglian), Hydroxycamptotbecine Injection, Yinge Tongmai Tea and Levodopa, etc. In addition, Hefeng Pharmaceutical operates a raw material plantation base, collaborating with several renowned medical research universities in China to continuously improve its raw material abstraction efficiency and production process, and to develop alternative formula of existing drugs.

Hefeng Pharmaceutical’s GMP Certificate was issued on July 14, 2009 and will expire on July 13, 2010, and its GMP Certificate for Small Volume Parental Solution was issued on July 10, 2006 and will expire on July 9, 2011, both of which will be subject to renewal of additional five-year term.

RESULTS OF OPERATIONS

Nine Months ended September 30, 2009 Compared to the Nine Months ended September 30, 2008

The following table sets for the key components of the results of operations for the periods indicated for Ingenious.

	Nine months ended September 30, (Unaudited)
	2009		2008
		% of Sales		% of Sales
Sales revenue	$99,473,445		$85,515,029
Cost of sales	72,944,350	73.33	63,331,372	74.06
Gross profit	26,529,095	26.67	22,183,657	25.94
Operating expenses
Administrative expenses	2,807,799	2.82	2,125,503	2.49
Research and development expenses	52,969	0.05	-	-
Selling expenses	2,577,153	2.59	1,458,392	1.71
	5,437,921	5.47	3,583,895	4.19
Income from operations	21,091,174	21.2	18,599,762	21.75
Interest income	65,902	0.07	28,813	0.03
Other income	70,754	0.09	69,087	0.08
Other expenses	(11,990)	0.01	(103,545)	0.12
Finance costs	(1,090,930)	1.10	(988,436)	1.16
Income before income taxes	20,124,910	20.23	17,605,681	20.59
Income taxes	(4,748,741)	4.77	(4,018,843)	4.70
Net income	$15,376,169	15.46	$13,586,838	15.89
Other comprehensive income
Foreign currency translation
adjustments	25,143	0.03	1,046,791	1.22
Total comprehensive income	$15,401,312	15.48	$14,633,629	17.11

Sales Revenue.  During the nine months ended September 30, 2009, we had sales revenue of $99.5 million, as compared to sales revenue of $85.5 million during the nine months ended September 30, 2008, an increase of $14.0 million or approximately 16.32%. This increase was mainly attributable to an increase of $12.6 million revenue from our pharmaceutical distribution operations. The increase of pharmaceutical distribution operations was the result of increases in the quantity and range of products sold to our existing hospital clients, which was attributable to China’s expansion of its healthcare coverage for city residents, including the unemployed, and implementation of New Rural Corporative-Medicare scheme for rural populations. In addition, the respective increase of $0.8 million and $0.5 million in our retail and manufacturing business, respectively, also contributed to the increase in the sales revenue during the period.

Gross Profit. Cost of Sales was $72.9 million for the nine months ended September 30, 2009, compared to $63.3 million for the nine months ended September 30, 2008. Gross profit was $26.5 million for the nine months ended September 30, 2009 as compared to $22.2 million for the nine months ended September 30, 2008, representing an increase of $4.3 million or approximately 19.59%.  Our gross profit margin was 26.7% and 25.9% from the nine months ended September 30, 2009 and September 30, 2008 respectively. The increase in gross profit margin was mainly attributed to the increase in sales of higher profit margin products through our retail chain stores. Gross margin of our retail chain stores increased to 32% for the nine months ended September 30, 2009 from 25% for the same period in 2008.

Selling, Administrative and Research and Development Expenses. Selling, administrative and research and development expenses totaled $5.4 million for the nine months ended September 30, 2009, compared to $3.6 million for the nine months ended September 30, 2008, representing an increase of $1.8 million or approximately 51.73%. The increase was partly attributable to the $1.1 million increase in selling expenses in the nine months ended September 30, 2009, which was primarily due to the increase in our marketing staff’s wages and salaries, payment for staff welfare and transportation costs in connection with our increased sales and marketing activities. In addition, the respective increase of $0.7 million and $0.05 million in administrative and research and development expenses, respectively, also contributed to the increase in our operating expenses. The increase in administrative expenses for the nine months ended September 30, 3009 was primarily due to an increase in wages and salaries, staff benefits, post-employment benefits, and additional rent we paid relating to new retail stores.

Net Income. We had net income of $15.4 million for the nine months ended September 30, 2009, compared to $13.6 million for the nine months ended September 30, 2008, representing an increase of $1.8 million or approximately 13.17%. The increase in net income resulted from increases in our sales revenues and gross profits. The increase in net income was partially offset by the increase in selling, general and administrative expenses, finance cost and taxation for the nine months ended September 30, 2009 compared to the same period ended September 30, 2008.

Years Ended December 31, 2008, 2007 and 2006

The following table sets forth the key components of the results of operations for the periods indicated for Ingenious.

	Year Ended December 31,
	2008	% of Sales	2007	% of Sales	2006	% of Sales
Sales revenue	$108,991,329		$66,359,554		$32,020,449
Cost of sales	79,361,987	72.81	53,307,827	80.33	25,212,469	78.74
Gross profit	29,629,342	27.19	13,051,727	19.67	6,807,953	21.26
Operating expenses
Administrative expenses	3,341,605	3.07	1,954,536	2.95	1,673,242	5.23
Research and development expenses	763,995	0.70	-	-	-	-
Selling expenses	2,122,153	1.95	1,209,891	1.82	1,170,458	3.66
	6,227,753	5.71	3,164,427	4.77	2,843,700	8.88
Income from operations	23,401,589	21.47	9,887,300	14.90	3,964,253	12.38
Interest income	29,315	0.03	30,186	0.08	21,436	0.07
Other income	143,426	1.32	78,966	0.12	64,985	0.20
Finance costs	(1,260,290)	1.16	(658,912)	0.99	(512,329)	1.60
Income before income taxes	22,314,040	20.47	9,337,540	14.07	3,557,181	11.11
Income taxes	(5,656,878)	5.9	(3,161,419)	4.76	1,235,124	3.86
Net income	$16,657,162	15.28	$6,176,121	9.31	$2,322,057	7.25

Year Ended December 31, 2008 Compared to Year ended December 31, 2007

Revenue. During the year ended December 31, 2008, we had sales revenues of $108.9 million as compared to sales revenues of $66.4 million during the year ended December 31, 2007, representing an increase of $42.6 million or approximately 64.24%. The increase was primarily due to the respective increase of $24.5 million and $10.6 million from our pharmaceutical distribution and retail business. This increase is attributable in part to a full implementation of the New Rural Co-operative Medicare Scheme, and the expanding coverage of Medicare Scheme for city residents. The implementation of the medical reform resulted in an increase in our total sales revenue. In addition, the acquisition of Hefeng Pharmaceutical in 2008 also resulted in sales revenue growth of $7.6 million.

Gross Profit. Cost of Sales, which consists mainly of purchasing of raw materials and products was $79.4 million for the year ended December 31, 2008, as compared to cost of sales $53.3 million for the year ended December 31, 2007.  We had gross profits of $29.6 million for the year ended December 31, 2008, as compared to gross profits of $13.1 million for the year ended December 31, 2007, representing gross margins of approximately 27.19% and 19.67%, respectively.  The increase in gross profit margin was primarily due to the change in factors affecting the price range for our customers. For our hospital customers, we established a pricing range aligned with our suppliers through the PRC government-mandate collective tender offer. The average increase in profit margin achieved from the hospital customers was attributable the growth of gross profit margin. In addition, the acquisition of a manufacturing business entity, which has a comparatively higher profit margin of 62% contributed to the increase in profit margin.

Selling, Administrative and Research and Development Expenses. Selling, administrative and research and development expenses increased by $3.1 million, or 96.81%, from $3.2 million in 2007 to $6.2 million in 2008. The increase was due to the increases of selling expenses of $0.9 million, administrative expenses of $1.3 million, and $0.8 million of research development expenses for the year ended December 31, 2008. The increase in selling expenses was attributable to the increase in wages and salaries of our marketing personnel, staff welfare and transportation costs in connection with increase in the sales and marketing activities. In addition, the acquisition of Hefeng Pharmaceutical in 2008 also contributed an increase of $0.6 million. The selling expenses of Hefeng pharmaceutical involve mainly the commission, advertising fee and the salaries of marketing staff.  The increase in the administrative expenses was attributable to the increases of $0.4 million in the level of the salaries, wages, staff benefit cost, and the increase in legal and professional fee in our pharmaceutical distribution operation and retail pharmacy business for the year ended December 2008 as compared the same period ended 2007.  In addition, the acquisition of Hefeng also contributed to the increase of $0.4 million for the year ended December 31, 2008. The increase in research and development expenses was due to the acquisition of Hefeng Pharmaceutical in 2008.

Net Income. We had net income of $16.7 million for the year ended December 31, 2008, as compared to net income of $6.2 million for the year ended December 31, 2007, which represents an increase of approximately 169.70%. In addition to rapid growth experienced in our existing wholesale and retail business, another large percentage of net income contribution came from higher net-profit-margin business, including net income derived from 14 newly opened retail businesses and net income derived from the acquisition of Hefeng Pharmaceutical in 2008.  In 2008, the Urban Resident insurance plan was extended to both unemployed and employed people in the PRC and the New Rural Co-operative Health Insurance plan started to be implemented.  This resulted in a dramatic increase in the use of drugs by hospitals.  We believe that a centralized tendering system also facilitated our growth.  In addition, cost control was also effectively performed, and a higher net profit margin was achieved in general.

Year Ended December 31, 2007 Compared to Year ended December 31, 2006

Sales Revenue. During the year ended December 31, 2007, we had sales revenues of $66.4 million as compared to sales revenues of $32 million during the year ended December 31, 2006, representing an increase of $34.4 million or approximately 107%. The increase was primarily due to the increase of $25.6 million from our pharmaceutical distribution. The increase of pharmaceutical distribution operations was mainly derived from the increase in the quantity and range of products sold to our existing hospital clients. It was the result of the China’s expansion of her healthcare coverage for city residents and our marketing effort of the penetration to the hospitals located at the boundary area. In addition, our retail business also contributed to an increase of $8.7 million to the total sales growth from last year. The increase was primarily due to an increase of our 12 directly owned stores which was newly opened in 2007. Further, the growth of revenue from our directly owned new stores opened in 2005, which began to exhibit a stronger revenue in 2007 as the new stores became more mature, also contributed to the increase in the revenue of our retail business.

Gross Profit. Cost of Sales, which consists mainly of purchasing of raw materials and products, was $53.3 million for the year ended December 31, 2007, as compared to cost of sales $25.2 million for the year ended December 31, 2006.  We had gross profits of $13.1 million for the year ended December 31, 2007, as compared to gross profits of $6.8 million for the year ended December 31, 2006, representing gross margins of approximately 19.7% and 21.3%, respectively. The decrease in gross profit margin was primarily due to the reduction of profit margin from our pharmaceutical distribution operations. The decrease was attributed to the tender of a lower price to penetrate the hospital markets rapidly in the midst of the opportunity of the development of medical insurance coverage.

Selling, Administrative and Research and Development Expenses.  Selling, administrative and research and development expenses increased by $0.3 million, or 11.3%, from $2.8 million in 2006 to $3.1 million in 2007. The increase was due to the increase of selling expense of $0.04 million, and the increase of administrative expense of general $0.28 million.  The increase of selling expense was primarily attributed to an increase of the wages and salaries of our retail business upon the increase of the drug stores, and was partly offset by the reduction in the loss of the written of the inventories. The increase of administrative expense was due to the increase of the staff benefit cost, post-employment benefit, rental of newly owned drug stores and repair work.

Net Income. We had net income of $6.2 million for the year ended December 31, 2007, as compared to net income of $2.3 million for the year ended December 31, 2006, which represents an increase of $3.9 million or approximately 166%. The increase was primarily due to the substantial increase of sales through the penetration of the hospital market and the net income derived thereon from our pharmaceutical distribution.  To the less extent, the increase in the net income derived from the retail business through the increase of stores and the growth of the existing stores contributed to the growth of net income.

Liquidity and Capital Resources

We believe that our existing sources of liquidity, along with cash expected to be generated from services will be sufficient to fund our operations, anticipated capital expenditures, working capital and other financing requirements for at least the next twelve months. We will continue to monitor our expenditures and cash flow position and we do not believe that we shall be forced to enter into any long or short term debt arrangements.

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
Net cash provided by/ (used in) operating activities	$12,351,789	$17,803,120	$11,484,674	$4,018,824	$3,892,082
Net cash provided by/(used in) investing activities	176,636	(350,857)	(831,135)	(2,969,462)	(1,416,546)
Net cash provided by/ (used in) financing activities	(1,227,902)	(11,459,004)	(9,731,694)	(653,904)	(2,512,199)
Foreign currency translation	7,205	221,405	(176,397)	(18,621)	10,032
Net increase (decrease) in cash and equivalents	11,307,728	6,214,664	745,448	376,837	(26,631)
Cash and equivalents, beginning of year	1,265,184	519,736	519,736	142,899	169,530
Cash and equivalents, end of year	$12,572,912	$6,734,400	$1,265,184	$519,736	$142,899

Operating Activities

Cash provided by operating activities was $12,351,789 for the nine months ended September 30, 2009, compared to $17,803,120 for the same period in 2008, representing a decrease of $5,451,331 or approximately 30.62%. The decrease was attributable to our reduction in delay in cash payment to vendors in order to increase our product variety and increase our inventory level. Such decrease was, to certain degree, offset by increase in our use of bills and restricted cash for creditor settlement.

Cash provided by operating activities was $11,484,674 for the twelve months of 2008 compared to $4,018,824 for fiscal 2007. Operating cash flows for 2008 reflects primarily net cash receipts derived from business operations and the increase was primarily due to the $10 million increase in net income in 2008 as compared to the same period of 2007. The increase in net cash from operations was limited by the slowdown of account receivable repayment by our hospital clients whose delay in repayment was increased to 69 days in 2008 as compared to 47 days in 2007.

Cash provided by operating activities was $4,018,824 for the twelve months of 2007 compared to $3,892,082 for 2006. The increase was due to the increase in net income in 2007 as compared to the same period of 2006. The increase was offset by an increase of the inventories level.

Investing Activities

Cash provided by investing activities was $176,636 for the nine months ended September 30, 2009, compared to $350,857 used in investing activities for the same period in 2008. The increase in the cash provided by investing cash flows for the first nine months of 2009 was due to advance loan repayment from some related companies.

Cash used in investing activities was $831,135 for the twelve months of 2008, compared to $2,969,462 for the same period in 2007. The decrease in cash used was primarily due to the cash obtained from the subsidiary which was acquired in 2008.

Cash used in investing activities was $2,969,462 for the twelve months of  2007, compared to $1,416,546 for the same period in 2006. The decrease in cash used was primarily due to payment advance to some related companies.

Financing Activities

Cash used in financing activities was $1.2 million for the nine months ended September 30, 2009 compared to $11.5 million for the same period in 2008. The decrease in cash used in financing activities for the nine months ended September 30, 2009 was primarily because we made a one-time declaration and payment of a dividend to the former shareholders of Liuzhou BCT during the same period in 2008. In addition, the decrease was also attributable to reduction in loan repayment to directors.

Cash used in financing activities of $9.7 million for the twelve months of 2008, compared to $653,904 for the same period in 2007. The increase was primarily due to the $4.9 million increase in dividends paid to the former shareholders of Liuzhou BCT in 2008 as compared to the same period in the prior year. In addition, increase was also attributable to the increase in loan repayments to directors and banks.

Cash used in financing activities of $653,904 for the twelve months of 2007, compared to $2.5 million for the same period in 2006. The decrease in cash used was primarily due to the reduction in the net repayment of bank and other loan. The decrease was offset partly by the payment of dividends to the former shareholders of Liuzhou Baicoatang, and the repayment of advance to related companies.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 30, 2009, the board of directors of China Baicaotang Medicine Limited (f/k/a Purden Lake Resources Corp) terminated Bernstein & Pinchuk LLP, an Independent Member of BDO SEIDMAN Alliance (“Berstein”) as the independent registered accounting firm, and engaged PKF, Certified Public Accountants, Hong Kong, China a member firm of PKF International Limited network of legally independent firms ("PKF"), to serve as the Company’s independent auditors. Pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended:

(a)	(i)	Bernstein was terminated as our independent registered public accounting firm effective on December 30, 2009.

(ii)
For the two most recent fiscal years ended March 31, 2009 and 2008, Bernstein’s report on the financial statements did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, other than for a going concern.

	(iii)	The termination of Bernstein and engagement of PKF were approved by our Board of Directors.

(iv)
We and Bernstein did not have any disagreements with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials for the fiscal years ended March 31, 2009 and 2008, and subsequent interim periods ended June 30 and September 30, 2009 and through the date of dismissal, which disagreements, if not resolved to the satisfaction of Bernstein, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

(v)
During our fiscal years ended March 31, 2009 and 2008, and subsequent interim periods ended June 30 and September 30, 2009 and through the date of dismissal, we did not experience any reportable events.

(b)	(i)	On December 30, 2009, we engaged PKF to serve as its independent registered public accounting firm.

(ii)
Prior to engaging PKF, we had not consulted PKF regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on its financial statements or a reportable event, nor did we consult with PKF regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

	(iii)	We did not have any disagreements with PKF and therefore did not discuss any past disagreements with PKF.

(c)		Bernstein furnished us with a letter addressed to the SEC stating that it agrees with the statements made by us regarding Bernstein.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of December 31, 2009. Our executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Directors and Executive Officers

Name	Age	Position
Hui Tian Tang	49	Chairman & Chief Executive Officer

Xiao Yan Zhang	37	Director & Chief Financial Officer

Mr. Hui Tian Tang

Mr. Tang was appointed as our CEO on December 30, 2009 and as our Chairman on January 14, 2010.    Mr. Tang is a registered pharmacist and has been the president of Liuzhou BCT since 2001.  In 1993, he was hired as the general manager by Liuzhou BCT (f/k/a Guangxi Liuzhou Wholesaler) and was promoted to president of the company in 2001. Mr. Tang has over 25 years experience in the traditional Chinese medicine industry. As the president of Liuzhou BCT, Mr. Tang has been responsible for the formulation of strategies, decision-making on investment projects and development directions on the operations and overall business management, and led us successfully through the privatization process in 2001. Prior to his employment with Liuzhou BCT in 1993, Mr. Tang was employed by Guangxi Jinchengjiang Medicine Wholesaler Group from 1983 to 1993 where he was deputy general manager.  In July 1983 Mr. Tang received a Bachelor of Chinese Pharmacy from Guangxi Chinese Medicine University.

Ms. Xiao Yan Zhang

Ms. Zhang joined Liuzhou BCT in May 2008 as our Corporate Strategy VP and was appointed as our CFO on December 30, 2009 and as a director on January 14, 2010.  Prior to joining Liuzhou BCT, from 2006 to 2008 she was a corporate finance advisor to First Asia Finance Group, in Hong Kong.  Ms. Zhang is an Associate Member of CPA Australia.  She received a Masters degree in accounting from Curtin University of Technology, Australia in 2007, an MBA in International Business from CMSD Switzerland in 2001 and a BA (Honors) in Marketing from Portsmouth University, UK in 2004.

Family Relationship

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Corporate Governance

Director Independence

We do not currently have any independent directors serving on our board of directors.

Board Committees

We do no have currently have any Board committees. Our board of directors currently performs the functions that would be delegated to the audit committee.

Code of Ethics

We have adopted a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives.  A copy of the Code of Ethics is included as Exhibit 14.1 to our Current Report on Form 8-K, filed with the SEC on December 31, 2009. A printed copy of the Code of Ethics may also be obtained free of charge by writing to us at our headquarters located at No. 102, Chengzhan Road, Liuzhou City, Guangxi Province, PRC 545007, Attention: Company Secretary.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past five years.

Director Compensation

None of the directors have received compensation for their respective services rendered to the Company for the year ended December 31, 2009

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors, and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in the same or similar locality.

It is not uncommon for companies with operations primarily in China operations to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program appropriate for executives of a public company, which takes into account other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that such compensation programs shall be comparative to our peers in the industry and aimed to retain and attract talented individuals.

Summary Compensation Table— Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named person for services rendered in all capacities during the noted periods.

Name and Principal Position (1)	Year Ended December 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lisa Lopomo	2008	0	0	0	0	0	0	0	0
former CEO and	2009	0	0	0	0	0	0	0	0
Director (1)

Hui Tian Tang	2009	27,027	0	0	0	0	0	0	27,027
Chairman & CEO(2)	2008	27,027	0	0	0	0	0	0	27,027

Xiaoyan Zhang	2009	0	0	0	0	0	0	0
CFO and Director(2)

(1)     On December 30, 2009, Ms. Lisa Lopomo tendered her letter of resignation to resign as CEO, effective December 30, 2009 and to resign  from our board of directors y, effective on January 14, 2010.

(2)     On December 30, 2009, Hui Tian Tang and Xiaoyan Zhang were elected as to the board of directors of the Company, effective January 14, 2010 which is 10 days following the filing of an information statement required by Rule 14f-1 promulgated under the Exchange Act. In addition, effective on December 30, 2009, Hui Tian Tang and Xiaoyan Zhang were also elected to serve as the CEO and CFO of the Company respectively.

(3)     Represents amounts paid to Mr. Tang by Liuzhou BCT.

Employment Agreements

Liuzhou BCT entered into an employment agreement with Mr. Hui Tian Tang pursuant to which Mr. Tang was hired as the President of Liuzhou BCT and received a salary of $27,027 per year in 208 and 2009  We currently have an oral employment agreement beginning on January 1, 2010 with Mr. Tang to employ him has our CEO, pursuant to which we have agreed to pay him 90,000 Hong Kong Dollars (HK$) ($11,688) per month and a discretionary bonus based upon our 2010 financial performance  We currently have an oral employment agreement beginning on January 1, 2010 with Xiaoyan Zhang to employ her as our CFO, pursuant to which we have agreed to pay her HKD70,000 ($9,091) per month and a discretionary bonus based upon our 2010 financial performance.  We are currently in the process of formalizing each of these agreements.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2009.

Compensation of Directors

During the 2008 and 209 fiscal years, no member of our board of directors received any compensation solely for service as a director. Our directors will not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year we did not have a standing Compensation Committee. Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee.

Indemnification of Directors and Executive Officers and Limitation of Liability

Delaware General Corporation Law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may beheld by the courts of the State of Delaware to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock effective March 3, 2010 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, and named executive officer, and (iii) all of our directors and executive officers as a group. As of March 1, 2010, we had 38,154,340 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is c/o Guangxi Liuzhou Baicaotang Medicine Limited, No. 102 Chengzhan Road, Liuzhou City, Guangxi Province, PRC.

All share ownership figures include shares of our Common Stock and securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of March 3, 2010, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Xiao Yan Zhang (3)	22,480,000	58.9%

All directors and executive officers as a group (2 persons)	22,480,000	58.9%

(1)     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)     Based upon 38,154,340 shares of common stock issued and outstanding.

(3)     Xiao Yan Zhang is a citizen of Hong Kong and our Chief Financial Officer, Secretary and director. Pursuant to an Earn-in Agreement dated December 30, 2009 by and among Ms. Zhang and certain former shareholders of Liuzhou BCT (the “Former Shareholders”), such Former Shareholders have a call right to purchase up to 22,480,000 shares of our common stock  from Ms. Zhang for a nominal amount per share provided that the Company meets certain performance targets for fiscal 2010 and 2011.  For the 2010 and 2011 fiscal years the performance targets for the Company are $26 million and $28 million after tax audited net income, respectively.  If the 2010 performance target is met, the Former Shareholders have the right to acquire 50% of shares held by Ms. Zhang over which they have a call right.  If the 2011 performance target is met the Former Shareholders have the right to acquire the other 50% of the shares held by Ms. Zhang over which they have a call right.  The number of shares which can be acquired by the Former Shareholders under the Earn-In Agreement is in proportion to their former relative ownership interest in Liuzhou BCT.  Our Chairman and CEO, Hui Tian Tang, is one of the Former Shareholders and has the right to acquire up to 2,241,193 shares of our common stock under the Earn-In Agreement if both performance targets are met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

China Baicaotang Medicine Limited

Lisa Lopomo, our former director, loaned the Company $1,000 with zero interest. On November 30, 2006, a total of 1,000,000 shares of Common Stock were issued to Lisa Lopomo at $0.005 per share or $5,000. On January 2, 2007 Lisa Lopomo, paid $5,000 on behalf of the Company for the cost of a mining claim. She was issued 1,000,000 shares of common stock at $.005 per share for a total of $5,000 in exchange for the cash paid out. On July 21, 2007, Lisa Lopomo was issued 1,000,000 shares of common stock in exchange for $5,000, or $0.005 per share.

Effective December 23, 2009, the Company entered into lock-up agreements with the original shareholders of Ingenious, consisting of Xiao Yan Zhang, Lei Ying, Chunqi Cao, Bixun Su, Hui Tian Tang, Yik Kwok Wah, and Yik Li Yee, pursuant to which these shareholders will be refrained from selling any of our securities from the date of the Subscription Agreement for twelve (12) months after the earlier of: (i) the effective date of the Registration Statement of which this prospectus is a part; or (ii) the date that the shares of common stock may be sold under Rule 144, without limitation.

Forever Well

On March 28, 2008, Forever Well entered into an agreement with the stockholders of Liuzhou BCT to acquire their entire equity interest in Liuzhou BCT for cash consideration of approximately $1,470,588 (RMB10, 000,000) which is the registered and fully paid up capital of Liuzhou BCT.

Liuzhou BCT

On April 1, 2008, Liuzhou BCT entered into a Share Transfer Agreement with Property Management, pursuant to which Liuzhou BCT transferred 51% of the equity interest that it owned in BCT Retail to Property Management for a consideration of approximately $22,500 (RMB 153,000).

On May 3, 2008, Liuzhou BCT entered into a Shares Pledge Agreement with the shareholders of Property Management, pursuant to which the shareholders of Property Management pledged their interest in BCT Retail to Liuzhou BCT to guarantee a loan of approximately $22,500 (RMB 153,000) from Liuzhou BCT.

On March 31, 2009, Liuzhou BCT entered into a Shares Pledge Agreement with Property Management, pursuant to which Property Management pledged 100% of its equity interest in BCT Retail to Liuzhou BCT to guarantee a loan of approximately $196,618 (RMB 1,377,000) from Liuzhou BCT.

On July 31, 2008, Liuzhou BCT entered into a Share Repurchase Agreement with Property Management, pursuant to which Liuzhou BCT shall have the preemptive right to repurchase from Property Management all equity interest held or will be held by Property Management in BCT Retail.

On July 21, 2008, Xiao Yan Zhang entered into an Earn-in Agreement with the original shareholders of Liuzhou BCT, pursuant to which the original shareholders of Liuzhou BCT are granted the rights to acquire all the issued and outstanding common stock of the Company to be acquired by Xiao Yan Zhang.  This agreement was terminated and replaced by an Earn-in Agreement dated December 30, 2009 as further described in the section entitled “Our Corporate History”.

On December 19, 2008, Liuzhou BCT entered into a loan agreement with Liuzhou City Commercial Bank in the amount of approximately $733,500 (RMB 5,000,000), pursuant to which Baicaotang Property Development Limited pledge part of its premise to the bank as security interest for the loan.

On December 29, 2008, Liuzhou BCT entered into a loan agreement with Rurol Credence Cooperation of Guangxi in the amount of approximately $514,706 (RMB 3,500,000), pursuant to which Baicaotang Property Development Limited pledge part of its premise to the bank as security interest for the loan.

On January 15, 2009, Liuzhou BCT entered into a loan agreement with Agricultural Bank of China Liuzhou Branch in the amount of approximately $660,150 (RMB 4,500,000), pursuant to which both the Baicaotang Property Development Limited and Wuxuan Baicaotang Medicine Limited pledge part of their land and property to the bank as security interest for the loan.

On September 12, 2008, Liuzhou BCT entered into a loan agreement with Rural Banking Cooperation in the amount of approximately $1,173,600 (RMB 8,000,000), pursuant to which Baicaotang Property Development Limited pledge part of its premise to the bank as security interest for the loan.

On February 8, 2007, Mr. Hui Tian Tang entered into a loan agreement with Industrial and Commercial Bank of China Guangxi Branch in the amount of approximately $234,720 (RMB1,600,000), pursuant to which Guangxi Liuzhou BCT Medicine Limited, Guigang Branch pledge part of its assets to the bank as security interest for the loan. Mr. Hui Tang then lent the full amount of the above loan to the Liuzhou BCT for working capital. On December 31, 2008, a mutual agreement was signed among Mr. Tang, Industrial and Commercial Bank of China Guangxi Branch and Liuzhou BCT, pursuant to which Liuzhou BCT assume the obligation to repay the principal amount and accrued interest from January 1, 2009 onwards.

On February 12, 2007, Jiang You Ru entered into a loan agreement with Industrial and Commercial Bank of China Guangxi Branch in the amount of approximately $264,060 (RMB1,800,000), pursuant to which Guangxi Liuzhou BCT Medicine Limited, Guigang Branch pledge part of its assets to the bank as security interest for the loan. Mr. Ru then lent the full amount of the above loan to the Liuzhou BCT for working capital. On December 31, 2008, a mutual agreement was signed among Mr. Ru, Industrial and Commercial Bank of China Guangxi Branch and Liuzhou BCT, pursuant to which Liuzhou BCT assume the obligation to repay the principal amount and accrued interest from January 1, 2009 onwards.

In addition, we also entered into the following transactions with related parties as follows:

	Year ended December 31			Nine months ended December 31
	2008	2007	2006	2009	2008
	RMB	RMB	RMB	RMB	RMB
Sales of goods
Liucheng Medicine Limited	3,041,079	1,311,879	1,518,684	952,310	2,449,004
Guangxi Tianhu Medicine Limited	5,698,569	7,205,776	8,775,650	1,851,979	2,877,830
Guangxi Liuzhou Baicaotang Medicine Limited, Guigang Branch	8,757,748	9,125,093	14,353,460	6,162,965	6,989,355
Wuxuan Baicaotang Medicine Limited	3,383,839	2,139,716	2,309,226	1,038,972	1,687,689

Hefeng Pharmaceutical

From 2006 to 2009, Mr. Li Jing Hua entered into a series of loan agreement with Hefeng Pharmaceutical, pursuant to which Hefeng Pharmaceutical borrowed an aggregate of approximately$1,215,285 at monthly interests ranging from 5.8% to 6.8%. All of the loan agreements have similar terms and provisions.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The audited financial statements of Ingenious as of and for the years ended December 31, 2008, 2007 and 2006 have been included in this prospectus in reliance upon the report of PKF, Certified Public Accountants, Hong Kong, China, a member firm of PKF International Limited network of legally independent firms and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our Certificate of Incorporation, provides to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation, is to eliminate our rights and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board may also authorize the Company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this report, our Board has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

INGENIOUS PARAGON GLOBAL LIMITED

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

PAGE

Consolidated Statement of Income and Comprehensive Income for the Three and Nine Months ended September 30, 2009 and 2008	Q-2

Consolidated Balance Sheets as at September 30, 2009 and December 31, 2008.	Q-3-Q-4

Consolidated Statements of Cash Flows for the Nine Months ended September 3, 2009 and 2008	Q-5 - Q-6

Notes to Consolidated Financial Statements	Q-7 – Q-23

Reports of Independent Registered Public Accounting Firm	F-1

Consolidated Statement of Income for the Years ended December 31, 2008, 2007 and 2006	F-2

Consolidated Balance Sheets for the Years as at December 31, 2008, 2007 and 2006	F-3 – F-4

Consolidated Statement of Cash Flows for the Years ended December 31, 2008, 2007 and 2006	F-5 – F-6

Consolidated Statement of Stockholders’ Equity for the Years ended December 31, 2008, 2007 and 2006	F-7

Notes to Consolidated Financial Statements	F-8 – F-34

Ingenious Paragon Global Limited
Condensed Consolidated Statements of Income and Comprehensive Income
For the three and nine months ended September 30, 2009 and 2008
(Unaudited)
(Stated in US Dollars)

	Three months ended		Nine months ended
	September 30		September 30
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008

Sales revenue	$33,867,191	$32,329,659	$99,473,445	$85,515,029
Cost of sales	24,705,066	24,447,968	72,944,350	63,331,372

Gross profit	9,162,125	7,881,691	26,529,095	22,183,657

Operating expenses
Administrative expenses	1,010,753	827,745	2,807,799	2,125,503
Research and development expenses	-	-	52,969	-
Selling expenses	913,163	607,683	2,577,153	1,458,392

	1,923,916	1,435,428	5,437,921	3,583,895

Income from operations	7,238,209	6,446,263	21,091,174	18,599,762
Interest income	56,811	9,377	65,902	28,813
Other income	70,754	39,355	70,754	69,087
Other expenses	(2,520)	(15,294)	(11,990)	(103,545)
Finance costs - Note 4	(489,758)	(318,778)	(1,090,930)	(988,436)

Income before income taxes	6,873,496	6,160,923	20,124,910	17,605,681
Income taxes - Note 5	(1,732,491)	(1,086,192)	(4,748,741)	(4,018,843)

Net income	$5,141,005	$5,074,731	$15,376,169	$13,586,838

Other comprehensive income
Foreign currency translation
Adjustments	47,707	50,467	25,143	1,046,791

Total comprehensive income	$5,188,712	$5,125,198	$15,401,312	$14,633,629

Earnings per share : basic and diluted	$102.8	$101.6	$307.5	$271.9

Weighted average number of shares
outstanding :
Basic and diluted	50,000	49,968	50,000	49,968

See the accompanying notes to condensed consolidated financial statements

Ingenious Paragon Global Limited
Condensed Consolidated Balance Sheets
As of September 30, 2009 and December 31, 2008
(Stated in US Dollars)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	$12,572,912	$1,265,184
Restricted cash	3,227,300	1,228,011
Trade receivables, net	26,219,135	20,976,203
Amounts due from related companies - Note 11	4,350,763	4,658,061
Other receivables, prepayments and deposits	3,114,088	1,252,527
Inventories - Note 6	9,890,298	6,425,765
Deferred taxes	60,164	60,164

Total current assets	59,434,660	35,865,915
Goodwill - Note 7	107,968	107,968
Other intangible assets - Note 7	697,454	786,049
Property, plant and equipment, net - Note 8	12,241,489	12,413,274
Land use rights - Note 9	15,412,073	15,667,168
Deposit for acquisition of property, plant and equipment	277,231	299,325
Deferred taxes	686,257	674,649

TOTAL ASSETS	$88,857,132	$65,814,348

See the accompanying notes to condensed consolidated financial statements

Ingenious Paragon Global Limited
Condensed Consolidated Balance Sheets (Cont’d)
As of September 30, 2009 and December 31, 2008
(Stated in US Dollars)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$19,309,515	$15,007,291
Bills payable	4,125,962	1,448,293
Other payables and accrued expenses	5,158,341	3,230,577
Amounts due to directors - Note 10	712,803	1,270,929
Amounts due to related companies - Note 11	43,738	126,440
Income tax payable	657,106	954,666
Secured bank loans - Note 12	9,310,427	10,291,005
Other loans - Note 13	1,639,650	2,432,139
Retirement benefits costs	65,218	89,016

Total current liabilities	41,022,760	34,850,356

Secured long-term bank loans - Note 12	3,643,118	2,200,500
Retirement benefit costs	206,876	180,426

TOTAL LIABILITIES	44,872,754	37,231,282

COMMITMENTS AND CONTINGENCIES - Note 14

STOCKHOLDERS’ EQUITY
Common stock : par value $1 per share
Authorized 50,000 shares in 2009 and 2008;
50,000 shares issued and outstanding in 2009 and 2008
- Note 15	50,000	50,000
Additional paid-in capital	9,578,632	9,578,632
Statutory and other reserves	1,431,174	1,431,174
Accumulated other comprehensive income	2,078,091	2,052,948
Retained earnings	30,846,481	15,470,312

TOTAL STOCKHOLDERS’ EQUITY	43,984,378	28,583,066

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$88,857,132	$65,814,348

See the accompanying notes to condensed consolidated financial statements

Ingenious Paragon Global Limited
Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 2009 and 2008
(Unaudited)
(Stated in US Dollars)

	Nine months ended September 30
	(Unaudited)
	2009	2008

Cash flows from operating activities
Net income	$15,376,169	$13,586,838
Adjustments to reconcile net income to net cash
provided by operating activities :-
Depreciation	520,261	468,320
Loss on disposal of property, plant and equipment	306	-
Amortization of intangible assets	88,718	149,124
Amortization of land use rights	255,933	249,277
Deferred taxes	(11,601)	59,759
Changes in operating assets and liabilities :-
Trade receivables	(5,239,365)	(5,061,487)
Bills receivables	-	(50,277)
Other receivables, prepayments and deposits	(1,878,603)	(965,773)
Inventories	(3,441,351)	3,018,809
Trade payables	4,299,693	5,372,277
Amounts due from related companies	50,715	255,613
Other payables and accrued expenses	1,947,673	817,880
Bills payable	2,675,682	(572,541)
Restricted cash	(1,997,748)	486,640
Retirement benefit costs	2,650	(12,900)
Income tax payable	(297,343)	1,561

Net cash flows provided by operating activities	$12,351,789	$17,803,120

See the accompanying notes to condensed consolidated financial statements

Ingenious Paragon Global Limited
Condensed Consolidated Statements of Cash Flows (Cont’d)
For the nine months ended September 30, 2009 and 2008
(Unaudited)
(Stated in US Dollars)

	Nine months ended September 30
	(Unaudited)
	2009	2008

Cash flows from investing activities
Payments to acquire and for deposit for acquisition of
property, plant and equipment	$(337,228)	$(623,219)
Proceeds from sales of property, plant and equipment	407	-
Cash received from acquisition of Hefeng	-	631,828
Repayment from (advance to) related companies	513,457	(359,466)

Net cash flows provided by (used in) investing activities	176,636	(350,857)

Cash flows from financing activities
(Repayment) advance from related companies	(339,840)	245,375
Proceeds from issue of common stock by Baicaotang Medicine	-	17,569
Dividend paid to former stockholders of Baicaotang Medicine	-	(6,940,000)
Repayment to directors	(558,006)	(3,219,090)
Proceeds from bank loans	9,232,962	7,782,289
Repayment of bank loans	(8,771,050)	(8,585,317)
Proceeds from other loans	-	724,007
Repayment of other loans	(791,968)	(1,483,837)

Net cash flows used in financing activities	(1,227,902)	(11,459,004)

Effect of foreign currency translation on cash and cash equivalents	7,205	221,405

Net decrease in cash and cash equivalents	11,307,728	6,214,664

Cash and cash equivalents - beginning of period	1,265,184	519,736

Cash and cash equivalents - end of period	$12,572,912	$6,734,400

Supplemental disclosures for cash flow information :-
Cash paid for :
Interest	$1,053,134	$963,106
Income taxes	$5,059,082	$3,772,775

See the accompanying notes to condensed consolidated financial statements

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

1.            Corporate information

(a)           Corporate information

(i)
Ingenious Paragon Global Limited (the “Company”) was incorporated in the British Virgin Islands (the “BVI”) on May 29, 2008 as a limited liability company with authorized, issued and paid up capital of $50,000, divided into 50,000 common shares of $1 par value each.  The 50,000 common shares are held by Zhang Xiao Yan and the directors of the Company are Tang Hui Tian, Li Jing Hua, Jiang You Ru, Liu Chun Lin, Wei Wen De and Wang Bang Fu.  The principal activity of the Company is investment holding.

(ii)
Forever Well Asia Pacific Ltd. (“Forever Well”) was incorporated in Hong Kong on January 10, 2008 as a limited liability company with authorized, issued and paid up capital of HK$10,000, divided into 10,000 common shares of HK$1 par value each.  The principal activity of Forever Well is investment holding.  Before the acquisition by the Company as stated in Note 1(b)(ii), the 10,000 common shares were held by Yue Ping Ki and its directors were Zheng Zhi Wen, who is also the director of the Company, and Hong Han Xin.

(iii)
Baicaotang Medicine Ltd. (“Baicaotang Medicine”) was established on April 3, 1986 in the People’s Republic of China (the “PRC”) as a State-Owned Enterprise.  On June 20, 2001, Baicaotang Medicine was transformed into a joint stock enterprise through management buyout by certain of its management and employees. On December 29, 2007, the company was transformed into a limited company.  Baicaotang Medicine is engaged in the distribution of drugs in the PRC.  Before the acquisition by Forever Well as stated in Note 1(b)(iii), the registered and paid up capital was RMB10,000,000 which were held as to 23.83% by Tang Hui Tian, 13.44% by Li Jing Hua, 10.81% by Wei Wen De, 6.81% by Jiang You Ru, 6.81% by Liu Chun Lin and 6.81% by Wang Bang Fu, who are also the directors of the Company and Baicaotang Medicine. The remaining 31.49% were held by nine stockholders, who are the employees of Baicaotang Medicine.

(iv)
Guangxi Lizhou Baicaotang Medicine (Retail Chain) Ltd. (“Baicaotang Retail”) is a wholly owned subsidiary of Baicaotang Medicine and was established on October 30, 2001 with registered and paid up capital of RMB300,000.  Baicaotang Retail is engaged in the retail of drugs in the PRC.

(v)
Guangxi Hefeng Pharmaceutical Co Ltd. (“Hefeng”) was established on September 18, 2000 with registered and paid up capital of RMB5,000,000.  Hefeng is engaged in the production and sale of drugs for healing of hepatitis, cough, parkinson’s disease in the PRC.  On December 31, 2007, Baicaotang Medicine entered into an agreement with Li Jing Hua to acquire his entire interest in Hefeng at a consideration of RMB36,340,064 (equivalent to $4,982,223), which was satisfied by issuance of 13.44% shares of Baicaotang Medicine.  The acquisition was completed on January 2, 2008, which is the date Baicaotang Medicine obtained the control over Hefeng by appointing directors into the board of directors of Hefeng.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

1.            Corporate information (Cont’d)

(b)           Reorganization

To rationalize the group structure, the Company, Forever Well, Baicaotang Medicine and Baicaotang Retail reorganized their group structure (the “Reorganization”) as follows :-

(i)
Due to certain regulatory restrictions on a wholly owned foreign enterprise or its wholly owned subsidiary to hold over 50% equity interest in any PRC company which operates more than 30 drug stores in the PRC (the “Drug Stores Restrictions”), Baicaotang Medicine sold its 51% equity interest in Baicaotang Retail to Liuzhou Baicaotang Property Management Company Ltd. (“Baicaotang Property”), of which the directors of the Company are the controlling stockholders of Baicaotang Property, at a consideration of RMB153,000 on April 1, 2008. Afterwards, Baicaotang Property pledged its 51% equity interest in Baicaotang Retail to Baicaotang Medicine to secure a loan, amounted to RMB153,000, granted by Baicaotang Medicine to Baicaotang Property up to December 31, 2015 for the acquisition of 51% equity interest in Baicaotang Retail.  According to Repurchase Agreement dated July 31, 2008, Baicaotang Medicine was entitled a preemptive right to repurchase the 51% equity interest in Baicaotang Retail from Baicaotang Property up to the earlier of December 31, 2017 or the removal of the Drug Stores Restrictions.  Before the execution of the preemptive right by Baicaotang Medicine, the rights and obligations as a stockholder of the 51% equity interest in Baicaotang Retail are still vested in Baicaotang Medicine and the appointment of the board of directors and management is controlled by Baicaotang Medicine. On February 25, 2009, Baicaotang Retail increased its registered capital by RMB2,700,000 to RMB3,000,000.

(ii)	On June 30, 2008, the Company acquired entire equity interest in Forever Well at a cash consideration of HK$10,000, which is the issued and fully paid up capital of Forever Well.

(iii)
On March 28, 2008, Forever Well entered into an agreement with the stockholders of Baicaotang Medicine to acquire their entire equity interest in Baicaotang Medicine at a cash consideration of RMB10,000,000, which is the registered and fully paid up capital of Baicaotang Medicine.  The acquisition was completed on August 4, 2008.

(iv)
On July 21, 2008, Zhang Xiao Yan entered into an Earn-in Agreement with the stockholders of Baicaotang Medicine of which the stockholders of Baicaotang Medicine are given the rights to acquire all the issued common shares of the Company.

Upon the completion of Reorganization on August 4, 2008, the Company, Forever Well, Baicaotang Medicine, Baicaotang Retail and Hefeng are under common control of Tang Hui Tian, Li Jing Hua, Wei Wen De, Jiang You Ru, Liu Chun Lin and Wang Bang Fu, who are the directors of the Company and Baicaotang Medicine.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

2.            Basis of presentation

Before and immediately after the completion of Reorganization, the Company, Forever Well, Baicaotang Medicine, Baicaotang Retail and Hefeng are under the common control of Tang Hui Tian, Li Jing Hua, Wei Wen De, Jiang You Ru, Liu Chun Lin and Wang Bang Fu.  Accordingly, except for Hefeng, accounting for recapitalization is adopted for the preparation of condensed consolidated financial statements to present the combined results of operations and financial position of the Company and Forever Well, Baicaotang Medicine and Baicaotang Retail as if the current group structure, which means that Forever Well, Baicaotang Medicine and Baicaotang Retail are wholly owned subsidiaries of the Company, had been in existence at the beginning of the reporting period.  The 13.44% equity interest of Baicaotang Medicine transferred for the acquisition of Hefeng was accounted for as 13.44% of issued $50,000 common stock of the Company, amounted to $6,720 with $4,975,503 recorded in additional paid in capital during the year ended December 31, 2008.  Purchase accounting was adopted to reflect the post-acquisition results of Hefeng, which was acquired by Baicaotang Medicine on January 2, 2008, in these condensed consolidated financial statements of the Company.

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. Accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, and necessary for a fair statement of the results for the three-month and six-month periods have been made. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes for each of the three years in the period ended December 31, 2008.

3.            Summary of significant accounting policies

Principles of consolidation

The condensed consolidated financial statements include the accounts of the Company, Forever Well, Baicaotang Medicine, Hefeng and Baicaotang Retail.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and amounts due form related companies.  As of September 30, 2009, substantially all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

3.            Summary of significant accounting policies (Cont’d)

Concentrations of credit risk (Cont’d)

During the period ended September 30, 2009, no customers were identified with 10% or more of the Company’s consolidated sales and no customers asset for 10% or more of the Company’s trade receivables.

Fair value of financial instruments

The Company adopted ASC 820 (previously Statement of Financial Accounting Standards (“SFAS”) No. 157) on January 1, 2008. The adoption of ASC 820 did not materially impact the Company’s financial position, results of operations or cash flows.

ASC 825 requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which fair value option was not elected. Except for secured borrowings disclosed as below, the carrying amounts of the financial assets and liabilities approximate to their fair values due to short maturities or the applicable interest rates approximate the current market rates :-

	As of September 30, 2009 (Unaudited)		As of December 31, 2008 (Audited)
	Carrying amount	Fair value	Carrying amount	Fair value

Bank loans	$12,953,545	$12,977,187	$12,491,505	$12,395,892

The fair values of secured bank loans are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Recently issued accounting pronouncements

FASB Accounting Standards Codification (Accounting Standards Update “ASU” 2009-1). In June 2009, the Financial Accounting Standard Board (“FASB”) approved its Accounting Standards Codification (“Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification is effective for interim or annual financial periods ending after September 15, 2009 and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification.

As a result of our implementation of the Codification during the quarter ended September 30, 2009, previous references to new accounting standards and literature are no longer applicable. In the current quarter financial statements, we will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

3.            Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (Cont’d)

Noncontrolling Interests (Included in amended Topic ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements”, an amendment of ARB No. 51). The amended topic establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. We adopted the amended topic on January 1, 2009. The adoption of this amended topic has no material effect on the Company’s financial statements.

Business Combinations (Included in amended Topic ASC 805 “Business Combinations”, previously SFAS No. 141(R)). This ASC guidance addresses the accounting and disclosure for identifiable assets acquired, liabilities assumed, and noncontrolling interests in a business combination. The adoption of this amended topic has no material impact on the Company’s financial statements.

Intangibles-Goodwill and Other (Included in amended Topic ASC 350”, previously FASB staff position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets). The amended topic amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. The amended topic is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. The adoption of this amended topic has no material effect on the Company’s financial statements.

Business Combinations (Included in amended Topic ASC 805, previously FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”). Amended topic ASC 805 amends the requirements for the provisions in FASB Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The amended topic eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria and instead carries forward most of the provisions for acquired contingencies. The amended topic is effective for contingent assets and contingent liabilities acquired. The management is in the process of evaluating the impact of adopting this amended topic on the Company’s financial statements.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

3.            Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

Fair Value Measurements and Disclosures (Included in amended Topic ASC 820, previously FSP No. 157-4, “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”.) The amended topic clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. The amended topic identifies factors to be considered when determining whether or not a market is inactive. The amended topic would be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The adoption of this amended topic has no material effect on the Company’s financial statements.

Investments - Debt and Equity Securities - Overall - Transition and Open Effective Date Information (Included in amended Topic ASC 320, previously FASB Staff Position No. 115-2 and Statement of Financial Accounting Standards No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”). The amended topic amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to the credit and noncredit components of impaired debt securities that are not expected to be sold. In addition, increased disclosures are required for both debt and equity securities regarding expected cash flows, credit losses, and securities with unrealized losses. The adoption of this amended topic has no material impact on the Company’s financial statements.

Interim Disclosures about Fair Value of Financial Instruments (Included in amended Topic ASC 825 “Financial Instruments”, previously FSP SFAS No. 107-1). This guidance requires that the fair value disclosures required for all financial instruments be included in interim financial statements. This guidance also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods. The amended topic was effective for interim periods ending after September 15, 2009. The adoption of this amended topic has no material impact on the Company’s financial statements.

Subsequent Events (Included in amended Topic ASC 855 “Subsequent Events”, previously SFAS No. 165). The amended topic establishes accounting and disclosure requirements for subsequent events. The amended topic details the period after the balance sheet date during which we should evaluate events or transactions that occur for potential recognition or disclosure in the financial statements, the circumstances under which we should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. We adopted this amended topic effective June 1, 2009.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

3.            Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (Cont’d)

Accounting for Transfers of Financial Assets (included in amended Topic ASC 860 “Transfers and Servicing”, previously SFAS No. 166, “Accounting for Transfers of Financial Assets - an Amendment of FASB Statement No. 140.”). The amended topic addresses information a reporting entity provides in its financial statements about the transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. Also, the amended topic removes the concept of a qualifying special purpose entity, limits the circumstances in which a transferor derecognizes a portion or component of a financial asset, defines participating interest and enhances the information provided to financial statement users to provide greater transparency. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on the Company’s financial statements.

Consolidation of Variable Interest Entities – Amended (included in amended Topic ASC 810 “Consolidation”, previously SFAS 167 “Amendments to FASB Interpretation No. 46(R)”). The amended topic require an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. The amended topic also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on the Company’s financial statements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASC Update 2009-05”), an update to ASC 820, Fair Value Measurements and Disclosures. This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASC Update 2009-05. ASC Update 2009-05 will become effective for the Company’s annual financial statements for the year ended December 31, 2009. The management is in the process of evaluating the impact of adopting this ASC update on the Company’s financial statements.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

3.            Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (Cont’d)

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASC update on the Company’s financial statements.

4.            Finance costs

	Three months ended		Nine months ended
	September 30		September 30
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008

Bank and other loans interest	$455,092	$311,565	$1,015,342	$963,106
Interest on amount due to a
director – Li Jing Hua	12,598	-	37,792	-
Bank charges	1,718	1,191	16,039	3,125
Finance charges from retirement
benefits costs	20,350	6,022	20,350	22,205
Others	-	-	1,407	-

	$489,758	$318,778	$1,090,930	$988,436

5.            Income taxes

BVI

The Company was incorporated in the BVI and, under the current laws of the BVI, are not subject to income taxes.

Hong Kong

Forever Well is subject to the Hong Kong Profits tax at tax rate of 16.5% (2008 : 16.5%).  No provision for the Hong Kong Profits tax has been made as the Company had no taxable income in this jurisdiction since its incorporation.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

5.            Income taxes (Cont’d)

PRC

Corporate income tax (“CIT”) to Baicaotang Medicine, Baicaotang Retail, was charged at 33%, of which 30% is for national tax and 3% is for local tax, of the assessable profits before 2008.  The PRC’s legislative body, the National People’s Congress, adopted the unified CIT Law on March 16, 2007.  This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008.  Under the new tax law, a unified income tax rates is set at 25% for both domestic enterprises and foreign-invested enterprises.  However, there is a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities.  Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new tax rate over a five year period beginning on the effective date of the CIT Law.  Enterprises that are currently entitled to exemptions for a fixed term will continue to enjoy such treatment until the exemption term expires.  Preferential tax treatment will continue to be granted to industries and projects that qualify for such preferential treatments under the new tax law. Accordingly, Baicaotang Medicine, Baicaotang Retail was subject to tax rate of 25% starting from fiscal year 2008.

In accordance with the Circular of the State Council on Policies and Measures Pertaining to the Development of the Western Region (“DOWR”), the companies are entitled to preferential rate of 15% if it is engaged in the projects listed in Guiding Catalogue and the revenue derived from it account for the amount over 70% of their principal in total.  As Hefeng met this DOWR requirement, it was approved by the tax authority and was granted a preferential tax rate of 15% for the fiscal year from 2003 to 2010.  From the fiscal year 2011, Hefeng will be subject to CIT at rate of 25% under the new tax law.

6.            Inventories

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Raw materials	$785,465	$509,394
Work-in-progress	150,977	119,680
Finished goods	8,953,856	5,796,691

	$9,890,298	$6,425,765

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

7.            Goodwill and other intangible assets

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Goodwill - Acquisition of Hefeng	$107,968	$107,968

Other intangible assets :-
Pharmaceutical licenses	$799,197	$799,197
Customers contracts	90,729	90,729
Trademarks and patents	99,892	99,892

	989,818	989,818
Accumulated amortization	(292,364)	(203,769)

Net	$697,454	$786,049

8.            Property, plant and equipment, net

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Costs :-
Buildings	$12,331,630	$12,091,574
Plant and machinery	989,026	985,613
Furniture, fixtures and equipment	669,396	640,922
Motor vehicles	363,207	334,466

	14,353,259	14,052,575
Accumulated depreciation	(2,462,823)	(1,932,154)
Construction in progress	351,053	292,853

Net	$12,241,489	$12,413,274

(i)	Pledged property, plant and equipment

As of September 30, 2009, certain property, plant and equipment with aggregate net book value of $10,597,850 was pledged to bank to secure general banking facilities (Note 12(d)(i)).

(ii)	Construction in progress

Construction in progress mainly represents expenditures in respect of the construction of a new production line and improving the manufacturing process.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

9.             Land use rights

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Land use rights	$17,445,818	$17,445,819
Accumulated amortization	(2,033,745)	(1,778,651)

	$15,412,073	$15,667,168

As of September 30, 2009, land use rights with carrying amount of $8,375,111 was pledged to bank for the bank loans granted to the Company (Note 12(d)(ii)).

10.          Amounts due to directors

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Li Jing Hua – interest bearing at 0.68% per month	$586,564	$-
Others – non interest bearing	126,239	1,270,929

	$712,803	$1,270,929

All amounts are unsecured and repayable on demand.

11.           Amounts due from/to related companies

The related companies are controlled by certain Company’s directors collectively inclusive of Tang Hui Tian. These amounts are interest-free, unsecured and repayable on demand.

12.           Secured bank loans

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Short-term loans, Note 12(a)	$7,070,940	$8,935,497
Current maturities of long-term bank loans	2,239,487	1,355,508

	9,310,427	10,291,005

Long-term bank loans - Note 12(b)	5,882,605	3,556,008
Less : current maturities	(2,239,487)	(1,355,508)

	$3,643,118	$2,200,500

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

12.          Secured bank loans (Cont’d)

(a)	The weighted average interest rate for short-term loans as of September 30, 2009 and December 31, 2008 were 7.14% and 10.96% per annum respectively.

(b)
Except for a loan of $1,580,280 as of September 30, 2009 which was interest bearing at 130% of the benchmark rate in the PRC, equivalent to 7.722% per annum as of September 30, 2009, the remaining balance as of September 30, 2009 and the balance as of December 31, 2008 were interest bearing at fixed rates ranging from 5.58% to 7.02% and 5.58% to 9.855% per annum respectively.

(c)	As of September 30, 2009, the Company’s banking facilities were composed of the following :-

Facilities granted	Granted	Amount utilized	Unused

Secured bank loans	$12,953,545	$12,953,545	$-

(d)	As of September 30, 2009, the above bank loans were secured by the following :-

(i)	Property, plant and equipment with carrying value of $10,597,850 (Note 8);

(ii)	Land use rights with carrying value of $8,375,111 (Note 9);

(iii)	Guarantees executed by related companies which are collectively controlled by certain of the Company’s directors; and

(iv)	Buildings and land use right owned by a related company which is controlled by certain of the Company’s directors.

During the reporting periods, there was no covenant requirement under the banking facilities granted to the Company.

Long-term borrowings are repayable as follows:-

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Within one year	$2,239,487	$1,355,508
After one year but within two years	69,384	1,026,900
After two years but within three years	3,375,605	1,173,600
After three years but within four years	80,758	-
After four years but within five years	87,127	-
Over five years	30,244	-

	$5,882,605	$3,556,008

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

13.          Other loans

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Interest bearing at fixed rate of 0.2667% per month
- staff	$576,139	$638,145
- third parties	1,063,511	1,793,994

	$1,639,650	$2,432,139

All the other loans are unsecured and repayable on demand.

14.          Commitments and contingencies

(a)           Capital commitment

As of September 30, 2009, the Company had capital commitments amounting to $176,684 in respect of the acquisition of property, plant and equipment which were contracted but not provided for in the financial statements.

(b)           Operating lease arrangements

As of September 30, 2009, the Company had non-cancelable operating leases for its retail shops.  The leases will expire by December, 2015 and the expected payment is $323,134.

The rental expense relating to the operating leases was $227,280 and $174,588 for the nine months ended September 30, 2009 and 2008 respectively.

15.          Common stock

The Company was incorporated in the BVI on May 29, 2008 as a limited liability company with authorized, issued and fully paid capital of $50,000, divided into 50,000 common shares of $1 par value each.

The common stock presented in these condensed consolidated financial statements reflects the Reorganization of the Company as if the current group structure, which means that Forever Well, Baicaotang Medicine and Baicaotang Retail are wholly owned subsidiaries of the Company, had been in existence at the beginning of the reporting period.  The increases in paid up capital of Baicaotang Medicine, including 13.44% equity interest transferred for the acquisition of Hefeng as stated in Note 2 and increase in paid up capital in form cash contribution, were accounted for as their respective proportion of increases based on $50,000 issued and fully paid capital of the Company with remaining balances recorded in additional paid in capital.

16.          Defined contribution plan

Pursuant to the relevant PRC regulations, the Company is required to make contributions at a rate of 30.5% of employees’ salaries and wages to a defined contribution retirement scheme organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company’s employees in the PRC.  The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the condensed consolidated statements of income.  The Company contributed $369,610 and $250,619 for the nine months ended September 30, 2009 and 2008 respectively.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

17.          Segment information

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments.  Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of wholesales, retail and manufacturing and operating results of the Company and, as such, the Company has determined that the Company has three operating segments as defined by ASC 280 (previously SFAS 131), “Disclosures about Segments of an Enterprise and Related Information”: wholesales, retail and manufacturing.

	Wholesales Nine months ended September 30, (Unaudited)		Retail Nine months ended September 30, (Unaudited		Manufacturing Nine months ended September 30, (Unaudited)		Eliminations Nine months ended September 30, (Unaudited)		Total Nine months ended September 30, (Unaudited)
	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008
Revenue from external customers	$70,772,780	$58,153,296	$22,352,150	$21,531,048	$6,348,515	$5,803,685	$-	$-	$99,473,445	$85,515,029
Revenue from inter-segment	17,949,744	12,283,620	-	-	-	-	(17,949,744)	(12,283,620)	-	-
Total revenue	88,722,524	70,436,916	22,352,150	21,531,048	6,348,515	5,830,685	(17,949,744)	(12,283,620)	99,473,445	85,515,029

Interest income	38,152	25,821	26,575	2,466	1,175	526	-	-	65,902	28,813
Interest expenses	816,119	736,626	47,218	7,821	189,797	218,659	-	-	1,053,134	963,106
Amortization	227,352	222,368	-	-	117,299	176,033	-	-	344,651	398,401
Depreciation	202,212	167,280	2,209	2,495	315,840	298,545	-	-	520,261	468,320
Segment profit	12,157,657	10,540,330	5,239,154	4,426,820	2,755,086	2,639,316	-	-	20,151,897	17,606,466
Expenditure for segment assets	$53,966	$149,081	$7,643	$187	$275,628	$479,906	$-	$-	$337,237	$629,174

	Wholesales Three months ended September 30, (Unaudited)		Retail Three months ended September 30, (Unaudited)		Manufacturing Three months ended September 30, (Unaudited)		Eliminations Three months ended September 30, (Unaudited)		Total Three months ended September 30, (Unaudited)
	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008
Revenue from external customers	$23,033,227	$22,510,073	$8,583,721	$7,528,264	$2,250,243	$2,264,322	$-	$-	$33,867,191	$32,329,659
Revenue from inter-segment	7,530,351	1,882,070	-	-	-	-	(7,530,351)	(1,882,070)	-	-
Total revenue	30,563,578	24,392,143	8,583,721	7,528,264	2,250,243	2,264,322	(7,530,351)	(1,882,070)	33,867,191	32,329,659

Interest income	29,722	7,489	26,246	1,630	843	258	-	-	56,811	9,377
Interest expenses	375,365	230,844	26,376	2,580	65,949	78,141	-	-	467,690	311,565
Amortization	75,784	75,691	-	-	40,088	60,092	-	-	115,872	135,783
Depreciation	87,885	57,940	982	849	98,443	101,984	-	-	187,310	160,773
Segment profit	3,928,155	3,584,250	1,972,704	1,530,799	985,518	1,046,659	-	-	6,886,377	6,161,708
Expenditure for segment assets	$28,920	$12,094	$3,861	$187	$102,947	$18,128	$-	$-	$135,728	$30,409

	Wholesales		Retail		Manufacturing		Total
	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008	September 30, 2009	December 31,2008
	(Unaudited)	(Audited)	(Unaudited)	(Audited)	(Unaudited)	(Audited)	(Unaudited)	(Audited)

Segment assets	$62,521,559	$51,226,243	$11,646,235	$1,984,571	$14,686,555	$12,586,520	$88,854,349	$65,797,334

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

17.          Segment information (Cont’d)

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Three months ended		Nine months ended
	September 30		September 30
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008

Total consolidated revenue	$33,867,191	$32,329,659	$99,473,445	$85,515,029

Total profit for reportable
segments	$6,886,377	$6,161,708	$20,151,897	$17,606,466
Unallocated amounts relating to
operations:
Administrative expenses	(12,745)	-	(24,745)	-
Finance costs	(136)	(785)	(2,242)	(785)

Income before income taxes	$6,873,496	$6,160,923	$20,124,910	$17,605,681

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Unaudited)

Assets

Total assets for reportable segments	$88,854,349	$65,797,334
Cash and cash equivalents	2,783	16,671
Other receivables	-	343
	$88,857,132	$65,814,348

All of the Company’s long-lived assets and revenues classified based on the customers are located in the PRC.

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

18.          Related party transactions

Apart from the transactions as disclosed in notes 4, 10, 11 and 12 to the financial statements, certain Company’s directors are able to significantly influence the Company’s operations and have interest in the following related companies :-

		Three months ended		Nine months ended
		September 30		September 30
Related party relationship	Type of transactions	(Unaudited)		(Unaudited)
		2009	2008	2009	2008

Related companies	Sales	$431,032	$448,637	$1,466,629	$1,999,375

Former stockholders of Baicaotang Medicine	Dividend declared	$-	$6,940,000	$-	$6,940,000

Ingenious Paragon Global Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

19.          Subsequent events

(i)
The Company implemented ASC 855. This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of ASC 855 did not impact our financial position or results of operations. The Company evaluated all events or transactions that occurred after September 30, 2009 up through December 31, 2009, the date these financial statements were issued. During this period the Company did not have any material recognizable subsequent events.

(ii)
On December 23, 2009, the shareholders of Ingenious entered into a Share Exchange Agreement with Purden Lake Resource Corp. (“Purden”), a corporation incorporated in Delaware of United States, of which Purden agreed to acquire 100% of the issued and outstanding common shares of Ingenious by issuance of 32,000,000 shares of the Purden’s common stock, par value $0.001 per share.

Report of Independent Registered Public Accounting Firm

To the Directors and Sole Stockholder of
Ingenious Paragon Global Limited

We have audited the accompanying consolidated balance sheets of Ingenious Paragon Global Limited (the “Company”) and its subsidiaries as of December 31, 2008, 2007 and 2006, and the related consolidated statements of Income and comprehensive Income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2008, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

PKF
Certified Public Accountants
Hong Kong, China
August 6, 2009

Ingenious Paragon Global Limited
Consolidated Statements of Income and comprehensive Income
(Stated in US Dollars)

	Year ended December 31,
	2008	2007	2006
Revenue
Sales	$108,991,329	$66,359,554	$32,020,449
Cost of sales	79,361,987	53,307,827	25,212,496

Gross profit	29,629,342	13,051,727	6,807,953

Operating expenses
Administrative expenses	3,341,605	1,954,536	1,673,242
Research and development expenses	763,995	-	-
Selling expenses	2,122,153	1,209,891	1,170,458

	6,227,753	3,164,427	2,843,700

Income from operations	23,401,589	9,887,300	3,964,253
Interest income	29,315	30,186	21,436
Government grants - Note 4	-	-	18,836
Other income - Note 5	143,426	78,966	64,985
Finance costs - Note 6	(1,260,290)	(658,912)	(512,329)

Income before income taxes	22,314,040	9,337,540	3,557,181
Income taxes - Note 7	(5,656,878)	(3,161,419)	(1,235,124)

Net income	$16,657,162	$6,176,121	$2,322,057

Other comprehensive income
Foreign currency translation adjustments	1,142,614	675,125	235,209

Total comprehensive income	$17,799,776	$6,851,246	$2,557,266

Earnings per share: basic and diluted - Note 8	$333.1	$149.6	$56.3

Weighted average number of shares
outstanding: basic and diluted	50,000	41,280	41,280

See the accompanying notes to consolidated financial statements

Ingenious Paragon Global Limited
Consolidated Balance Sheets
(Stated in US Dollars)

	As of December 31,
	2008	2007	2006

ASSETS
Current assets
Cash and cash equivalents	$1,265,184	$519,736	$142,899
Restricted cash - Note 9	1,228,011	909,793	1,256,894
Trade receivables, net - Note 10	20,976,203	8,597,888	3,718,911
Amounts due from related companies - Note 19	4,658,061	3,956,840	1,378,883
Other receivables, prepayments and
deposits - Note 11	1,252,527	1,235,907	676,449
Inventories - Note 12	6,425,765	8,007,409	5,029,353
Deferred taxes - Note 7	60,164	71,024	36,495

Total current assets	35,865,915	23,298,597	12,239,884
Goodwill - Note 13	107,968	-	-
Other intangible assets - Note 13	786,049	-	-
Property, plant and equipment, net - Note 14	12,413,274	6,925,503	6,522,832
Land use rights - Note 15	15,667,168	13,263,847	12,667,215
Deposits for acquisition of property, plant and
equipment	299,325	174,227	205,120
Deferred taxes - Note 7	674,649	428,717	299,220

TOTAL ASSETS	$65,814,348	$44,090,891	$31,934,271

See the accompanying notes to consolidated financial statements

Ingenious Paragon Global Limited
Consolidated Balance Sheets (Cont’d)
(Stated in US Dollars)

	As of December 31,
	2008	2007	2006

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$15,007,291	$13,659,334	$8,744,995
Bills payable - Note 9	1,448,293	1,525,442	1,605,643
Other payables and accrued expenses - Note 16	3,230,577	1,552,514	1,443,722
Amounts due to directors - Note 18	1,270,929	1,703,029	1,205,828
Amounts due to related companies - Note 19	126,440	49,336	911,471
Income tax payable	954,666	209,563	42,681
Secured bank loans - Note 20	10,291,005	7,375,980	5,474,140
Other loans - Note 21	2,432,139	3,532,931	4,304,599
Retirement benefit costs - Note 4	89,016	49,011	70,146

Total current liabilities	34,850,356	29,657,140	23,803,225

Secured long-term bank loans - Note 20	2,200,500	1,508,100	-
Retirement benefit costs - Note 4	180,426	202,153	214,738

TOTAL LIABILITIES	37,231,282	31,367,393	24,017,963

COMMITMENTS AND CONTINGENCIES - Note 22

STOCKHOLDERS’ EQUITY
Common stock: par value $1 per share
Authorized 50,000 shares in 2008;
50,000 shares issued and outstanding in 2008 – Note 23	50,000	41,280	41,280
Additional paid-in capital	9,578,632	4,587,560	4,587,560
Statutory surplus reserves - Note 24	1,431,174	329,562	329,562
Accumulated other comprehensive income	2,052,948	910,334	235,209
Retained earnings	15,470,312	6,854,762	2,722,697

TOTAL STOCKHOLDERS’ EQUITY	28,583,066	12,723,498	7,916,308

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$65,814,348	$44,090,891	$31,934,271

See the accompanying notes to consolidated financial statements

Ingenious Paragon Global Limited
Consolidated Statements of Cash Flows
(Stated in US Dollars)

	Year ended December 31,
	2008	2007	2006

Cash flows from operating activities
Net income	$16,657,162	$6,176,121	$2,322,057
Adjustments to reconcile net income to net
cash provided by operating activities :-
Depreciation	632,900	241,582	190,865
Amortization of other intangible assets	200,227	-	-
Amortization of land use rights	334,206	271,561	232,493
Deferred taxes	(52,835)	(135,146)	(126,742)
Loss on disposal of property, plant and
equipment	-	2,636	-
(Recovery of) provision for doubtful debts	(84,091)	93,115	(29,514)
Changes in operating assets and liabilities :-
Trade receivables	(9,394,900)	(4,530,903)	(1,189,999)
Other receivables, prepayments and deposits	199,870	(492,199)	(238,613)
Amounts due to (from) related companies	324,261	(376,925)	698,315
Inventories	3,003,812	(2,524,784)	1,102,871
Trade payables	192,095	4,136,644	1,153,303
Bills payable	(180,766)	(184,078)	(7,711)
Restricted cash	(250,089)	417,155	(131,150)
Other payables and accrued expenses	(442,348)	817,997	(131,389)
Retirement benefit costs	680	(51,379)	5,491
Income tax payable	344,490	157,427	41,805

Net cash flows provided by operating activities	11,484,674	4,018,824	3,892,082

Cash flows from investing activities
Payments to acquire and for deposits for
acquisition of property, plant and equipment
and land use rights	(721,910)	(962,467)	(2,174,849)
Cash received from acquisition of Hefeng - Note 3	631,818	-	-
(Advance to) repayment from related companies	(741,043)	(2,006,995)	758,303

Net cash flows used in investing activities	$(831,135)	$(2,969,462)	$(1,416,546)

See the accompanying notes to consolidated financial statements

Ingenious Paragon Global Limited
Consolidated Statements of Cash Flows (Cont’d)
(Stated in US Dollars)

	Year ended December 31,
	2008	2007	2006

Cash flows from financing activities
Advance from (repayment to) related companies	$72,368	$(888,760)	$892,773
(Repayment to) advance from directors	(1,016,329)	397,112	(57,337)
Dividend paid to former stockholders of Baicaotang Medicine	(6,940,000)	(2,044,056)	-
Proceeds from bank loans	10,688,723	8,663,886	8,162,050
Repayment of bank loans	(11,229,285)	(5,753,979)	(9,041,040)
Proceeds from other loans	1,317,891	1,197,999	932,976
Repayment of other loans	(2,642,631)	(2,226,106)	(3,401,621)
Proceeds from issue of common stock by Baicaotang Medicine	17,569	-	-

Net cash flows used in financing activities	(9,731,694)	(653,904)	(2,512,199)

Effect of foreign currency translation on cash
and cash equivalents	(176,397)	(18,621)	10,032

Net increase (decrease) in cash and cash equivalents	745,448	376,837	(26,631)

Cash and cash equivalents - beginning of year	519,736	142,899	169,530

Cash and cash equivalents - end of year	$1,265,184	$519,736	$142,899

Supplemental disclosures for cash flow information :-
Cash paid for
- Interest	$1,227,364	$568,749	$466,093
- Income taxes	$5,365,222	$3,139,138	$1,320,061
Non-cash investing activity
Acquisition of Hefeng in form of non-cash
contribution – Note 3	$4,982,223	$-	$-

See the accompanying notes to consolidated financial statements

Ingenious Paragon Global Limited
Consolidated Statements of Stockholders’ Equity
(Stated in US Dollars)

				Statutory	Accumulated
			Additional	and surplus	other
	Common stock		paid-in	reserves	comprehensive	Retained
	No. of shares	Amount	capital	(Note 24)	income	earnings	Total

Balance, January 1, 2006	41,280	$41,280	$4,587,560	$129,099	$-	$601,103	$5,359,042
Net income	-	-	-	-	-	2,322,057	2,322,057
Foreign currency translation adjustments	-	-	-	-	235,209	-	235,209
Appropriation to reserves	-	-	-	200,463	-	(200,463)	-

Balance, December 31, 2006	41,280	41,280	4,587,560	329,562	235,209	2,722,697	7,916,308
Net income	-	-	-	-	-	6,176,121	6,176,121
Foreign currency translation adjustments	-	-	-	-	675,125	-	675,125
Dividend - Note 17	-	-	-	-	-	(2,044,056)	(2,044,056)

Balance, December 31, 2007	41,280	41,280	4,587,560	329,562	910,334	6,854,762	12,723,498
Net income	-	-	-	-	-	16,657,162	16,657,162
Foreign currency translation adjustments	-	-	-	-	1,142,614	-	1,142,614
Issue of shares for acquisition of Hefeng - Note 3	6,720	6,720	4,975,503	-	-	-	4,982,223
Increase in paid up capital of Baicaotang Medicine in form of cash contribution	2,000	2,000	15,569	-	-	-	17,569
Appropriation to reserves	-	-	-	1,101,612	-	(1,101,612)	-
Dividend - Note 17	-	-	-	-	-	(6,940,000)	(6,940,000)

Balance, December 31, 2008	50,000	$50,000	$9,578,632	$1,431,174	$2,052,948	$15,470,312	$28,583,066

See the accompanying notes to consolidated financial statements

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.	Corporate information

(a)           Corporate information

(i)
Ingenious Paragon Global Limited (the “Company”) was incorporated in the British Virgin Islands (the “BVI”) on May 29, 2008 as a limited liability company with authorized, issued and paid up capital of $50,000, divided into 50,000 common shares of $1 par value each.  The 50,000 common shares are held by Zhang Xiao Yan and the directors of the Company are Tang Hui Tian, Li Jing Hua, Jiang You Ru, Liu Chun Lin, Wei Wen De and Wang Bang Fu.  The principal activity of the Company is investment holding.

(ii)
Forever Well Asia Pacific Ltd. (“Forever Well”) was incorporated in Hong Kong on January 10, 2008 as a limited liability company with authorized, issued and paid up capital of HK$10,000, divided into 10,000 common shares of HK$1 par value each.  The principal activity of Forever Well is investment holding.  Before the acquisition by the Company as stated in Note 1(b)(ii), the 10,000 common shares were held by Yue Ping Ki and its directors were Zheng Zhi Wen, who is also a director of the Company, and Hong Han Xin.

(iii)
Baicaotang Medicine Ltd. (“Baicaotang Medicine”) was established on April 3, 1986 in the People’s Republic of China (the “PRC”) as a State-Owned Enterprise.  On June 20, 2001, Baicaotang Medicine was transformed into a joint stock enterprise through management buyout by certain of its management and employees. On December 29, 2007, the company was transformed into a limited company.  Baicaotang Medicine is engaged in the distribution of drugs in the PRC.  Before the acquisition by Forever Well as stated in Note 1(b)(iii), the registered and paid up capital was RMB10,000,000 which were held as to 23.83% by Tang Hui Tian, 13.44% by Li Jing Hua, 10.81% by Wei Wen De, 6.81% by Jiang You Ru, 6.81% by Liu Chun Lin and 6.81% by Wang Bang Fu, who are also the directors of the Company and Baicaotang Medicine. The remaining 31.49% were held by nine stockholders, who are the employees of Baicaotang Medicine.

(iv)
Guangxi Lizhou Baicaotang Medicine (Retail Chain) Ltd. (“Baicaotang Retail”) is a wholly owned subsidiary of Baicaotang Medicine and was established on October 30, 2001 with registered and paid up capital of RMB300,000.  Baicaotang Retail is engaged in the retail of drugs in the PRC.

(v)
Guangxi Hefeng Pharmaceutical Co Ltd. (“Hefeng”) was established on September 18, 2000 with registered and paid up capital of RMB5,000,000.  Hefeng is engaged in the production and sale of drugs for healing of hepatitis, cough, parkinson’s disease in the PRC.  On December 31, 2007, Baicaotang Medicine entered into an agreement with Li Jing Hua to acquire his entire interest in Hefeng at a consideration of RMB36,340,064 (equivalent to $4,982,223) which was satisfied by issuance of 13.44% shares of Baicaotang Medicine.  The acquisition was completed on January 2, 2008, which is the date Baicaotang Medicine obtained the control over Hefeng by appointing directors into the board of directors of Hefeng.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.	Corporate information

(b)           Reorganization

To rationalize the group structure, the Company, Forever Well, Baicaotang Medicine and Baicaotang Retail reorganized their group structure (the “Reorganization”) as follows :-

(i)
Due to certain regulatory restrictions on a wholly owned foreign enterprise or its wholly owned subsidiary to hold over 50% equity interest in any PRC company which operates more than 30 drug stores in the PRC (the “Drug Stores Restrictions”), Baicaotang Medicine sold its 51% equity interest in Baicaotang Retail to Liuzhou Baicaotang Property Management Company Ltd. (“Baicaotang Property”), of which the directors of the Company are the controlling stockholders of Baicaotang Property, at a consideration of RMB153,000 on April 1, 2008.  Afterwards, Baicaotang Property pledged its 51% equity interest in Baicaotang Retail to Baicaotang Medicine to secure a loan, amounted to RMB153,000, granted by Baicaotang Medicine to Baicaotang Property up to December 31, 2015 for the acquisition of 51% equity interest in Baicaotang Retail.  According to Repurchase Agreement dated July 31, 2008, Baicaotang Medicine was entitled a preemptive right to repurchase the 51% equity interest in Baicaotang Retail from Baicaotang Property up to the earlier of December 31, 2017 or the removal of the Drug Stores Restrictions.  Before the execution of the preemptive right by Baicaotang Medicine, the rights and obligations as a stockholder of the 51% equity interest in Baicaotang Retail are still vested in Baicaotang Medicine and the appointment of the board of directors and management is controlled by Baicaotang Medicine.

(ii)	On June 30, 2008, the Company acquired entire equity interest in Forever Well at a cash consideration of HK$10,000, which is the issued and fully paid up capital of Forever Well.

(iii)
On March 28, 2008, Forever Well entered into an agreement with the stockholders of Baicaotang Medicine to acquire their entire equity interest in Baicaotang Medicine at a cash consideration of RMB10,000,000, which is the registered and fully paid up capital of Baicaotang Medicine.  The acquisition was completed on August 4, 2008.

(iv)
On July 21, 2008, Zhang Xiao Yan entered into an Earn-in Agreement with the stockholders of Baicaotang Medicine of which the stockholders of Baicaotang Medicine are given the rights to acquire all the issued common shares of the Company.

Upon the completion of Reorganization on August 4, 2008, the Company, Forever Well, Baicaotang Medicine, Baicaotang Retail and Hefeng are under common control of Tang Hui Tian, Li Jing Hua, Wei Wen De, Jiang You Ru, Liu Chun Lin and Wang Bang Fu, who are the directors of the Company and Baicaotang Medicine.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

2.	Basis of presentation

Before and immediately after the completion of Reorganization, the Company, Forever Well, Baicaotang Medicine, Baicaotang Retail and Hefeng are under the common control of Tang Hui Tian, Li Jing Hua, Wei Wen De, Jiang You Ru, Liu Chun Lin and Wang Bang Fu.  Accordingly, except for Hefeng, accounting for recapitalization is adopted for the preparation of consolidated financial statements to present the combined results of operations and financial position of the Company and Forever Well, Baicaotang Medicine and Baicaotang Retail as if the current group structure, which means that Forever Well, Baicaotang Medicine and Baicaotang Retail are wholly owned subsidiaries of the Company, had been in existence at the beginning of the reporting period.  The 13.44% equity interest of Baicaotang Medicine transferred for the acquisition of Hefeng as stated in Note 3 was accounted for as 13.44% of issued $50,000 common stock of the Company, amounted to $6,720 with $4,975,503 recorded in additional paid in capital during the year ended December 31, 2008.  Purchase accounting was adopted to reflect the post-acquisition results of Hefeng, which was acquired by Baicaotang Medicine on January 2, 2008, in these consolidated financial statements of the Company.

3.	Acquisition

On December 31, 2007, in order to diversify its business activities,  Baicaotang Medicine entered into an agreement with Li Jing Hua to acquire his entire interest in Hefeng at a consideration of RMB36,340,064 (equivalent to $4,982,223) which was satisfied by issuance of 13.44% shares of Baicaotang Medicine.  The acquisition was completed on January 2, 2008.

The following table summarizes the allocation of the purchase price reflecting the amounts assigned to Hefeng’s each major class of assets acquired and liabilities assumed at the date of acquisition :-

January 2,
2008

Current assets	$3,601,575
Property, plant and equipment, net	4,696,303
Land use right	1,695,927
Goodwill	107,968
Intangible assets	925,044
Deferred tax assets	136,735
Current liabilities	(3,439,329)
Long-term bank loan	(2,742,000)

Net assets acquired	$4,982,223

Satisfied by :-

The fair value of 13.44% equity interest in Baicaotang Medicine	$4,982,223

Net cash received from the acquisition of Hefeng	$631,818

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.	Acquisition (cont’d)

As of December 31, 2008, the consolidated balance sheet includes a goodwill identified upon the acquisition of 100% equity interest in Hefeng amounting to $107,968 which represents the excess of the purchase price representing the fair value of 13.44% equity of the Baicaotang Medicine over the attributable share of fair value of acquired identifiable net assets of Hefeng of $4.87 million at the time of acquisition on January 2, 2008.

The Company with advice from an independent appraiser, has identified all assets acquired (including intangible assets which meets either the separability criterion or the contractual-legal criterion in accordance with SFAS No. 141R para. 3k) as of the date of acquisition with a conclusion that certain significant identifiable intangible assets inclusive of trademark, product licences and customers contracts was identified and recognized.

The following unaudited pro forma financial information presents the combined results of operations of the Company with the operations of Hefeng as if the acquisition had occurred as of the beginning of fiscal year 2006 :-

	(Pro Forma)
	Year ended December 31,
	2008	2007	2006

Revenue	$108,991,329	$70,522,398	$33,886,545
Net income	$16,657,162	$8,108,046	$2,962,593
Earnings per share : basic and diluted	$333.1	$196.4	$71.8

This unaudited pro forma financial information is presented for informational purposes only.  The unaudited pro forma financial information may not necessarily reflect the future results of operations or the results of operations had the Company owned and operated this business as of the beginning of the period presented.

4.	Summary of significant accounting policies

Basis of consolidation

The consolidated financial statements include the accounts of the Company, Forever Well, Baicaotang Medicine, Baicaotang Retail and Hefeng.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories and the estimation on useful lives of property, plant and equipment and intangible assets.  Actual results could differ from those estimates.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and amounts due from related companies.  As of December 31, 2008, 2007 and 2006, substantially all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

During the years ended December 31, 2008, 2007 and 2006, no customers were identified with 10% or more of the Company’s consolidated sales and no customers asset for 10% or more of the Company’s trade receivables.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of December 31, 2008, 2007 and 2006, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in HK dollars.

Restricted Cash

Deposits in banks pledged as securities for bills payable (Note 9) that are restricted in use are classified as restricted cash under current assets.

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 40% of gross amount of trade receivables due between half and one year and 100% of gross amount of accounts receivable due over 1 year.  Additional specific provision is made against trade receivables whenever they are considered to be doubtful.

Bad debts are written off when identified.  The Company extends unsecured credit to customers ranging from three to six months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Allowance for doubtful accounts (cont’d)

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by the management and no significant additional bad debts have been written off directly to the profit and loss.  This general provisioning policy has not changed in the past since establishment and the management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  The Company’s reserve requirements generally increase with its projected demand requirements; decrease due to market conditions, product life cycle changes. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.  Inventory quantities and expiry dates are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on the expiry dates and the Company’s forecast of future demand and market conditions

No provision for excess or obsolete inventory was made for the years ended December 31, 2008, 2007 and 2006.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives.  The principal depreciation rates are as follows : -

	Annual rate	Residual value

Buildings	2.54% - 9.84%	Nil - 2%
Plant and machinery	7% - 18.4%	Nil - 10%
Motor vehicles	6% -18.4%	10%
Furniture, fixtures and equipment	6% -18.4%	10%

Construction in progress mainly represents expenditures in respect of the construction of a new production line and improving the manufacturing process.  All direct costs relating to the new production line and improving the manufacturing process are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Maintenance or repairs are charged to expense as incurred.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Goodwill and intangible assets

The Company applies the provisions of SFAS No. 142, “Goodwill and Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually.

Goodwill with infinite useful life are stated at cost less accumulated impairment.  The Company completed the annual impairment tests as of December 31, 2008.

Pharmaceutical licences, customer contracts, trademarks, know-how and patents are stated at cost less accumulated amortization. Amortization is provided on a straight-line over their useful lives as follows:.

Pharmaceutical licences 10 years
Customer contracts, trademarks, know-how and patents 1-3 years

Land use right

Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 40 to 70 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with SFAS No. 144.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.  During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Government grant

Receipts of government grants to encourage research and development activities, which are non-refundable, are credited to deferred income upon receipt.  Government grants are used for purchases of property, plant and equipment, to subsidize the research and development expenses incurred, for compensation expenses already incurred or for good performance of the Company.

Grants applicable to purchase of property, plant and equipment are amortized over the life of the depreciable assets.  For research and development expenses, the Company matches and offsets the government grants with the expenses of the research and development activities as specified in the grant approval document in the corresponding period when such expenses are incurred.  For government grants received as compensation for expenses already incurred in the prior period or for good performance of the Company are recognized as income in the period they become recognizable.

During the year ended December 31, 2006, the Company received government grants of $18,836 for good performance of the Company and recognized as income for the year.  No government grant was received and recognized as income for the years ended December 31, 2008 and 2007.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to its customers, the sales price is fixed or determinable and collection is reasonably assured.

Advertising, research and development expenses

Advertising and research and development expenses are charged to expense as incurred.

Advertising expenses amounting to $158,997 for the year ended December 31, 2008 are included in selling expenses. No advertising expenses incurred for the years ended December 31, 2007 and 2006.

Research and development expenses consist primarily of remuneration for research and development staff and material costs for research and development.

Research and development expenses amounting to $763,995 for the year ended December 31, 2008 are included in operating expenses.  No research and development expenses incurred for the years ended December 31, 2007 and 2006.

Retirement benefit costs

Baicaotang Medicine adopted a retirement scheme to provide eligible staff employed prior to April 23, 2002.  The eligible staff are entitled to receive certain amount, which bases on their years of service in Baicaotang Medicine up to April 23, 2002, upon their termination of employment relationship with the Company or retirement.  The obligation of retirement benefit costs is recorded at the present value of the cost expected to settle the obligation and is recognised when the retirement scheme has been approved.  The staff employed after April 23, 2002 is not entitled to this retirement scheme.

As of December 31, 2008, the discount rate of 6.3%, which represented Baicaotang ’s weighted average borrowing rate of Renminbi loans in the PRC, was adopted to calculate the present value of retirement benefits cost.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Dividends

Dividends are recorded in Company’s financial statements in the period in which they are declared.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income include net income and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.  The exchange rates in effect at December 31, 2008, 2007 and 2006 were RMB1 for $0.1467, $0.1371 and $0.1282 respectively.  There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented.  The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Fair value of financial instruments

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; however, the standard will impact how other fair value based GAAP is applied. Subsequently, the FASB issued FSP FAS 157-2 which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company adopted SFAS 157 on January 1, 2008. The adoption of SFAS 157 did not materially impact the Company’s financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 107 “Disclosures About Fair Value of Financial Instruments” (“SFAS 107”) requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which the Financial Accounting Standards No. 159 fair value option was not elected. Except for secured bank loans disclosed as below, the carrying amounts of other financial assets and liabilities approximate to their fair value due to short maturities :-

As of December 31, 2008		As of December 31, 2007		As of December 31, 2006
Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
$12,491,505	$12,395,892	$8,884,080	$8,878,133	$5,474,140	$5,477,985

The fair values of secured bank loan are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Recently issued accounting pronouncements

SAB 108 “Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements”

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of our financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ended after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ended after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.  The adoption of SAB No. 108 has no material impact on the Company’s financial statements.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109”

In July 2006, the Financial Accounting Standards Board ("FASB") issued FIN 48 “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective for the Company as of the beginning of the 2007 fiscal year, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.  The adoption of FIN 48 has no material impact on the Company’s financial statements.

SFAS No. 157 “Fair Value Measurement”

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157 “Fair Value Measurement” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year.  The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively.  The adoption of SFAS 157 has no material impact on the Company’s financial statements.

SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115”

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis, with few exceptions.  SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  The requirements of SFAS 159 are effective for our fiscal year beginning January 1, 2008.  The adoption of this statement has no material effect on the Company's financial statements.

SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

SFAS No. 141(Revised) “Business Combinations”

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

FSP No. 142-3, “Determination of the Useful Life of Intangible Assets”

In April 2008, the FASB issued FASB staff position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP FAS 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. The management is in the process of evaluating the impact that FSP 142-3 will have on the Company’s financial statements upon adoption.

FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”

In April 2009, the FASB issued FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP 141R-1”). FSP 141R-1 amends the provisions in FASB Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. FSP 141R-1 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in evaluating the impact of SFAS 141(R). The management is in the process of evaluating the impact that FSP 141R-1 will have on the Company’s financial statements upon adoption.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.            Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

FSP No. 157-4, “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”

In April 2009, the FASB issued FSP No. 157-4, “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”, or FSP No. 157-4. FSP No. 157-4 clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. FSP No. 157-4 identifies factors to be considered when determining whether or not a market is inactive. FSP No. 157-4 would be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The management is in the process of evaluating the impact that FSP 157-4 will have on the Company’s financial statements upon adoption.

FSP No. 115-2 and FAS No. 124-2, “Recognition of Other-Than-Temporary Impairments”

In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition of Other-Than-Temporary Impairments, or FSP FAS No. 115-2 and FAS No. 124-2. FSP FAS No. 115-2 and FAS No. 124-2 amends the other-than-temporary impairment guidance in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, for debt securities and the presentation and disclosure requirements of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS No. 115-2 and FAS No. 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The management is in the process of evaluating the impact that FSP 115-2 and 124-2 will have on the Company’s financial statements upon adoption.

FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.”

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. In addition, the FSP amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. The FSP is effective for interim periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009. The management is in the process of evaluating the impact that FSP 107-1 and APB 28-1 will have on the Company’s financial statements upon adoption.

SFAS No. 165, “Subsequent Events”

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 will become effective after June 15, 2009. The management is in the process of evaluating the impact that SFAS 165 will have on the Company’s financial statements upon adoption.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.	Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

SFAS No. 166, “Accounting for Transfers of Financial Assets. SFAS 166 removes the concept of a qualifying special-purpose entity (QSPE) from SFAS No. 140”

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets. SFAS 166 removes the concept of a qualifying special-purpose entity (QSPE) from SFAS No. 140 (“SFAS 166”), Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 140) and removes the exception from applying FIN 46R. This statement also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This statement is effective for fiscal years beginning after November 15, 2009. SFAS 166 is effective for the Company’s year beginning November 29, 2009. The management is in the process of evaluating the impact that SFAS 166 will have on the Company’s financial statements upon adoption.

SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which amends FASB Interpretation No. 46(revised December 2003) to address the elimination of the concept of a qualifying special purpose entity. SFAS 167 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, SFAS 167 provides more timely and useful information about an enterprise’s involvement with a variable interest entity. SFAS 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The management is in the process of evaluating the impact that SFAS 167 will have on the Company’s financial statements upon adoption.

SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162”

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”), which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with generally accepted accounting principles. SFAS 168 explicitly recognizes rules and interpretive releases of the Securities and Exchange Commission under federal securities laws as authoritative GAAP for SEC registrants. SFAS 168 will become effective for financial statements issued for interim and annual periods ending after September 15, 2009. The management is in the process of evaluating the impact that SFAS 168 will have on the Company’s financial statements upon adoption.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

5.	Other income

	Year ended December 31,
	2008	2007	2006

Rental income	$86,008	$78,966	$64,985
Sales of raw material	36,270	-	-
Other operating income	21,148	-	-

	$143,426	$78,966	$64,985

6.	Finance costs

	Year ended December 31,
	2008	2007	2006

Bank loans interest	$1,171,373	$568,749	$428,573
Other loans interest	58,296	62,777	37,832
Imputed interest on retirement benefit costs	22,594	23,454	22,045
Bank charges	4,482	3,917	1,747
Others	3,545	15	22,132

	$1,260,290	$658,912	$512,329

7.	Income taxes

BVI

The Company was incorporated in the BVI and, under the current laws of the BVI, are not subject to income taxes.

Hong Kong

Forever Well is subject to the Hong Kong Profits tax at tax rate of 16.5% (2007 and 2006 : 17.5%).  No provision for the Hong Kong Profits tax has been made as the Company had no taxable income in this jurisdiction since its incorporation.

PRC

Corporate income tax (“CIT”) to Baicaotang Medicine, Baicaotang Retail, was charged at 33%, of which 30% is for national tax and 3% is for local tax, of the assessable profits before 2008.  The PRC’s legislative body, the National People’s Congress, adopted the unified CIT Law on March 16, 2007.  This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008.  Under the new tax law, a unified income tax rates is set at 25% for both domestic enterprises and foreign-invested enterprises.  However, there is a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities.  Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new tax rate over a five-year period beginning on the effective date of the CIT Law.  Enterprises that are currently entitled to exemptions for a fixed term will continue to enjoy such treatment until the exemption term expires.  Preferential tax treatment will continue to be granted to industries and projects that qualify for such preferential treatments under the new tax law. Accordingly, Baicaotang Medicine and Baicaotang Retail was subject to tax rate of 25% starting from fiscal year 2008.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

7.	Income taxes (Cont’d)

PRC (Cont’d)

In accordance with the Circular of the State Council on Policies and Measures Pertaining to the Development of the Western Region (“DOWR”), the companies are entitled to preferential rate of 15% if it is engaged in the projects listed in Guiding Catalogue and the revenue derived from it account for the amount over 70% of their principal in total.  As Hefeng met this DOWR requirement, it was approved by the tax authority and was granted a preferential tax rate of 15% for the fiscal year from 2003 to 2010. From the fiscal year 2011, Hefeng will be subject to CIT at rate of 25% under the new tax law.

The components of the provision (benefit) for income taxes are :-

	Year ended December 31,
	2008	2007	2006

Current taxes – PRC	$5,709,713	$3,296,565	$1,361,866
Deferred taxes – PRC	(52,835)	(135,146)	(126,742)

	$5,656,878	$3,161,419	$1,235,124

The effective income tax expenses differs from the PRC statutory income tax rate of 25% for the year ended December 31, 2008 and 33% for the year ended December 2007 and 2006 in the PRC as follows :-

	Year ended December 31,
	2008	2007	2006

Provision for income taxes at PRC
statutory income tax rate	$5,578,510	$3,081,388	$1,173,870
Non-deductible items for tax	216,461	89,416	69,146
Decrease in deferred tax assets resulting
from a reduction of PRC
enterprise income tax rate	127,379	-	-
Tax holiday	(260,751)	-	-
Others	(4,721)	(9,385)	(7,892)

	$5,656,878	$3,161,419	$1,235,124

During the year ended December 31, 2008, the amount of benefit from tax holiday was $260,751 and the effect on earnings per share was $5.2.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

7.	Income taxes (cont’d)

Deferred tax assets/(liabilities) as of December 31, 2008, 2007 and 2006 are composed of the followings :-

	As of December 31,
	2008	2007	2006

The PRC
Current deferred tax assets :-
Allowance for doubtful debts	$60,164	$71,024	$36,495

Non current deferred tax assets
(liabilities) :-
Depreciation of property, plant
and equipment	$1,952,809	$2,312,742	$2,148,195
Amortization of land use right	(1,446,503)	(1,884,025)	(1,848,975)
Amortization of intangible assets	168,343	-	-

	$674,649	$428,717	$299,220

8.	Earnings per share

During the reporting periods, the Company had no dilutive instruments.  Accordingly, the basic and diluted earnings per share are the same.

The per share data reflects the reorganization of stockholders’ equity as if the Reorganization occurred as of the beginning of the first period presented.

9.	Restricted cash and bills payable

	As of December 31,
	2008	2007	2006

Bank deposits held as collateral for bills payable	$1,228,011	$909,793	$1,256,894

The Company is requested by certain of its suppliers to settle by issuance of bills for which the banks add their undertakings to guarantee their settlement at maturity. These bills are interest free with maturity of three to six months from date of issuance. As security for the banks undertakings, the Company is required to deposit with such banks equal to 50% to 100% of the bills amount at the time of issuance and pay bank charges.  These deposits will be used to settle the bills at maturity.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

10.	Trade receivables, net

	As of December 31,
	2008	2007	2006

Trade receivables	$21,120,600	$8,813,113	$3,829,503
Less : allowance for doubtful accounts	(144,397)	(215,225)	(110,592)

	$20,976,203	$8,597,888	$3,718,911

An analysis of the allowance for doubtful accounts for the years ended December 31, 2008, 2007 and 2006 is as follows :-

	As of December 31,
	2008	2007	2006

Balance at beginning of year	$215,225	$110,592	$136,114
(Recovery of)/provision for doubtful debts	(84,091)	93,115	(29,514)

Translation adjustments	13,263	11,518	3,992

Balance at end of year	$144,397	$215,225	$110,592

Trade receivables with carrying value of US$1,606,516, as of December 31, 2008 was pledged as collateral under certain loan agreements (see Note 20). No trade receivables have been pledged as of December 31, 2007 and 2006.

11.	Other receivables, prepayments and deposits

	As of December 31,
	2008	2007	2006

Advances to staff	$210,322	$116,796	$206,568
Prepayments	959,289	1,076,424	457,925
Other receivables	82,916	42,687	11,956

	$1,252,527	$1,235,907	$676,449

12.	Inventories

	As of December 31,
	2008	2007	2006

Raw materials	$509,394	$-	$-
Work-in-progress	119,680	-	-
Finished goods	5,796,691	8,007,409	5,029,353

	$6,425,765	$8,007,409	$5,029,353

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

13.	Goodwill and other Intangible assets

	As of December 31,
	2008	2007	2006

Goodwill - Note 13(a)
Balance at beginning of year	$-	$-	$-
Acquisition of Hefeng	107,968	-	-

Balance at end of year	$107,968	$-	$-

Other intangible assets

Pharmaceutical licences	$799,197	$-	$-
Customer contracts	90,729	-	-
Trademarks, know-how and patents	99,892	-	-

	989,818	-	-
Accumulated amortization	(203,769)	--	--

	$786,049	$-	$-

Notes :-

(a)	The amount represents goodwill identified upon acquisition of Hefeng as stated in Note 3.

For the year ended December 31, 2008, amortization charge was $200,227. No amortization was charged for years ended December 31, 2007 and 2006.

The estimated aggregate amortization expenses for other intangible assets for the five succeeding years is as follows :-

Year

2009	$113,041
2010	99,207
2011	94,284
2012	79,920
2013	79,920

$466,372

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

14.	Property, plant and equipment, net

	As of December 31,
	2008	2007	2006
Costs :-
Buildings	$12,091,574	$7,638,776	$6,971,040
Plant and machinery	985,613	-	-
Furniture, fixtures and equipment	640,922	261,031	227,369
Motor vehicles	334,466	229,464	217,843
	14,052,575	8,129,271	7,416,252
Accumulated depreciation	(1,932,154)	(1,203,768)	(893,420	) )
	12,120,421	6,925,503	6,522,832
Construction in progress	292,853	-	-

Net	$12,413,274	$6,925,503	$6,522,832

(a)	An analysis of buildings, plant and machinery pledged to banks for banking loans (Note 20(d)(i)) is as follows :-

	As of December 31,
	2008	2007	2006
Costs :-
Buildings	$10,782,432	$6,955,695	$2,927,366
Furniture, fixtures and equipment	929,092	-	-
	11,711,524	6,955,695	2,927,366

Accumulated depreciation	(1,289,333)	(862,212)	(417,839)

Net	$10,422,191	$6,093,483	$2,509,527

(b)	During the reporting periods, depreciation is included in :-

	Year ended December 31,
	2008	2007	2006

Cost of sales and overheads of inventories	$152,816	$-	$-
Selling and distribution expenses	4,701	-	-
General and administrative expenses	475,383	241,582	190,865

	$632,900	$241,582	$190,865

During the year ended December 31, 2007, property, plant and equipment with carrying amount of $2,636 were scraped resulting a loss of $2,636.

(c)	Construction in progress

Construction in progress mainly represents expenditures in respect of the construction of a new production line and improving the manufacturing process.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

15.	Land use rights

	As of December 31,
	2008	2007	2006

Land use rights	$17,445,819	$14,608,243	$13,659,933
Accumulated amortization	(1,778,651)	(1,344,396)	(992,718)

	$15,667,168	$13,263,847	$12,667,215

The Company obtained the land use rights from the relevant PRC land authority for a period of 40 to 70 years to use the land on which the office premises, production facilities and warehouse of the Company are situated. As of December 31, 2008, 2007 and 2006, land use rights with carrying amount of $7,788,781, $6,142,631 and $762,213 respectively were pledged to a bank for the bank loans granted to the Company (Note 20(d)(ii)).

During the three years ended December 31, 2008, 2007 and 2006, amortization amounted to $334,206, $271,561 and $232,493 respectively.

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year

2009	$340,118
2010	340,118
2011	340,118
2012	340,118
2013	340,118

$1,700,590

16.	Other payables and accrued expenses

	As of December 31,
	2008	2007	2006

Accrued audit fee	$160,000	$120,000	$60,000
Other accrued expenses	572,684	193,772	60,842
Deposits received	819,908	265,958	216,878
Accrued interest expenses	36,264	79,254	12,985
Accrued staff costs - Note 16(a)	772,067	458,749	223,019
Payables for the purchase of
property, plant and equipment
and land use rights	-	1,811	790,123
VAT and other tax payables	407,034	116,170	-
Temporary receipt	146,700	241,053	-
Other payables	315,920	75,747	79,875

	$3,230,577	$1,552,514	$1,443,722

Notes :-

a)
The amount included accrued salaries and wages and accrued social insurance to the PRC municipal and provincial governments which covers pensions, unemployment and medical insurances and staff housing fund.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

17.	Dividends

The dividends of $6,940,000 and $2,044,056 declared during the years ended December 31, 2008 and 2007 respectively were made by Baicaotang Medicine to its former stockholders in proportion to the percentage of their holdings of paid up capital.

18.	Amounts due to directors

The amounts are interest-free, unsecured and repayable on demand.

19.	Amounts due from/to related companies

The related companies are controlled by certain Company’s directors collectively inclusive of Tang Hui Tian. These amounts are interest-free, unsecured and repayable on demand.

20.	Secured bank loans

	As of December 31,
	2008	2007	2006

Short-term loans - Note 20(a)	$8,935,497	$7,375,980	$5,474,140
Current maturities of long-term bank loan	1,355,508	-	-

	10,291,005	7,375,980	5,474,140

Long-term bank loans – Note 20(b)	3,556,008	1,508,100
Less: current maturities	(1,355,508)	-	-

	$2,200,500	$1,508,100	$-

(a)	The weighted average interest rate for short-term loans as of December 31, 2008, 2007 and 2006 were 10.96%, 8.21% and 7.99% per annum respectively.

(b)
Except for a loan of $1,173,600 as of December 31, 2008 which was interesting bearing at 130% of the benchmark rate in the PRC, equivalent to 7.02% per annum as of December 31, 2008, the remaining balance as of December 31, 2008 and 2007 was interest bearing at fixed rates ranging from 5.58% to 9.855% per annum.

(c)	As of December 31, 2008, the Company’s banking facilities were composed of the following :-

		Amount
Facilities granted	Granted	Utilized	Unused

Secured bank loans	$15,396,492	$12,491,505	$2,904,987

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

20.	Secured bank loans (Cont’d)

(d)	As of December 31,2008, The above bank loans were secured by the following :-

(i)	Property, plant and equipment with carrying value of $10,422,191 (Note 14);

(ii)	Land use right with carrying value of $7,788,781 (Note 15);

(iii)	Trade receivables with carrying value of $1,606,516 (Note 10); and

(iv)	Guarantees executed by related companies which are collectively controlled by certain of the Company’s directors.

During the reporting periods, there was no covenant requirement under the banking facilities granted to the Company.

The aggregate maturities of long-term bank loans as of December 31, 2008 are as follows:

Fiscal years ending on December 31,

Year

2009	$1,355,508
2010	1,026,900
2011	1,173,600

$3,556,008

21.	Other loans

	As of December 31,
	2008	2007	2006
Interest bearing
- staff - Note 21(a)	$638,145	$622,023	$409,279
- third parties - Note 21(a)	1,793,994	1,315,064	1,245,078

	2,432,139	1,937,087	1,654,357
Non interest bearing
- staff	-	1,445,034	1,661,472
- third parties	-	150,810	988,770

	-	1,595,844	2,650,242

	$2,432,139	$3,532,931	$4,304,599

(a)	Interest bearing at a fixed rate of 0.2667% per month.

(b)	All the other loans are unsecured and repayable on demand.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

22.	Commitments and contingencies

a.	Capital commitment

As of December 31, 2008, the Company had capital commitments amounting to $335,120 in respect of the acquisition of property, plant and equipment which were contracted for but not provided in the consolidated financial statements.

b.	Operating lease arrangement

As of December 31, 2008, the Company had non-cancelable operating leases for its retail shops. The leases will expire in 2009 and the expected payment is $159,353.

The rental expense relating to the operating leases was $229,013, $212,815 and $169,805 for the three years ended December 31, 2008, 2007 and 2006 respectively.

23.	Common stock

The Company was incorporated in the BVI on May 29, 2008 as a limited liability company with authorized, issued and fully paid capital of $50,000, divided into 50,000 common shares of $1 par value each.

The common stock presented in these consolidated financial statements reflects the Reorganization of the Company as if the current group structure, which means that Forever Well, Baicaotang Medicine and Baicaotang Retail are wholly owned subsidiaries of the Company, had been in existence at the beginning of the reporting period.  The issuance of 13.44% common stock of Baicaotang Medicine for the acquisition of Hefeng as stated in Notes 2&3 and increase in paid up capital in form of cash contribution during the year ended December 31, 2008 were accounted for as their respective proportion of increases based on $50,000 issued and fully paid capital of the Company with remaining balances recorded in additional paid in capital.

24.	Statutory surplus reserves

Under PRC regulations, Baicaotang Medicine, Baicaotang Retail and Hefeng may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP.  In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital.  The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

25.	Defined contribution plan

Pursuant to the relevant PRC regulations, the Company is required to make contributions at a rate of 30.5% to employees’ salaries and wages to a defined contribution retirement scheme organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company’s employees in the PRC.  The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the consolidated statements of income. The Company contributed $498,598, $359,434 and $299,975 for the year ended December 31, 2008, 2007 and 2006, respectively.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

26.	Segment information

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments.  Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of wholesales, retail and manufacturing sectors and operating results of the Company and, as such, the Company has determined that the Company has three operating segments as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”: wholesales, retail and manufacturing.

	Wholesales			Retail			Manufacturing			Eliminations			Total
	Year ended December 31,			Year ended December 31,			Year ended December 31,			Year ended December 31,			Year ended December 31,
	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
Revenue from external customers	$72,806,899	$48,327,610	$22,686,890	$28,592,852	$18,031,944	$9,333,559	$7,591,578	$-	$-	$-	$-	$-	$108,991,329	$66,359,554	$32,020,449
Revenue from intersegment	21,470,183	13,812,518	6,730,510	-	-	-	185,833	-	-	(21,656,016)	(13,812,518)	(6,730,510)	-	-	-
Interest income	25,386	27,163	19,042	3,332	3,023	2,394	597	-	-		-	-	29,315	30,186	21,436
Interest expenses	945,838	636,821	469,337	14,767	18,159	19,113	291,658	-	-		-	-	1,252,263	654,980	488,450
Amortization	298,131	271,561	232,493	-	-	-	236,302	-	-		-	-	534,433	271,561	232,493
Depreciation	225,139	238,714	188,332	3,394	2,868	2,533	404,367	-	-		-	-	632,900	241,582	190,865
Segment profit	13,992,806	6,106,180	2,469,101	5,938,155	3,291,360	1,148,080	2,426,031	-	-		-	-	22,356,992	9,397,540	3,617,181
Segment assets	51,226,243	42,431,713	30,780,388	1,984,571	1,659,178	1,153,883	12,586,520	-	-		-	-	65,797,334	44,090,891	31,934,271
Expenditure for segment assets	$149,081	$147,176	$758,045	$5,674	$5,520	$5,800	$567,155	$-	$-	$-	$-	$-	$721,910	$962,467	$2,174,849

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

26.	Segment information (cont’d)

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Year ended December 31,
	2008	2007	2006

Total consolidated revenue	$108,991,329	$66,359,554	$32,020,449

Total profit for reportable segments	$22,356,992	$9,397,540	$3,617,181
Unallocated amounts relating to
relating to operations:
Finance cost	(2,952)	-	-
Other general expenses	(40,000)	(60,000)	(60,000)

Income before income taxes	$22,314,040	$9,337,540	$3,557,181

	As of December 31,
	2008	2007	2006
Assets

Total assets for reportable segments	$65,797,334	$44,090,891	$31,934,271
Cash and cash equivalent	16,671	-	-
Other receivables	343	-	-

	$65,814,348	$44,090,891	$31,934,271

All of the Company’s long-lived assets and revenues classified based on the customers are located in the PRC.

Ingenious Paragon Global Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

27.	Related party transactions

As disclosed elsewhere in these consolidated financial statements, certain Company ‘s directors are able to significantly influence the Company’s operations and have interest in the following related companies :-

		Year ended December 31,
Related party relationship	Type of transaction	2008	2007	2006

Related company	Sales	$3,010,030	$2,604,757	$3,384,993
Former stockholders of Baicaotang Medicine	Dividend declared	$6,940,000	$2,044,056	$-

28.	Subsequent event

On February 25, 2009, the registered and paid up capital of Baicaotang Retail was increased by RMB2,700,000 from RMB300,000 to RMB3,000,000.

5,630,575 Shares

Common Stock

CHINA BAICAOTANG MEDICINE LIMITED

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$1,191.81
Transfer Agent Fees	$2000.00
Accounting fees	$30,000.00
Legal fees and expense	$30,000.00
Blue Sky fees and expenses	$1000.00
Total	$64,191.81

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation, provides to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation, is to eliminate our rights and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board may also authorize the Company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this report, our Board has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Pursuant to the Exchange Agreement on December 30, 2009, we issued 32,000,000 shares of our common stock to the shareholders of Ingenious, their affiliates or assigns, in exchange for 100% of the outstanding shares of Ingenious. Such securities were not registered under the Securities Act. The issuance of these shares was exempt from registration pursuant to Section 4(2) the Securities Act. The issuance of the securities was exempt from registration pursuant to Section 4(2) of the Securities Act.  Such securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the securities us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered.  We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, shareholders of Ingenious had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.”

On December 30, 2009, simultaneously with the Closing of the Share Exchange, we consummated a Private Placement for the issuance and sale of units, consisting of an aggregate of 2,489,370 shares of common stock and warrants to purchase up to 1,244,368 shares of common stock at a price per share of $3.81 for gross proceeds in the amount of approximately $6,323,002. The issuance of these securities was exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under the Securities Act. We made this determination based on the representations of the Investors which included, in pertinent part, that such Investors were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such Investors were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors  understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On February 1, 2010, we completed the second closing of the Private Placement for the issuance and sale of units, consisting of an aggregate of 1,029,970 shares of Common Stock and Investor Warrants to purchase up to 514,933 shares of common stock at a price per share of $3.81 for gross proceeds in the amount of approximately $2,616,108. The issuance of these securities was exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under the Securities Act. We made this determination based on the representations of the Investors which included, in pertinent part, that such Investors were) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such Investors were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors  understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with the closing of the Private Placement, the Co-Placement Agents received a cash fee equal to 10% of the gross proceeds of the Private Placement plus non-accountable allowance equal to 3% of the gross proceeds, and Agent Warrants to purchase 351,934 shares of our common stock at a price per share of $3.05. The issuance of the Agent Warrants was exempt from registration pursuant to Section 4(2) of the Securities Act.  Such securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the securities us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered.  We did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, Co-Placement Agent had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.”

Item 16. Exhibits and Financial Statement Schedules

2.1	Share Exchange Agreement Dated December 23, 2009 (1)

3.1	Certificate of Incorporation. (2)

3.1	Certificate of Amendment of Certificate of Incorporation. (1)

3.2	By-laws. (2)

4.1	Form of Warrant. (1)

4.2	Form of Co-placement Agent Warrant.**

5.1	Legal Opinion of Loeb & Loeb LLP **

10.1	Subscription Agreement Dated October 23, 2009 (1)

10.2	Co-Placement Agent Agreement Dated October 21, 2009 (1)

10.3	Escrow Deposit Agreement Dated October 21, 2009 (1)

10.4	Earn-In Agreement dated October 22, 2009 (1)

10.5	Share Transfer Agreement dated as of April 1, 2008 (1)

10.6	Shares Pledge Agreement dated May 3, 2008 (1)

10.7	Shares Pledge Agreement dated March 31, 2009 (1)

10.8	Shares Repurchase Agreement dated July 31, 2008 (1)

10.9	Loan Agreement and Pledge Agreement dated December 19, 2008 by and among Liuzhou Baicaotang, Baicaotang Property Development Limited and Liuzhou City Commercial Bank (1)

10.10	Loan Agreement and Pledge Agreement dated December 29, 2008 by and among Liuzhou Bcaicaotang Baicaotang Property Development Limited and Rurol Credence Cooperation of Guangxi. (1)

10.11	Loan Agreement and Pledge Agreement dated January 8, 2009 by and among Liuzhou Bcaicaotang Baicaotang Property Development Limited and Agricultural Bank of China. (1)

10.12	Form of Loan Agreement by and between Li Jin Hua and Guangxi Hefeng Pharmaceutical Co. Limited. (1)

10.13	Form of Retail Chain Leasing Contract. (1)

10.14	Loan Agreement dated February 8, 2007 by and between Hui Tian Tang and Industrial and Commercial Bank of China Guangxi Branch **

10.15	Confirmation Agreement dated December 31, 2008 by and among Hui Tian Tang, Liuzhou Baicaotang and Liuzhou Baicaotang Guigang Branch **

10.16	Loan Agreement dated February 12, 2007 by and between Jiang You Ru and Industrial and Commercial Bank of China Guangxi Branch **

10.17	Confirmation Agreement dated December 31, 2008 by and among Jiang You Ru, Liuzhou Baicaotang and Liuzhou Baicaotang Guigang Branch **

10.18	Form of Lock-Up Agreement **

10.19	Employment Agreement dated January 3rd, 2009 by and between Guangxi Liuzhou Baicaotang Pharmaceutical Co., Ltd. and Hui Tian Tang. (1)

10.20	Earn-in Agreement dated December 30, 2009. **

10.21	Shares Pledge Agreement dated May 3, 2008. **

10.22	Shares Pledge Agreement dated March 31, 2009. **

10.23	Termination Agreement dated March 2, 2010. **

14	Code of Ethics and Business Conduct. (1)

21	List of Subsidiaries. **

23.1	Consent of Independent Certified Auditor**

23.2	Consent of Loeb & Loeb, LLP (included in the opinion filed as Exhibit 5.1)

99.1	Retail Chain Store Address Chart. (1)

(1)	Incorporated by reference to the Company’s Form 8-K filed on December 31, 2009.

(2)	Incorporated by reference to the Company’s Form SB-2 filed on August 22, 2007.

** Filed herewith.

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Liuzhou City, Guangxi province on March 3, 2010.

CHINA BAICAOTANG MEDICINE LIMITED

/s/ Hui Tian Tang
Name: Hui Tian Tang Position: Chief Executive Officer

/s/ Xiaoyan Zhang
Name: Xiaoyan Zhang Position: Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hui Tian Tang and Xiaoyan Zhang, and each of them individually, his their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of China Baicaotang Medicine Limited) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, ex, this registration statement was signed below by the following persons in the capacities and on the dates stated.

/s/ Hui Tian Tang
Name: Hui Tian Tang Position: Chief Executive Officer and Chairman

/s/ Xiaoyan Zhang
Name: Xiaoyan Zhang Position: Chief Financial Officer (Principal Accounting Officer) and Director